Exhibit 10.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among,
Las Vegas Sands Corp.,
as Seller,
Pioneer OpCo, LLC,
as OpCo Purchaser,
and,
VICI Properties L.P.,
as PropCo Purchaser

Dated: As of March 2, 2021

TABLE OF CONTENTS
Page

1. Definitions.	2
2. Transfer of the Acquired Interests.	32
3. Closing Transactions and Deliveries.	32
4. Purchase Price.	35
5. Conduct of Business During Contract Period; Certain Other Covenants.	39
6. Title and Survey Matters.	69
7. Closing	71
8. Further Assurances	71
9. Wrong Pockets.	72
10. Mixed-Use Contracts; Non-Assignable Contracts.	74
11. Employee Matters	76
12. Conditions to OpCo Closing	79
13. Risk of Loss.	84
14. Termination.	86
15. Representations and Warranties of Seller	95
16. Representations and Warranties of OpCo Purchaser	119
17. Representations and Warranties of PropCo Purchaser	123
18. Tax Matters.	128
19. Purchasers’ Acknowledgment and Information.	132
20. Survival; Indemnification; Limitation on Liability; Exclusive Remedies.	133
21. Liquor Licensing	140
22. Intellectual Property License; {S} Name.	140
23. Transferred Customer Data	141
24. Miscellaneous.	141
25. Notices	145
26. Access and Information	147
27. Confidentiality	152
28. Publicity	152
29. Limitation of Liabilities	153
30. No Recourse; Release.	157
31. Expenses	159
32. Several Liability	159
33. Binding Effect	160
34. Interpretation.	160
35. OpCo Reorganization Matters.	161
36. MSG Sphere Lease Matters	162

EXHIBITS
Exhibit A    -    Accounting Principles
Exhibit B    -    Form of Intellectual Property License
Exhibit C    -    Legal Descriptions
Exhibit D    -    Form of Contingent Lease Support Agreement
Exhibit E    -    Title and Survey
Exhibit F    -    Form of Seller Financing Loan Agreement
Exhibit G    -    Form of OpCo Asset Company Certificate of Formation
Exhibit H    -    Form of OpCo Asset Company Operating Agreement
Exhibit I    -    Form of Title Affidavits

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of March 2, 2021, by and among Las Vegas Sands Corp., a Nevada corporation (“Seller”), Pioneer OpCo, LLC, a Nevada limited liability company (“OpCo Purchaser”), and VICI Properties L.P., a Delaware limited partnership (“PropCo Purchaser” and, together with OpCo Purchaser, the “Purchasers”).
RECITALS
WHEREAS:
A.    Seller, through its Subsidiaries, Las Vegas Sands, LLC, a Nevada limited liability company (“LVSL”), Venetian Casino Resort, LLC, a Nevada limited liability company (“VCR”), and Venetian Marketing, Inc., a Nevada corporation (“VMI” and, collectively with Seller, LVSL and VCR, the “Selling Entities”), and the Subsidiaries of the Selling Entities, are engaged in the business within the “Las Vegas Operating Properties” segment, as described in Seller’s Annual Report on Form 10-K, filed on February 5, 2021, including operating the Integrated Resort and the Gaming Facilities and the Convention, Hotel and F&B Facility contained therein (each, as defined herein) (collectively, the “Business”);
B.    The Selling Entities operate the Business through, among other things, their direct or indirect ownership of (i) the assets set forth on Schedule 1.1 (collectively, the “Specified Acquired Assets”), and (ii) the entities listed on Schedule 1.2 (the “Specified Entities”; and the equity interests in such Specified Entities, the “Specified Entities Interests”);
C.    Seller desires to, and desires to cause its Affiliates to, prior to the Closing Date, consummate an internal reorganization transaction such that all of the OpCo Acquired Assets (as defined below) and all of the Liabilities (as defined below) set forth on Schedule 1.3 (the “OpCo Assumed Liabilities”) shall be contributed to and assumed by one or more newly formed limited liability companies (each, an “OpCo Asset Company”, and together with the Specified Entities, the “OpCo Acquired Companies”; and the equity interests in such OpCo Acquired Companies, the “OpCo Acquired Interests”), where the sole member of each OpCo Asset Company shall be an Equity Seller, in each case, in accordance with Section 35 hereof;
D.    Seller, on and subject to the terms and conditions set forth in this Agreement, desires to sell, assign and convey, and desires to cause the other Selling Entities, in their capacity as the direct or indirect owners of the OpCo Acquired Companies (such entities in such capacity, the “Equity Sellers”), to sell, assign and convey, on the Closing Date, and OpCo Purchaser desires to purchase and acquire, the OpCo Acquired Interests (the “OpCo Equity Acquisition”);
E.    Seller desires to, and desires to cause its Affiliates to, prior to the Closing Date and as more particularly set forth in the Real Estate Purchase Agreement (as defined below), consummate an internal reorganization transaction such that each Subsidiary of Seller having a fee and/or leasehold interest in the Real Property (each, a “Real Estate Seller” and collectively, the “Real Estate Sellers”) shall form a new limited liability company (each a “PropCo Acquired Company” and collectively, the “PropCo Acquired Companies”), the sole member of which shall be such Real Estate Seller, and such Real Estate Seller shall contribute its applicable Transferred Real Estate Assets to the applicable PropCo Acquired Company (collectively, the “PropCo Reorganization”, and together with the OpCo Reorganization (as defined below), the “Reorganizations”);
F.    Seller, on the terms and subject to the conditions set forth in this Agreement and the Real Estate Purchase Agreement (as defined below), desires to sell, assign and convey, and desires to cause the other Selling Entities to sell, assign and convey, and PropCo Purchaser desires to purchase and acquire, on the Closing Date concurrently with the OpCo Closing, all of the equity interests of the PropCo Acquired Companies (the “PropCo Acquired Interests”) from the Real Estate Sellers (the “Real Estate Purchase”);
G.    The parties hereto desire to effect the Real Estate Purchase concurrently with the OpCo Equity Acquisition on the terms and subject to the conditions set forth herein and in the Real Estate Purchase Agreement, dated as of the date hereof, by and between Seller and PropCo Purchaser (the “Real Estate Purchase Agreement”);
H.    Upon the terms and subject to the conditions set forth in this Agreement, Seller and OpCo Purchaser will enter into the Transition Services Agreement at the Closing if applicable; and
I.    Upon the terms and subject to the conditions set forth in this Agreement, Seller and OpCo Purchaser will enter into the Intellectual Property License with respect to the Licensed IP at the Closing, which Licensed IP, for the avoidance of doubt, shall not be Acquired Assets.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Definitions.
(a)References to a “Section”, “Schedule”, “Exhibit” or “Recitals” are, unless otherwise specified, to a Section, Schedule, Exhibit or Recital in or to this Agreement. In addition, the following terms shall have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 4(d)(i).
“Accounting Principles” has the meaning set forth on Exhibit A.
“Acquired Assets” means, collectively, the OpCo Acquired Assets and the Transferred Real Estate Assets; provided that any reference to Acquired Assets, as the context herein suggests, (i) with respect to OpCo Purchaser shall refer solely to the OpCo Acquired

Assets and (ii) with respect to PropCo Purchaser shall refer solely to the Transferred Real Estate Assets.
“Acquired Companies” means, collectively, the OpCo Acquired Companies and the PropCo Acquired Companies; provided that any reference to Acquired Companies, as the context herein suggests, (i) with respect to OpCo Purchaser shall refer solely to the OpCo Acquired Companies and (ii) with respect to PropCo Purchaser shall refer solely to the PropCo Acquired Companies.
“Acquired Interests” means, collectively, the OpCo Acquired Interests and the PropCo Acquired Interests; provided that any reference to Acquired Interests, as the context herein suggests, (i) with respect to OpCo Purchaser shall refer solely to the OpCo Acquired Interests and (ii) with respect to PropCo Purchaser shall refer solely to the PropCo Acquired Interests.
“Action” means any appeal, plea, action, suit, claim, hearing, investigation, audit, charge, complaint, grievance, demand, investigation, proceeding, legal action, litigation (whether at law or in equity, whether civil or criminal), mediation or arbitration by or before any arbitrator, court or other Governmental Authority.
“Additional Business Employee” has the meaning set forth in Section 11(a).
“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls, is controlled by or is under common control with such first Person. In addition, when used with respect to a Person who is an individual, “Affiliate” shall also mean an Immediate Family Member of such Person. For the purposes of this definition of “Affiliate”, “control” shall mean possessing the power (whether through the ownership of voting equity interests of such Person, by Contract or otherwise) to direct the management and policies of a Person. Notwithstanding anything herein to the contrary, other than in the case of the definition of “Other Party,” the definition of “Related Party,” the definition of “Material Adverse Effect,” the definition of “Real Property Material Adverse Effect” in the Real Estate Purchase Agreement, Section 16(k) (No Other Representations), Section 28 (Publicity), Section 29 (Limitation of Liabilities) and Section 30 (No Recourse), in no event shall OpCo Purchaser or any of its Subsidiaries be considered an Affiliate of Apollo Global Management, Inc. or any portfolio company or investment fund or account affiliated with or managed directly or indirectly by an Affiliate of Apollo Global Management, Inc., nor shall any portfolio company or investment fund or account affiliated with or managed directly or indirectly by an Affiliate of Apollo Global Management, Inc. be considered an Affiliate of OpCo Purchaser or any of its Subsidiaries unless OpCo Purchaser, directly or indirectly, controls or is controlled by any such portfolio company. In no event shall OpCo Purchaser or any of its Subsidiaries, on the one hand, and PropCo Purchaser or any of its Subsidiaries, on the other hand, be deemed Affiliates of each other.
“Agreement” has the meaning set forth in the initial paragraph hereof.
“Allocation Objections Notice” has the meaning set forth in Section 4(f).

“Allocation Response Period” has the meaning set forth in Section 4(f).
“Allocation Schedule” has the meaning set forth in Section 4(f).
“Ancillary Agreements” means (i) the Transition Services Agreement, if applicable, (ii) the Seller Financing Loan Agreement, (iii) the Contingent Lease Support Agreement, (iv) the Intellectual Property License, (v) the OpCo Purchaser Limited Guarantee, (vi) the OpCo Reorganization Documents and (vii) each other agreement, document and instrument required to be delivered by any party pursuant to or in connection with this Agreement, the Real Estate Purchase Agreement or the transactions contemplated hereby or thereby.
“Anti-Corruption Laws” means any applicable Laws prohibiting bribery or corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), including the U.S. Foreign Corrupt Practices Act, and all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” shall mean all applicable financial recordkeeping and reporting requirements U.S. Currency and Foreign Transaction Reporting Act of 1970 (i.e. the Bank Secrecy Act), as amended, including the rules and regulations thereunder, the anti-money laundering statutes found in 18 U.S.C. Sections 1956 and 1957, and regulations promulgated thereunder.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Appurtenant Rights” means all appurtenant rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Real Property or otherwise appertaining to or benefitting the Real Property or the improvements situated thereon, including all mineral rights, development rights, air rights, water rights (including the water rights identified on Schedule 1.6) subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property.
“Asset Transfer Date” has the meaning set forth in Section 11(i).
“Assumed Employment Agreements” means each of the Employment Agreements and Offer Letters set forth on Section 15(o)(i)(B) of the Seller Disclosure Letter.

“Assumed Seller Benefit Plans” means those Seller Benefit Plans set forth under such heading on Schedule 1.1.
“Balance Sheet” has the meaning set forth in the Accounting Principles.
“Basket Amount” has the meaning set forth in Section 20(c)(i).
“Benefit Plan” means each Company Benefit Plan and each Seller Benefit Plan.
“Books and Records” means all books, records, files and papers, whether in hard copy or computer format, including all Tax records, Tax Returns and Tax related work papers, books of account, stock records and ledgers, financial, accounting and personnel records, invoices, customers’ and suppliers’ lists, other distribution lists, sales and purchase records and operating, production and other manuals, in any form or medium, in each case, primarily related to the Business, and in each case, other than any books, records or other materials that Seller or its Affiliates (with respect to the Business) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to either of the Purchasers upon such Purchaser’s reasonable request).
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday, Sunday or federal or New York State or State of Nevada banking holiday.
“Business Employees” means those individuals set forth on Section 15(o)(ii) of the Seller Disclosure Letter, which list may be updated after the date hereof in accordance with Section 11(a).
“Calculations” has the meaning set forth the Accounting Principles.
“Cap” has the meaning set forth in Section 20(c)(i).
“Capital Budget” means the Seller’s capital expenditures plan set forth on Section 5(b)(xix) of the Seller Disclosure Letter.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Carlo’s Bakery” means Carlo’s Bakery Las Vegas, LLC, a Delaware limited liability company.
“Cash Count” has the meaning set forth in Section 3(a)(ii).
“Casualty” has the meaning set forth in Section 13(a)(i).
“CBA” has the meaning set forth in Section 11(j).

“Closing” means the consummation of the OpCo Closing, the PropCo Closing and all other transactions contemplated by this Agreement.
“Closing Certificate” has the meaning set forth in Section 4(c).
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means, collectively, the Indebtedness of each OpCo Acquired Company or any Indebtedness included in OpCo Assumed Liabilities, in each case, as of the Closing.
“Closing Net Working Capital” means the Net Working Capital of the Business as of the Reference Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plans” means any Plan (i) under which any current or former director, officer, employee, consultant or independent contractor of the Business has any present or future rights to benefits and that is maintained, sponsored, contributed to or entered into by any of the Acquired Companies or (ii) any Plan under which the Acquired Companies have any Liabilities, in each case, excluding any Seller Benefit Plans.
“Company Owned Intellectual Property” means all Intellectual Property owned by Seller and used exclusively in the Business as of the date of this Agreement, but excluding, for the avoidance of doubt any rights in or to the “{S}” name, the Licensed IP, and such other related rights as more fully set forth in Section 22.
“Comprehensive Security Plan” means a security plan implementing commercially reasonable administrative, technical and physical safeguards designed to ensure that Personal Data and confidential business information is protected against loss, damage, and unauthorized access, use, modification, or other misuse, in all cases in accordance with applicable Data Privacy Laws, to the extent applicable.
“Condemnation” has the meaning set forth in Section 13(a)(i).
“Consumables” has the meaning set forth on Schedule 1.1.
“Contingent Lease Support Agreement” means the Post-Closing Contingent Lease Support Agreement, by and among Seller, OpCo Purchaser and PropCo Purchaser, in the form attached hereto as Exhibit D.
“Continuing Employee” has the meaning set forth in Section 11(a).
“Contract Period” means the period commencing on the date of this Agreement and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with the terms hereof.

“Contracting Parties” has the meaning set forth in Section 30(a).
“Contracts” means any contract, commitment, understanding, loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, purchase order, license, sublicense, lease, sublease, deed of trust, purchase or sale order or other agreement or instrument that is legally binding, in each case, whether written or oral.
“Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, including any withdrawal liability under Subtitle E, Part 1 of such Title, (ii) Section 302 of ERISA and (iii) Sections 412 and 430 of the Code.
“Convention, Hotel and F&B Facility” means any facility, building or group of buildings designed for the purpose of, or operating as, a venue for hosting conventions, trade expositions, large meetings, industrial shows or other similar gatherings (including facilities used for meetings, incentives, conferences and exhibitions), a hotel or other premium or luxury accommodations, a venue for food and beverage operations (including celebrity chef restaurants or dining venue), and any other integrated amenities for each of the foregoing facilities.
“Covered Event” has the meaning set forth in Section 13(a)(iv).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations, in each case, by any Governmental Authority in connection with or in response to COVID-19 (including measures undertaken in connection with the testing of Business Employees for COVID-19), including the Families First Coronavirus Response Act, the CARES Act and Nevada Senate Bill No. 4, codified in 2020 Statutes of Nevada, 32nd Special Session, Chapter 8.
“Current Assets” means, with respect to the Business, only those current assets (on a consolidated basis) that are determined in accordance with the Accounting Principles, as of the Reference Time; provided that current assets shall include current Tax assets and shall not include any deferred Tax assets.
“Current Liabilities” means, with respect to the Business, only those current liabilities (on a consolidated basis) that are determined in accordance with the Accounting Principles, as of the Reference Time; provided that current liabilities shall include current Tax liabilities (including Taxes deferred under Section 2302 of the CARES Act or under similar provisions of applicable Law) and shall not include any deferred Tax liabilities.
“Customer Data” means all Personal Data collected in the conduct of the Business identifying hotel guests, gaming patrons, convention attendees and exhibitors, or other visitors to the Integrated Resort, in each case, as stored in customer databases, customer lists, and other historical records of customers included in the Books and Records or the IT Assets included in the Specified Acquired Assets, including the Grazie Loyalty Program.

“Data Privacy Laws” means, collectively, (a) all applicable Laws relating to (i) Personal Data privacy, protection, security, trans-border flow, loss, theft, or breach notification, or (ii) the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Data, including such applicable provisions of and regulations under, the California Consumer Privacy Act (CCPA), California’s Song-Beverly Credit Card Act, the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act, the EU General Data Protection Regulation (GDPR), the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and Health Information Technology for Economic and Clinical Health (HITECH) Act, including their promulgating regulations, the Payment Card Industry Data Security Standards (PCI DSS), and the Telephone Consumer Protection Act; (b) the Seller’s privacy policies and Comprehensive Security Plan; and (c) any contractual commitments or obligations related to privacy or data security to which the Seller is subject.
“Deed” has the meaning ascribed to the term “Deed” in the Real Estate Purchase Agreement.
“Deficiency Amount” has the meaning set forth in Section 4(d)(ii).
“Designated Courts” has the meaning set forth in Section 24(j).
“Disability Laws” has the meaning set forth in Section 15(cc)(i).
“Environmental Laws” means all Laws relating to the, use, storage, treatment, transportation or Release of, or exposure to, Hazardous Substances; pollution; restoration or protection of the environment or natural resources; and protection of human health (with respect to exposure to Hazardous Substances), including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, including any judicial or administrative interpretation thereof applicable to the Business or the Real Property; provided, that the term Environmental Laws does not include Occupational Safety and Health Laws or COVID-19 Measures.
“Equity Financing Sources” means each of the parties to the OpCo Purchaser Equity Commitment Letter (other than OpCo Purchaser) and their respective former, current and future Affiliates, and each of former, current and future equityholders, members, partners, or representatives and any heirs, executors, successors and assigns, in each case, of any of the foregoing.
“Equity Sellers” has the meaning set forth in the Recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means the Seller, each of the Acquired Companies and each trade or business (whether or not incorporated) that, together with the Seller or an Acquired Company, would be deemed to be a “single employer” under Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.
“Estimated Closing Net Working Capital” has the meaning set forth in Section 4(c).
“Estimated Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to Estimated Closing Net Working Capital minus the Target Net Working Capital.
“Estimated OpCo Cash Consideration” means the (i) OpCo Base Cash Amount, (ii) plus the Estimated Closing Net Working Capital Adjustment Amount, and (iii) minus the Estimated Closing Indebtedness.
“Excess Amount” has the meaning set forth in Section 4(d)(ii).
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.
“Excluded Assets” means all assets, rights and properties of Seller and its Affiliates set forth on Schedule 1.5.
“Excluded Business Employee” has the meaning set forth in Section 11(a).
“FF&E” has the meaning set forth on Schedule 1.1.
“Final Closing Indebtedness” has the meaning set forth in Section 4(d)(ii).
“Final Closing Net Working Capital” has the meaning set forth in Section 4(d)(ii).
“Final Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Final Closing Net Working Capital minus (ii) the Target Net Working Capital.
“Final OpCo Cash Consideration” means the (i) OpCo Base Cash Amount, (ii) plus the Final Closing Net Working Capital Adjustment Amount determined in accordance with Section 4(d)(i), and (iii) minus the Final Closing Indebtedness determined in accordance with Section 4(d)(i).
“Financial Statements” has the meaning set forth in Section 15(f).
“Financing Parties” means the OpCo Purchaser Financing Parties and the PropCo Purchaser Financing Parties.

“Floor” has the meaning set forth in Section 20(c)(i).
“Front Money” means all money stored on deposit in the Premises belonging to, and stored in an account for, any Person who is not Seller or an Affiliate thereof.
“Fundamental Representations” means the OpCo Purchaser Fundamental Representations, the PropCo Purchaser Fundamental Representations and the Seller Fundamental Representations.
“GAAP” means United States generally accepted accounting principles.
“Gaming Authorities” means any Governmental Authority with regulatory control, authority or jurisdiction (including licensing, permit or contract authority) over the conduct of casino, sports wagering, pari-mutuel wagering, gambling or other gaming activities or operations or the ownership of a direct or indirect interest in any Person conducting such activities or operations in any jurisdiction, including, with respect to the Business and the Acquired Assets, specifically, the Nevada Gaming Commission, the Nevada Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.
“Gaming Facility” means any facility in which casino, sports wagering, pari-mutuel wagering, gambling or other gaming activities are conducted or operated, including any facility at which there are operations of slot machines or other gaming devices (as defined under applicable Gaming Laws), video lottery terminals, blackjack, baccarat, keno operation, table games, cards, dice, any other mechanical or computerized gaming devices, pari-mutuel and simulcast wagering, lottery games, or other applicable types of betting or wagering (including, sports wagering), but excluding any internet gaming facility.
“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory control, authority or jurisdiction (including licensing, permit or contract authority) over the casino, sports wagering, pari-mutuel wagering, gambling or other gaming activities or operations, or the ownership of, in each case, the Business, the Acquired Assets, the Selling Entities, Purchasers or any of their respective Affiliates, including the rules and regulations established by any applicable Gaming Authority.
“Gaming Licenses” means all Permits required by any Gaming Authority or any Gaming Law for or related to (i) the conduct of casino, sports wagering, pari-mutuel wagering, gambling or other gaming activities or operations by any party hereto or any of their respective Affiliates, and (ii) the transactions contemplated hereby, including the transfer, ownership, operation and management of the Business and the Acquired Assets.
“Governing Documents” means, with respect to a Person, its certificate or articles of incorporation or formation, operating agreement or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization, as the same may have been supplemented, amended or restated.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, any quasi-governmental, regulatory, legislative, administrative or judicial agency, body or entity, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (in each case to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including Gaming Authorities and the Federal Communications Commission.
“Hazardous Substance” or “Hazardous Substances” means (i) any chemical, waste, substance or material (whether solid, liquid or gas) designated, listed, defined, or classified by a Governmental Authority to be ignitable, corrosive, radioactive, dangerous, toxic, explosive, mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, agent, waste, chemical, by-product, process-intermedial product or other material or substance (whether solid, liquid or gas) that is defined as “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “special waste,” “toxic substance,” “toxin,” “radioactive,” “dangerous,” “ignitable,” “corrosive,” “reactive,” or “hazardous”; (iii) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene and any other petroleum product or substance or material derived from or commingled with any petroleum product), off-specification commercial chemical product, solid waste, radioactive material, lead-based paint, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl (PCB), toxic mold, and radon gas; or (iv) any substance, material or waste regulated by Environmental Laws or which could result in liability pursuant to Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Identified Entities” has the meaning set forth in Section 15(a)(iv).
“Immediate Family Member” means, with respect to any specified Person, such Person’s spouse, parent, grandparent, sibling (including through marriage), grandchild and any direct lineal descendant (including any adoptee).
“Incoming IP Licenses” has the meaning set forth in Section 15(l)(iii).
“Indebtedness” of any Person means the following, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon: (A) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, in each case, including any related principal, interest, prepayment penalties or premiums, make-wholes, breakage costs, commitments, reimbursements, fees and expenses, (B) amounts or obligations owing as deferred purchase price for property, assets or services (other than trade accounts payables arising in the ordinary course of business), including any conditional sale obligations, title retention agreements or equipment financing, seller notes, “earnout” payments, holdbacks of purchase price or other similar obligations, (C) indebtedness evidenced by any note, bond (other than any performance bond or similar instrument), debenture, mortgage or other debt instrument, debt security or similar instrument, in each case, including any related principal, interest, prepayment penalties or premiums, make-wholes, breakage costs, commitment and other fees, reimbursements and expenses, (D) payment obligations under any interest rate, currency or other swap, derivative or hedging agreement or reimbursement obligations in connection with letters of credit, banker’s acceptance or similar credit transaction, (E) indebtedness secured by a Lien (other than a Permitted Lien) on assets or properties of the Business, any Specified Entity or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company (including any mortgage), (F) (i) severance obligations with respect to officers or employees whose employment was terminated prior to the Closing Date and (ii) any accrued, unpaid incentive sales compensation (determined in accordance with the Accounting Principles), in each case, including the employer portion of the amount of any employment Taxes with respect thereto, (G) any change of control payment, transaction bonus, discretionary bonus, retention or “stay-put” bonus and any substantially similar payments that are payable as a result of the consummation of the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements, (H) any costs or expenses, including fees and disbursements of third party counsel, financial advisors and accountants (except as otherwise expressly set forth in this Agreement) or (I) guarantees or obligations with respect to any indebtedness of any other Person of a type described in clauses (A) through (H) above, except to the extent any indebtedness of a type described in clause (A) through (I) above is a Current Liability and included in the calculation of Closing Net Working Capital.
“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 20(b)(ii).
“Indemnifying Party” means the party from which indemnification is sought in accordance with Section 20.
“Insurance Policies” has the meaning set forth in Section 15(r).
“Integrated Resort” means The Venetian Resort, including: (i) the Venetian Tower, (ii) the Venezia Tower, (iii) the Palazzo Tower, (iv) the partially constructed Palazzo condominium tower, (v) the podium areas including the casino spaces, certain restaurants, pools and other amenities owned by VCR and operated in conjunction with the Business and (vi) the Sands Expo and Convention Center.
“Intellectual Property” means all United States and foreign intellectual property, including (i) any and all inventions (whether or not patentable or reduced to practice), improvements, patents, patent applications and patent disclosures, together with all reissuances, renewals, continuations, continuations-in-part, divisions, revisions, substitutions, extensions and reexaminations thereof, (ii) any and all trademarks (whether or not registered), service marks, logos, trade names, corporate names, domain names, social media handles, and/or other electronic identifiers, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) any and all copyrights, including all modifications, derivations and derivative works, and all applications, registrations and renewals in connection therewith, (iv) any and all trade secrets, know-how, confidential information and other proprietary information, including research and development, formulas, techniques, notes, compositions, discoveries, methods, models, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, works in progress, creations, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (v) any and all computer software, computer programs (whether in source code, object code, or other form), databases, and data, (vi) any and all other intellectual property and proprietary rights relating to any of the foregoing and (vii) any and all right to any causes of action, damages and remedies related to any of the foregoing.
“Intellectual Property License” means that certain license agreement with respect to the Licensed IP, to be dated as of the Closing Date, entered into by Seller and OpCo Purchaser, substantially in the form of Exhibit B annexed hereto.
“IP Licenses” has the meaning set forth in Section 15(l)(iii).
“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by any Acquired Company or Seller or its Affiliates.
“Knowledge” means (a) in the case of Seller, the actual knowledge of the persons listed on Section 1(b) of the Seller Disclosure Letter after due inquiry, (b) in the case of OpCo Purchaser, the actual knowledge of the persons listed on Section 1(b) of the OpCo Purchaser Disclosure Letter after due inquiry, and (c) in the case of PropCo Purchaser, the actual knowledge of the persons listed on Section 1(b) of the PropCo Purchaser Disclosure Letter after due inquiry.
“Law” means all foreign, federal, state or local laws, common laws, constitutions, statutes, regulations, rules, ordinances, Orders, codes, Permits, treaties, decrees and judgments of or by any Governmental Authority (including all Gaming Laws, the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission).
“Leases” means all of the leases, subleases, licenses, agreements or other rights of use or occupancy of space at the Real Property, as amended, modified, extended or renewed, entered into by Seller or its Affiliates (with respect to the Business) or any of the Acquired Companies in effect on the date of this Agreement as set forth in Section 1(c) of the Seller Disclosure Letter.
“Liability” means any liability, debt (including guarantees of debt), adverse claim, fine, penalty, obligation or commitment of any nature whatsoever, asserted or unasserted, fixed or unfixed, known or unknown, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, due or to become due, accrued or unaccrued, matured or unmatured, determined or undetermined, determinable or undeterminable and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto

(including reasonable attorneys’ fees and costs of investigation), whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“Licensed Copyright” means the copyright listed in Section 1(d) of the Seller Disclosure Letter.
“Licensed Domain Names” means the domain names venetianlv.com, thevenetianlv.com, venetianlasvegas.com, thevenetianlasvegas.com, palazzolv.com, and palazzolasvegas.com.
“Licensed House Marks” means the trademarks, trade names, and logos listed under “Licensed House Marks” in Section 1(d) of the Seller Disclosure Letter.
“Licensed IP” means any and all Intellectual Property licensed to OpCo Purchaser pursuant to the Intellectual Property License, including the Licensed Marks, the Licensed Copyright, the Licensed Patent and the Licensed Domain Names.
“Licensed Marks” means the trademarks, trade names, and logos listed in Section 1(d) of the Seller Disclosure Letter.
“Licensed Patent” means the patent listed in Section 1(d) of the Seller Disclosure Letter.
“Licensing Affiliates” means (i) with respect to OpCo Purchaser, the OpCo Licensing Affiliates, and (ii) with respect to PropCo Purchaser, the PropCo Licensing Affiliates.
“Liens” means liens (statutory or other), mortgages, pledges, deeds of trust, security interests, options, claims, charges, restrictions, easements, covenants, encroachments, rights of way, rights of first offer or refusal, encumbrances or other restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Liquor Licenses” means all those certain “main bar,” “portable bar,” “service bar”, “package” and other alcoholic beverage licenses issued by a Governmental Authority to Seller or its Affiliates (with respect to the Business) or any of the Acquired Companies pursuant to which the sale, purchase, consumption or serving of alcoholic beverages is permitted in the casino, shops, restaurants, bars, function rooms and guest rooms of the Premises.
“Loss” or “Losses” means any and all losses, damages, liabilities, claims, suits, fines, actions, judgments, causes of action, assessments, costs and expenses (including court costs and reasonable accountants’ and attorneys’ fees), interest, penalties, Taxes and settlements, but excluding in all events any special, punitive or exemplary damages.
“LVSL” has the meaning set forth in the Recitals.
“Mandatory Cure Items” has the meaning set forth in Section 6(c).

“Markers” means any amounts owed by any Person that is not Seller or an Affiliate of Seller to a Selling Entity for gaming chips, tokens or similar cash equivalents used at the Business delivered to such Person on credit or otherwise, in each case, related to the Business.
“Material Adverse Effect” means any change, effect, event, fact, circumstance or development (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the results of operation, legal status or condition (financial or otherwise) of the Business, the OpCo Acquired Assets, the OpCo Acquired Interests, the OpCo Assumed Liabilities, the Transferred Real Estate Assets and the PropCo Acquired Interests, taken as a whole, or (b) have or present a material impairment of, or material delay beyond the Outside Closing Date in, Seller’s ability to consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements; provided that for purposes of (I) the foregoing clause (a) and (II) solely with respect to the following clauses (iv), (viii), (ix), (x) and (xi), for purposes of the foregoing clause (b), the term “Material Adverse Effect” shall not include any such Effect resulting from (i) any national, international or regional economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes after the date hereof in applicable Law (including any COVID-19 Measures), accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the gaming and retail industries in which the Business operates or seasonal changes on the Business, (vi) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (vii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires, outbreaks of disease, epidemics, pandemics (including COVID-19) or other natural disasters or any national, international or regional calamity, (viii) the execution, announcement, performance or existence of this Agreement or the Real Estate Purchase Agreement, the identity of the parties hereto, the Financing Parties or any of their respective Affiliates, the taking or not taking of any action to the extent required by this Agreement or the Real Estate Purchase Agreement or the pendency or contemplated consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement; provided that the exception in this clause (viii) shall not apply to any representation or warranty set forth in Section 15(c), (ix) compliance by Seller and its Affiliates with the express terms of this Agreement or the Real Estate Purchase Agreement, including the failure to take any action prohibited by this Agreement or the Real Estate Purchase Agreement, (x) any actions taken, or not taken, with the consent, waiver or at the request, in each case, in writing, of the Purchasers, (xi) any breach, violation or non-performance of any provision of this Agreement or the Real Estate Purchase Agreement by either Purchaser, or (xii) any breach, violation or non-performance of any provision of the MSG Sphere Lease by MSG Las Vegas, LLC or MSG Entertainment Group, LLC; provided, however, that the term “Material Adverse Effect” shall include any such Effect resulting from any of the foregoing clauses (i) through (vii) to the extent (and only to the extent) the same has a disproportionate impact on the Business relative to the businesses of other similarly situated participants in the industries or markets in which the Business operates.
“Material Contracts” has the meaning set forth in Section 15(e).
“Material Permits” has the meaning set forth in Section 15(j).
“Minimum Casino Cash Amount” means forty-four million dollars ($44,000,000).
“Mixed-Use Contract” means any Contract that either (a) includes both terms and conditions that are related to the Business and terms and conditions that relate to other businesses of Seller or any of its Affiliates, between (i) Seller or any of its Affiliates, on the one hand, and (ii) a supplier or vendor of Seller or any of its Affiliates, on the other hand, or (b) is between (i) Seller or any of its Affiliates, on the one hand, and (ii) a supplier or vendor of Seller or any of its Affiliates, on the other hand, pursuant to which Seller, or any of its Affiliates, orders products or services for the Business.
“MSG Cross-Marketing Agreement” means that certain Cross-Marketing Agreement, dated as of May 20, 2016, by and among VCR, MSG Las Vegas, LLC and MSG Sports & Entertainment, LLC.
“MSG Sphere Lease” means that certain Ground Lease, dated as of July 16, 2018, by and among Sands Arena Landlord LLC, VCR, MSG Las Vegas, LLC and MSG Entertainment Group, LLC, as amended by the First Amendment to Ground Lease, dated November 14, 2018, the Second Amendment to Ground Lease, dated October 29, 2019, the Letter Agreement, dated April 22, 2020, and the Letter Agreement, dated October 30, 2020, as the same may be further amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms of this Agreement and the Real Estate Purchase Agreement.
“Multiemployer Plan” has the meaning set forth in Section 15(o)(v).
“Net Working Capital” means the amount equal to: (i) Current Assets minus (ii) Current Liabilities, calculated in accordance with the Accounting Principles.
“Non-Assignable Contract” has the meaning set forth in Section 10(b)(i).
“Nonparty Affiliate” has the meaning set forth in Section 30(a).
“Notice of Disagreement” has the meaning set forth in Section 4(d)(i).
“NRS” has the meaning set forth in Section 5(k).
“Objection Notice” has the meaning set forth in Section 6(b).

“Occupational Safety and Health Law” means any Law of any Governmental Authority enacted or promulgated which relates to Occupational Safety and Health Matters, excluding any COVID-19 Measures.
“Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Premises or the Real Property.
“Offer” has the meaning set forth in Section 5(e).
“OpCo Acquired Assets” means, collectively, all of (i) the Specified Acquired Assets and (ii) Seller’s, the other Selling Entities’ and each of their respective Affiliate’s respective right, title and interest in and to any and all other assets, rights, properties, interests, privileges and claims owned, used or held for use, in each case, primarily in the operation or conduct of, or otherwise to the extent primarily related to or held by, the Business, in each case, of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, other than (x) the Excluded Assets, (y) the Transferred Real Estate Assets and (z) any such assets, rights, properties, interests, privileges and claims to the extent not primarily owned, used or held for use in the operation or conduct of, or otherwise primarily related to or held by, the Business.
“OpCo Acquired Companies” has the meaning set forth in the Recitals.
“OpCo Acquired Interests” has the meaning set forth in the Recitals.
“OpCo Asset Company” has the meaning set forth in the Recitals.
“OpCo Base Cash Amount” means one billion fifty million dollars ($1,050,000,000).
“OpCo Closing” means the consummation of the OpCo Equity Acquisition on the terms and conditions set forth herein.
“OpCo Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of September 22, 2020, by and between the Seller and Apollo Management Holdings, L.P.
“OpCo Covered Employee” has the meaning set forth in Section 5(f)(iv)(1).
“OpCo Equity Acquisition” has the meaning set forth in the Recitals.
“OpCo Excluded Liabilities” means any Liabilities of any of the Selling Entities or any of their respective Affiliates, other than those constituting OpCo Assumed Liabilities.
“OpCo Gaming Licenses” has the meaning set forth in Section 5(d)(iii).
“OpCo Licensing Affiliates” has the meaning set forth in Section 16(e)(i).

“OpCo Permitted Claim” has the meaning set forth in Section 29(a).
“OpCo Pre-Closing Damages Proceeding” has the meaning set forth in Section 29(a).
“OpCo Purchaser” has the meaning set forth in the initial paragraph hereof.
“OpCo Purchaser 401(k) Plan” has the meaning set forth in Section 11(i).
“OpCo Purchaser Basket Amount” has the meaning set forth in Section 20(c)(i).
“OpCo Purchaser Benefit Plans” has the meaning set forth in Section 11(d).
“OpCo Purchaser Debt Financing” means the “Revolving Credit Facility” as defined in (and that complies with the requirements set forth in) the Seller Financing Loan Agreement.
“OpCo Purchaser Deliverable” has the meaning set forth in Section 3(c).
“OpCo Purchaser Disclosure Letter” means the disclosure letter delivered by OpCo Purchaser to Seller concurrently with the execution and delivery of this Agreement.
“OpCo Purchaser Equity Commitment Letter” has the meaning set forth in Section 16(f)(i).
“OpCo Purchaser Equity Financing” has the meaning set forth in Section 16(f)(i).
“OpCo Purchaser Equity Investors” has the meaning set forth in Section 16(f)(i).
“OpCo Purchaser Financing Parties” means any Person, in its capacity as such, that has committed to provide or arrange or have otherwise entered into agreements in connection with any part of the OpCo Purchaser Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) or other Contracts entered into pursuant thereto or relating thereto; provided that none of OpCo Purchaser, PropCo Purchaser, any Equity Financing Source, the Seller or any of their respective Affiliates shall constitute “OpCo Purchaser Financing Parties”.
“OpCo Purchaser Floor” has the meaning set forth in Section 20(c)(i).
“OpCo Purchaser Fundamental Representations” means, collectively, the representations and warranties of OpCo Purchaser set forth in Section 16(a) and Section 16(i).
“OpCo Purchaser Indemnified Party” has the meaning set forth in Section 20(c)(i).

“OpCo Purchaser Limited Guarantee” has the meaning set forth in Section 5(j).
“OpCo Purchaser Released Parties” has the meaning set forth in Section 30(c).
“OpCo Purchaser Tax Act” means any action by OpCo Purchaser or any of its Affiliates outside the ordinary course on the Closing Date after the Closing or any breach by OpCo Purchaser or any of its Affiliates of any covenant, obligation or agreement in Section 18, in each case other than (i) any such action expressly required or permitted by this Agreement, the Real Estate Purchase Agreement or the Contingent Lease Support Agreement (including, for the avoidance of doubt, entry into the lease agreement for the Transferred Real Estate Assets between OpCo Purchaser, as lessee and PropCo Purchaser, as lessor) or (ii) as required by Law.
“OpCo Regulatory Termination Fee” has the meaning set forth in Section 14(c)(ii).
“OpCo Reorganization” has the meaning set forth in Section 35(a).
“OpCo Reorganization Document” means any agreement, deed, bill of sale, endorsement, assignment, certificate or other instrument, including instruments of conveyance or assignment, to be entered into, executed or delivered by Seller or any of its Subsidiaries after the date hereof with any Acquired Company in connection with the OpCo Reorganization.
“OpCo Transaction Consideration” means the Estimated OpCo Cash Consideration and the Seller Loan.
“OpCo Transaction Filings” has the meaning set forth in Section 5(d)(ii).
“Order” means any decree, writ, judgment, settlement, decision, injunction, award, stipulation or other order (whether temporary, preliminary or permanent) of any Governmental Authority and any ruling or award in any binding arbitration proceeding.
“Other Party” means, (i) with respect to Seller, the Purchasers and their respective Affiliates, and (ii) with respect to the Purchasers, Seller and its Affiliates.
“Outgoing IP Licenses” has the meaning set forth in Section 15(l)(iii).
“Outside Closing Date” has the meaning set forth in Section 14(a)(ii).
“Override Election” has the meaning set forth in Section 13(a)(i).
“Participant Employees” has the meaning set forth in Section 11(i).
“Permits” means all licenses, permits, registrations, findings of suitability, consents, approvals, concessions, orders, filings, notices, waivers, exemptions and other authorizations granted by Governmental Authorities (including all authorizations under Gaming Laws).

“Permitted Liens” means the following: (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business and for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; provided, that in all cases such liens are either (x) discharged of record prior to the PropCo Closing or (y) in the case of liens securing obligations that do not exceed $10,000,000 in the aggregate (the “Affirmative Insurance Cap”), affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the Purchasers, at no cost or expense to the Purchasers, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (c) with respect to any Real Property, (i) any state of facts shown on that certain ALTA/NSPS Land Title Survey, dated February 25, 2021, as provided to the Purchasers, which have not been raised as Survey Objections, including, without limitation, those Survey Objections set forth on Section 1(f) of the Seller Disclosure Letter (or have been waived or deemed waived) in accordance with the terms of Section 6 hereof, (ii) all applicable laws, ordinances, rules and regulations of any Governmental Authority, as the same now exist or may be hereafter modified, supplemented or promulgated, (iii) such matters as the Title Company shall be willing to omit as exceptions to coverage from each Title Policy (without special premium or indemnity) or, in the case of matters that cannot be cured solely by the payment of a liquidated sum of money, affirmatively insure over in each Title Policy pursuant to affirmative insurance reasonably acceptable to the Purchasers, at no cost or expense to the Purchasers, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders, (iv) any exceptions to title set forth on Schedule B to the Title Commitments listed on Exhibit E that are deemed “Permitted Liens” pursuant to Section 6(a), (v) any defects, objections or exceptions in the title to the Real Property disclosed in any update to the Title Commitment received on or prior to the Closing with respect to which (A) Title Objections have not been delivered in writing pursuant to Section 6(b) hereof or (B) Title Objections that the Purchasers subsequently agree to waive or are deemed to have waived in accordance with Section 6, (vi) any defects, objections or exceptions in the title to the Real Property which will be extinguished upon and at the time of the transfer of the Real Property, (vii) rights of tenants or other Persons in possession of any owned Real Property or leased Real Property (or any portion thereof), per the Leases listed on Section 1(c) of the Seller Disclosure Letter, as tenants only, and, except as set forth in Section 15(m)(i) of the Seller Disclosure Letter, with no option to purchase any Real Property or any portion thereof or rights of first refusal to purchase any Real Property or any portion thereof, (viii) Liens on or against the Integrated Resort which are attributable to Brookfield Property REIT Inc., any of its Affiliates or any tenants thereof and with respect to which Brookfield Property REIT Inc. or its applicable Affiliate is obligated to cure or remove pursuant to a binding agreement that will be enforceable by the Purchasers or their Affiliates after Closing, and (ix) Liens on or against property owned by Sands Arena Landlord, LLC which are the responsibility of parties other than Sands Arena Landlord, LLC or any other Affiliate of Seller, and which are permitted pursuant to the terms of the MSG Sphere Lease or with respect to which such other parties are obligated to cure or remove pursuant to a binding agreement that will be enforceable by the Purchasers or their

Affiliates after Closing, (d) Liens on personal property arising in the ordinary course of business and not incurred in connection with the borrowing of money, or which are otherwise immaterial, (e) with respect to personal property, statutory liens of vendors for amounts not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (f) in the case of securities, the restrictions imposed by applicable federal, state and foreign securities Laws, and (g) all Liens (i) that will be released and, as appropriate, removed of record, at or prior to the Closing, or (ii) approved in writing by the Purchasers.
“Person” means any natural person, partnership, corporation, association, limited liability company, limited liability partnership, trust, estate, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” means, collectively, all data or information, in any form, that: (a) is considered personal data or personal information under one or more Data Privacy Laws; or (b) alone, or in combination with other information identifies or could be reasonably used to identify an individual data subject, including names, addresses, email addresses, telephone numbers, social security numbers, government identification numbers or any other personally identifiable information.
“Plan” means (i) each “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA; (ii) each “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and (iii) all other bonus, cash incentive, equity or equity-based incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, employment, consulting, change-in-control, retention, severance, termination, vacation, sick pay or other paid time off, supplemental retirement, unemployment and any other compensation or benefit plans, policies, programs, agreements, arrangements, understandings, commitments and/or practices, in each case whether or not in writing or formal or informal and whether or not insured.
“Post-Closing Adjustment Payment Amount” means an amount, which may be a positive or a negative number, equal to (i) the Final OpCo Cash Consideration minus (ii) the Estimated OpCo Cash Consideration.
“Post-Closing Certificate” has the meaning set forth in Section 4(d).
“Post-Closing Certificate Posting Date” has the meaning set forth in Section 4(d).
“Potential Contributor” has the meaning set forth in Section 20(d)(iii).
“Pre-Closing Tax Claim” has the meaning set forth in Section 18(f).
“Pre-Closing Tax Period” has the meaning set forth in Section 18(b).
“Pre-Closing Tax Return” has the meaning set forth in Section 18(b).

“Premises” means the premises on which the Business is located.
“PropCo Acquired Companies” has the meaning set forth in the Recitals.
“PropCo Acquired Interests” has the meaning set forth in the Recitals.
“PropCo Capital Markets Replacement” has the meaning set forth in Section 5(h)(ii).
“PropCo Closing” means the consummation of the Real Estate Purchase on the terms and conditions set forth in the Real Estate Purchase Agreement.
“PropCo Closing Consents” has the meaning set forth in Section 5(d)(viii).
“PropCo Confidentiality Agreement” means the Confidentiality Agreement, dated September 4, 2020, by and between the Seller and PropCo Purchaser.
“PropCo Financing Termination Fee” has the meaning set forth in Section 14(c)(i).
“PropCo Licensed Party” has the meaning set forth in Section 17(e)(i).
“PropCo Licensing Affiliates” has the meaning set forth in Section 17(e)(i).
“PropCo Permitted Claim” has the meaning set forth in Section 29(b).
“PropCo Pre-Closing Damages Proceeding” has the meaning set forth in Section 29(b).
“PropCo Purchase Price” has the meaning ascribed to the term “PropCo Purchase Price” in the Real Estate Purchase Agreement.
“PropCo Purchaser” has the meaning set forth in the initial paragraph hereof.
“PropCo Purchaser Alternative Financing” has the meaning set forth in Section 5(h)(iv).
“PropCo Purchaser Basket Amount” has the meaning set forth in Section 20(c)(i).
“PropCo Purchaser Debt Commitment Letter” has the meaning set forth in Section 17(f)(i).
“PropCo Purchaser Debt Financing” has the meaning set forth in Section 17(f)(i).
“PropCo Purchaser Definitive Financing Agreements” has the meaning set forth in Section 5(h)(i).

“PropCo Purchaser Deliverable” or “PropCo Purchaser Deliverable” has the meaning set forth in Section 3(d).
“PropCo Purchaser Disclosure Letter” means the disclosure letter delivered by PropCo Purchaser to Seller concurrently with the execution and delivery of this Agreement.
“PropCo Purchaser Financing Parties” means (a) the PropCo Purchaser Lenders, and (b) any other Person, in its capacity as a financing source, that has committed to provide or arrange or has otherwise entered into agreements in connection with any part of the PropCo Purchaser Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto), PropCo Purchaser Definitive Financing Agreements or other Contracts entered into pursuant thereto or relating thereto, and, to the extent PropCo Purchaser Alternative Financing from alternative Persons is obtained in accordance with this Agreement, such other Persons, in their respective capacities as a financing source, and, in each case, their respective former, current and future Affiliates and each of their and their Affiliates’ officers, directors, employees, shareholders, controlling persons, managers, managing members, general partners, limited partners, management companies, investment vehicles, managed accounts, agents, arrangers, advisors (including financial, tax and legal advisors) and other Representatives, and the successors and assigns of any of the foregoing; provided that none of PropCo Purchaser, OpCo Purchaser, any Equity Financing Source, the Seller or any of their respective Affiliates shall constitute “PropCo Purchaser Financing Parties”.
“PropCo Purchaser Floor” has the meaning set forth in Section 20(c)(i).
“PropCo Purchaser Fundamental Representations” means, collectively, the representations and warranties of PropCo Purchaser set forth in Section 17(a) and Section 17(h).
“PropCo Purchaser Group” means, collectively, PropCo Purchaser Parent and its direct and indirect Subsidiaries, including PropCo Purchaser.
“PropCo Purchaser Indemnified Party” has the meaning set forth in Section 20(c)(i).
“PropCo Purchaser Lenders” has the meaning set forth in Section 17(f)(i).
“PropCo Purchaser Parent” means VICI Properties Inc., a Maryland corporation.
“PropCo Purchaser Released Parties” has the meaning set forth in Section 30(b).
“PropCo Purchaser Tax Act” means any action by PropCo Purchaser or any of its Affiliates outside the ordinary course on the Closing Date after the Closing or any breach by PropCo Purchaser or any of its Affiliates of any covenant, obligation or agreement in Section 18, in each case other than (i) any such action expressly required or permitted by this Agreement, the Real Estate Purchase Agreement or the Contingent Lease Support Agreement (including, for the avoidance of doubt, entry into the lease agreement for the Transferred Real Estate Assets between OpCo Purchaser, as lessee, and PropCo Purchaser, as lessor) or (ii) as required by Law.
“PropCo Regulatory Termination Fee” has the meaning set forth in Section 14(c)(iii).
“PropCo Reorganization” has the meaning set forth in the Recitals.
“PropCo Transaction Filings” has the meaning set forth in Section 5(d)(ii).
“Purchase Price” shall mean an amount equal to the sum of (i) the OpCo Transaction Consideration plus (ii) the PropCo Purchase Price.
“Purchaser Indemnified Party” has the meaning set forth in Section 20(b)(i).
“Purchaser’s Representatives” has the meaning set forth in Section 26(a)(vi).
“Purchasers” has the meaning set forth in the Preamble.
“Real Estate Purchase” has the meaning set forth in the Recitals.
“Real Estate Purchase Agreement” has the meaning set forth in the Recitals.
“Real Estate Seller” or “Real Estate Sellers” has the meaning set forth in the Recitals.
“Real Property” means the fee simple and/or leasehold interest in those certain properties legally described on Exhibit C annexed hereto (as indicated on such Exhibit), as the same may be modified in accordance with Section 8(a), together with all improvements thereon and all Appurtenant Rights belonging or in any way relating thereto.
“Real Property Liabilities” has the meaning set forth in Section 5(v).
“Reference Time” means 11:59 P.M. in Las Vegas, Nevada on the date immediately preceding the Closing Date.
“Regulation S-X” has the meaning set forth in Section 5(g)(ii)(1).
“Related Party” with respect to any specified Person, means, (i) any Affiliate of such specified Person, and any former or current director, officer, general or limited partner or managing member of such Affiliate (ii) any Person who serves or served as a director, officer, partner, member, stockholder, employee, agent, manager or in a similar capacity of such specified Person; (iii) any Immediate Family Member of a Person described in clause (i) or (ii); or (iv) any Person that is controlled by any Person or any Immediate Family Member of a Person described in clause (i) or (ii).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Hazardous Substance in, onto or through the environment.
“Reorganizations” has the meaning set forth in the Recitals.
“Representatives” has the meaning set forth in Section 5(i)(i).
“Resolution Period” has the meaning set forth in Section 4(d)(i).
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person: (a) listed on any Sanctions Laws-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a Sanctioned Country; or (c) majority owned or controlled by a Person described in clause (a) or (b).
“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (i) U.S. government through OFAC or the U.S. Department of State, (ii) the European Union and its member States, (iii) the United Nations Security Council, and (iv) Her Majesty’s Treasury of the United Kingdom.
“SEC Required Financial Statements” has the meaning set forth in Section 5(g)(ii)(1).
“SECC” has the meaning set forth in Section 11(j).
“Seller” has the meaning set forth in the initial paragraph hereof.
“Seller 401(k) Plan” means the Seller 401(k) Retirement Plan.
“Seller Benefit Plan” means any Plan under which any Business Employee has any present or future rights to benefits and that is maintained, sponsored, contributed to, or entered into by Seller or its Affiliates (other than the Specified Entities).
“Seller Covered Employee” has the meaning set forth in Section 5(f)(iv)(2).
“Seller Deliverable” has the meaning set forth in Section 3(b).
“Seller Disclosure Letter” means the disclosure letter delivered by Seller to the Purchasers concurrently with the execution and delivery of this Agreement.
“Seller Financing Loan Agreement” means that certain Term Loan Credit and Security Agreement, to be dated as of the Closing Date and substantially in the form of

Exhibit F, to be executed by Pioneer HoldCo, LLC, as holdings, OpCo Purchaser, as borrower, and the Seller, as lender.
“Seller Floor” has the meaning set forth in Section 20(c)(i).
“Seller Fundamental Representations” means, collectively, the representations and warranties of Seller set forth in Section 15(a) (Organization; Authority; Subsidiaries), Section 15(b)(i) (Capitalization; Title to Acquired Interests), Section 15(w) (Brokers) and Section 12 of the Real Estate Purchase Agreement.
“Seller Indemnified Party” has the meaning set forth in Section 20(b)(ii).
“Seller Loan” means the loan, with an aggregate principal amount equal to one billion two hundred million dollars ($1,200,000,000), deemed to have been made by Seller to OpCo Purchaser in a single drawing on the Closing Date pursuant to, and subject to the terms and conditions of, the Seller Financing Loan Agreement.
“Seller OpCo Basket Amount” has the meaning set forth in Section 20(c)(i).
“Seller PropCo Basket Amount” has the meaning set forth in Section 20(c)(i).
“Seller Releasing Parties” has the meaning set forth in Section 30(b).
“Seller Transaction Filings” has the meaning set forth in Section 5(d)(ii).
“Selling Entities” has the meaning set forth in the Recitals.
“Small Operating Equipment” has the meaning set forth in Schedule 1.1.
“Software” means all: (i) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code or human readable form; (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iii) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Specific Policies” has the meaning set forth in the Accounting Principles.
“Specified Acquired Assets” has the meaning set forth in the Recitals.
“Specified Entities” has the meaning set forth in the Recitals.
“Specified Entities Interests” has the meaning set forth in the Recitals.
“Straddle Period” has the meaning set forth in Section 18(c).
“Straddle Period Tax Return” has the meaning set forth in Section 18(c).

“Straddle Tax Claim” has the meaning set forth in Section 18(f).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust, estate or any other Person of which more than fifty percent (50%) of (i) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such other Person (irrespective of whether at the time capital stock of any other class of such other Person may have voting power upon the happening of a contingency), (ii) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries by such first Person, or of which such Person or any Subsidiary of such Person serves as the general partner or the manager or managing member. For the avoidance of doubt, each Specified Entity is a direct or indirect Subsidiary of the Seller.
“Survey” has the meaning set forth in Section 6(a).
“Survey Objections” has the meaning set forth in Section 6(b).
“Target Net Working Capital” means an amount equal to negative five million nine hundred thousand dollars (-$5,900,000).
“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, branch, payroll, estimated withholding, employment, excise, severance, stamp, occupation, premium, windfall profits, gaming, live entertainment, commerce, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, compensation, utility, production, disability, real property, personal property, special assessment, sales, use, transfer, registration, ad valorem, value added, capital gain, alternative or add-on minimum, estimated or other tax, levy, fee or impost of any kind whatsoever (including any interest, penalty, fines, assessments, or addition thereto); (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group); and (iii) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
“Tax Return” means any return, report or similar statement filed or required to be filed with any Governmental Authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, election, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.
“Tenant Lease” means any Lease pursuant to which Seller or an Affiliate of Seller is the lessor, sublessor, licensor or other grantor of an occupancy right.
“Termination Fee” means the PropCo Financing Termination Fee, the OpCo Regulatory Termination Fee or the PropCo Regulatory Termination Fee, as applicable.

“Third Party Claim” has the meaning set forth in Section 20(d)(i).
“Title Commitment” means current commitments for owner’s and leaseholder’s title insurance policy for the Real Property prepared by the Title Company.
“Title Company” means, collectively, Fidelity National Title Insurance Company and First American Title Insurance Company.
“Title Objections” has the meaning set forth in Section 6(b).
“Title Policy” means (x) with respect to PropCo Purchaser’s interest in each Real Property, an ALTA owner’s title insurance policy issued by the Title Company, in the amount of the portion of the PropCo Purchase Price that is allocated by PropCo Purchaser to the applicable Acquired Company’s interest in such Real Property, or such other amount as PropCo Purchaser shall reasonably require, reflecting the Acquired Company’s (or its designee’s) fee simple and/or leasehold title to the applicable Real Property, in each case, subject only to the Permitted Liens, with such endorsements as PropCo Purchaser shall reasonably require together with such co-insurance or re-insurance as PropCo Purchaser shall reasonably require, and otherwise in the condition required by this Agreement and (y) with respect to OpCo Purchaser’s interest in each Real Property, an ALTA owner’s title insurance policy issued by the Title Company, in such amount as OpCo Purchaser shall reasonably require, reflecting its leasehold title to the applicable Real Property, in each case, subject only to the Permitted Liens, with such endorsements as OpCo Purchaser shall reasonably require together with such co-insurance or re-insurance as OpCo Purchaser shall reasonably require, and otherwise in the condition required by this Agreement.
“Top 50 MICE Customers” means the top 50 customers with respect to the Business’s facilities used for meetings, incentives, conferences and exhibitions, measured by aggregate actual revenues for the fiscal years ended December 31, 2017, December 31, 2018, and December 31, 2019 that are set forth on Section 1(e) of the Seller Disclosure Letter.
“Transfer Taxes” has the meaning set forth in Section 4(g).
“Transferred Contracts” means any Contract entered into by one or more of any Selling Entity or their respective Affiliates, in each case, primarily related to the Business.
“Transferred Intellectual Property Rights” has the meaning set forth in Section 15(l)(i).
“Transferred Real Estate Assets” has the meaning ascribed to the term “Transferred Real Estate Assets” in the Real Estate Purchase Agreement.
“Transition Services Agreement” has the meaning set forth in Section 5(t).
“VCR” has the meaning set forth in the Recitals.
“VMI” has the meaning set forth in Recitals.

“WARN Act” has the meaning set forth in Section 15(p)(iii).
(b)    The following terms have the meanings set forth in the Sections referenced below.

Term	Section
Accounting Firm	4(d)(i)
Additional Business Employee	11(a)
Agreement	Preamble
Allocation Objections Notice	4(f)
Allocation Response Period	4(f)
Allocation Schedule	4(f)
Basket Amount	20(c)(i)
Business	Recitals
Cap	20(c)(i)
Cash Count	3(a)(ii)
Casualty	13(a)(i)
CBA	11(j)
Closing Certificate	4(c)
Condemnation	13(a)(i)
Continuing Employee	11(a)
Contracting Parties	30(a)
Covered Event	13(b)
Deficiency Amount	4(d)(ii)
Designated Courts	24(j)
Disability Laws	15(cc)(i)
Effect	1(a)
Equity Sellers	Recitals
Estimated Closing Net Working Capital	4(c)
Excess Amount	4(d)(ii)
Excluded Business Employee	11(a)
Fee Letters	17(f)(ii)
Final Closing Net Working Capital	4(d)(ii)
Financial Statements	15(f)
flex	5(h)(i)
Form 8-K Financial Statements	5(g)(ii)(1)
Identified Entities	15(a)(iv)
Incoming IP Licenses	15(l)(iii)
Indemnified Parties	20(b)(ii)
Indemnified Party	20(b)(ii)
Insurance Policies	15(r)

IP Licenses	15(l)(iii)
LVSL	Recitals
Mandatory Cure Items	6(c)
Material Contracts	15(e)
Material Permits	15(j)
Maximum Liability Amount	29
Multiemployer Plan	15(o)(v)
Non-Assignable Contract	10(b)(i)
Nonparty Affiliate	30(a)
Notice of Disagreement	4(d)(i)
Objection Notice	6(b)
Offer	5(e)
OpCo Acquired Companies	Recitals
OpCo Acquired Interests	Recitals
OpCo Asset Company	Recitals
OpCo Assumed Liabilities	Recitals
OpCo Equity Acquisition	Recitals
OpCo Gaming Licenses	5(d)(iii)
OpCo Licensing Affiliates	16(e)(i)
OpCo Purchaser	Preamble
OpCo Purchaser 401(k) Plan	11(i)
OpCo Purchaser Basket Amount	20(c)(i)
OpCo Purchaser Benefit Plans	11(d)
OpCo Purchaser Debt Financing	5(i)(i)
OpCo Purchaser Deliverable	3(c)
OpCo Purchaser Deliverables	3(c)
OpCo Purchaser Equity Commitment Letter	16(f)(i)
OpCo Purchaser Equity Financing	16(f)(i)
OpCo Purchaser Equity Investors	16(f)(i)
OpCo Purchaser Floor	20(c)(i)
OpCo Purchaser Indemnified Party	20(c)(i)
OpCo Purchaser Released Parties	30(c)
OpCo Reorganization	Recitals
Outgoing IP Licenses	15(l)(iii)
Outside Closing Date	14(a)(ii)
Override Election	13(a)(i)
Participant Employees	11(i)
Permitted Claim	29
Post-Closing Certificate	4(d)
Post-Closing Certificate Posting Date	4(d)
Potential Contributor	20(d)(iii)

Pre-Closing Damages Proceeding	29
Pre-Closing Tax Claim	18(f)
Pre-Closing Tax Period	18(a)(i)
Pre-Closing Tax Return	18(b)
PropCo Acquired Companies	Recitals
PropCo Acquired Company	Recitals
PropCo Acquired Interests	Recitals
PropCo Capital Markets Replacement	5(h)(ii)
PropCo Financing Termination Fee	14(c)(i)
PropCo Licensed Party	17(e)(i)
PropCo Licensing Affiliates	17(e)(i)
PropCo Purchaser	Preamble
PropCo Purchaser Alternative Financing	5(h)(iv)
PropCo Purchaser Basket Amount	20(c)(i)
PropCo Purchaser Debt Commitment Letter	17(f)(i)
PropCo Purchaser Debt Financing	17(f)(i)
PropCo Purchaser Definitive Financing Agreements	5(h)(i)
PropCo Purchaser Deliverable	3(d)
PropCo Purchaser Deliverables	3(d)
PropCo Purchaser Floor	20(c)(i)
PropCo Purchaser Indemnified Party	20(c)(i)
PropCo Purchaser Lenders	17(f)(i)
PropCo Purchaser Liability Limitation	29(b)
PropCo Purchaser Released Parties	30(b)
PropCo Reorganization	Recitals
PropCo Financing Termination Fee	14(c)(i)
Purchaser Indemnified Party	20(b)(i)
Purchaser’s Representatives	26(a)(vi)
Purchasers	Preamble
Real Estate Purchase	Recitals
Real Estate Purchase Agreement	Recitals
Real Estate Seller	Recitals
Real Estate Sellers	Recitals
Regulation S-X	5(g)(ii)(1)
Reorganizations	Recitals
Representatives	5(i)(i)
Resolution Period	4(d)(i)
SEC Required Financial Statements	5(g)(ii)(1)
SECC	11(j)
Seller	Preamble
Seller Deliverable	3(b)

Seller Deliverables	3(b)
Seller First Basket Amount	20(c)(i)
Seller Floor	20(c)(i)
Seller Indemnified Party	20(b)(ii)
Seller PropCo Basket Amount	20(c)(i)
Seller Releasing Parties	30(b)
Selling Entities	Recitals
Specified Acquired Assets	Recitals
Specified Entities	Recitals
Specified Entities Interests	Recitals
Straddle Period	18(a)(i)
Straddle Period Tax Return	18(c)
Straddle Tax Claim	18(f)
Survey Objections	6(b)
Third Party Claim	20(d)(i)
Title Objections	6(b)
Transfer Taxes	4(g)
Transferred Employee	11(a)
Transferred Intellectual Property Rights	15(l)(i)
Transition Services Agreement	5(t)
VCR	Recitals
VMI	Recitals
WARN Act	15(p)(iii)

2.Transfer of the Acquired Interests.
a.Upon the terms, and subject to the conditions, set forth in this Agreement and the Real Estate Purchase Agreement, at the Closing, concurrently with the OpCo Closing, Seller shall cause the Real Estate Sellers to sell to PropCo Purchaser, and PropCo Purchaser shall purchase from the Real Estate Sellers, free and clear of all Liens (other than any restrictions on transfer imposed by applicable securities Laws or those resulting from actions taken by the Purchasers or their respective Affiliates), the PropCo Acquired Interests.
b.Upon the terms, and subject to the conditions, set forth herein, at the Closing, concurrently with the PropCo Closing, Seller shall cause the applicable Equity Sellers to sell to OpCo Purchaser, and OpCo Purchaser shall purchase and acquire from the applicable Equity Sellers, free and clear of all Liens (other than any restrictions on transfer imposed by applicable securities Laws or those resulting from actions taken by the Purchasers or their respective Affiliates), the OpCo Acquired Interests.
3.Closing Transactions and Deliveries.

a. Transactions to be Effected at the Closing.
i.At the Closing, concurrently with the OpCo Closing and in exchange for the PropCo Purchase Price, Seller and PropCo Purchaser (or its designee) shall perform their respective obligations under the Real Estate Purchase Agreement, to effect the Real Estate Purchase and the PropCo Closing, in accordance with and subject to the terms and conditions set forth in the Real Estate Purchase Agreement (including the conditions to the PropCo Closing set forth in Section 9 of the Real Estate Purchase Agreement); provided, however, that if PropCo Purchaser assigns the Real Estate Purchase Agreement to either one or more Subsidiaries or a debt financing source for the purpose of funding the transactions contemplated hereby pursuant to the terms of the Real Estate Purchase Agreement, PropCo Purchaser shall guarantee all of the obligations of its designee thereunder.
ii.Seller shall conduct a physical counting of the cash of Seller and its Affiliates located on the Premises as of the Reference Time (the “Cash Count”). The aggregate amounts of cash determined in accordance with the preceding sentence, absent any dispute from OpCo Purchaser or its representatives in connection with the Cash Count, shall be deemed an OpCo Acquired Asset and included in the determination of the amount of Final Closing Net Working Capital, subject to adjustments pursuant to Section 4(d). To the extent not prohibited by applicable Gaming Authorities or applicable Law, OpCo Purchaser may have its representatives present during the Cash Count and such representatives shall have the right to dispute or sign off on the due completion and outcome of the Cash Count on the Closing Date and (A) to the extent such outcome is disputed, without limitation of either OpCo Purchaser’s or Seller’s rights under Section 4(d), and (B) to the extent such outcome is signed off on, shall be final and binding for purposes of determining Final Closing Net Working Capital; provided, however, that such representatives shall not interfere with Seller’s conduct of the Cash Count.
b.Seller Deliverables. At the Closing, Seller shall deliver, or cause to be delivered (each, a “Seller Deliverable”, and, collectively, the “Seller Deliverables”):
i.to PropCo Purchaser, all agreements, documents, instruments, certificates and other deliverables required to be delivered by the Selling Entities or Real Estate Sellers, as applicable, at or prior to the Closing pursuant to Section 5(a) of the Real Estate Purchase Agreement, in each case, duly executed by the applicable Selling Entities or Real Estate Sellers;
ii.to OpCo Purchaser, an IRS Form W-9 duly executed by each applicable Selling Entity (or, with respect to each Selling Entity that is a disregarded entity for U.S. federal income tax purposes, the regarded owner of such Selling Entity for U.S. federal income tax purposes);
iii.to OpCo Purchaser, stock or other applicable ownership certificates representing all of the outstanding OpCo Acquired Interests;
iv.to OpCo Purchaser, the Intellectual Property License, duly executed by the applicable Selling Entities;

v.to OpCo Purchaser, the Transition Services Agreement, duly executed by the applicable Selling Entities, if applicable;
vi.to OpCo Purchaser, control of all keys, codes, combinations, and/or passwords to the machinery, equipment, trucks and automobiles at, on or in the Premises, to the extent in the possession of the applicable Selling Entities;
vii.to OpCo Purchaser, written resignations, effective as of the Closing Date, of all directors and members of the board of directors, board of managers or similar governing body, and officers of each OpCo Acquired Company;
viii.to OpCo Purchaser, the Seller Financing Loan Agreement, duly executed by Seller;
ix.to each of OpCo Purchaser and PropCo Purchaser, the Contingent Lease Support Agreement, duly executed by Seller;
x.to OpCo Purchaser, an aggregate amount of cash equal to the Reserve Amount (as defined in the Contingent Lease Support Agreement);
xi.to the Title Company, title affidavits in the forms attached hereto as Exhibit I, as well as any other affidavit, indemnity, certificate or instrument reasonably required by the Title Company in order to effectuate the issuance of the Title Policy subject only to Permitted Liens; and
xii.to each of OpCo Purchaser and PropCo Purchaser, as applicable, each of the other Ancillary Agreements, duly and validly executed by the parties thereto other than OpCo Purchaser or PropCo Purchaser.
c.OpCo Purchaser Deliverables. At the Closing, OpCo Purchaser shall deliver, or cause to be delivered, (each, an “OpCo Purchaser Deliverable”, and, collectively, the “OpCo Purchaser Deliverables”):
i.to Seller, the Estimated OpCo Cash Consideration, in accordance with Section 4(b);
ii.to Seller, the Intellectual Property License, duly executed by OpCo Purchaser;
iii.to Seller, the Transition Services Agreement, duly executed by OpCo Purchaser, if applicable;
iv.to Seller, the Seller Financing Loan Agreement, duly executed by OpCo Purchaser;
v.to each of Seller and PropCo Purchaser, the Contingent Lease Support Agreement, duly executed by OpCo Purchaser; and

vi.to each of Seller and PropCo Purchaser, as applicable, each of the other Ancillary Agreements, duly and validly executed by OpCo Purchaser to the extent party thereto.
d.PropCo Purchaser Deliverables. At the Closing, PropCo Purchaser shall deliver, or cause to be delivered (each, a “PropCo Purchaser Deliverable”, and, collectively, the “PropCo Purchaser Deliverables”):
i.to Seller, all agreements, documents, instruments, certificates and other deliverables required to be delivered by PropCo Purchaser at or prior to the Closing pursuant to Section 5(b) of the Real Estate Purchase Agreement, in each case, duly executed by PropCo Purchaser;
ii.to each of Seller and OpCo Purchaser, the Contingent Lease Support Agreement, duly executed by PropCo Purchaser; and
iii.to each of Seller and OpCo Purchaser, as applicable, each of the other Ancillary Agreements, duly and validly executed by PropCo Purchaser to the extent party thereto.
4.Purchase Price.
a.OpCo Transaction Consideration and Adjustments. The aggregate purchase price to be paid by OpCo Purchaser for the OpCo Acquired Interests shall be equal to the OpCo Transaction Consideration.
b.Payment Due at Closing. At the Closing, OpCo Purchaser shall deliver to Seller an amount equal to the Estimated OpCo Cash Consideration by wire transfer of immediately available funds pursuant to Seller’s written instructions as provided by Seller in writing to OpCo Purchaser at least three (3) Business Days prior to the Closing Date.
c.Closing Certificate. No less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver (or cause to be prepared and delivered) to OpCo Purchaser a certificate (the “Closing Certificate”) of an executive officer of Seller setting forth Seller’s good faith estimate and a reasonably detailed calculation of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and Closing Indebtedness (the “Estimated Closing Indebtedness”), together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Closing Certificate. The Closing Certificate will be prepared in accordance with the Accounting Principles. From and after the delivery of the Closing Certificate until the final determination of Closing Net Working Capital and Closing Indebtedness in accordance with Section 4(d)(i), Seller shall provide OpCo Purchaser and OpCo Purchaser’s Representatives with reasonable access to the applicable books and records and the Persons involved in preparing or reviewing the Closing Certificate, for purposes of OpCo Purchaser’s review and verification thereof; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Seller or, prior to the Closing, the Business. During the period after delivery of the Closing Certificate and prior to the Closing, Seller and OpCo Purchaser shall reasonably cooperate with each other to update the calculations in the Closing Certificate to the extent they believe in good faith that such updates would make the estimated calculations more accurate; provided that the foregoing shall not operate to delay the Closing.
d.Post-Closing Certificate and Determination of Closing Net Working Capital and Closing Indebtedness. Within ninety (90) days after the Closing Date, OpCo Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Seller a certificate (the “Post-Closing Certificate”) of an executive officer of OpCo Purchaser setting forth OpCo Purchaser’s good faith estimate and a reasonably detailed calculation of the Closing Net Working Capital and Closing Indebtedness, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Post-Closing Certificate. The Post-Closing Certificate will be prepared in accordance with the Accounting Principles. From and after the delivery of the Post-Closing Certificate until the final determination of Closing Net Working Capital and Closing Indebtedness in accordance with Section 4(d)(i), OpCo Purchaser shall provide Seller and its Representatives with reasonable access to the applicable books and records and the Persons involved in preparing or reviewing the Post-Closing Certificate, for purposes of Seller’s review and verification thereof; provided, however, that such access shall be in a manner that does not interfere with the normal business operations of OpCo Purchaser or the Business. The Post-Closing Certificate as amended, supplemented or modified, shall be deemed final ninety (90) days after the Closing Date (the “Post-Closing Certificate Posting Date”). Seller and OpCo Purchaser acknowledge and agree that no adjustments shall be made to the Target Net Working Capital.
i.The Post-Closing Certificate shall become final and binding upon Seller and OpCo Purchaser on the forty-fifth (45th) day following the Post-Closing Certificate Posting Date, unless Seller delivers written notice of its disagreement with the Post-Closing Certificate or the calculation of Closing Net Working Capital or Closing Indebtedness (a “Notice of Disagreement”) to OpCo Purchaser prior to such date. The Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include good faith disagreements based on Closing Net Working Capital or Closing Indebtedness not being calculated in accordance with the Accounting Principles, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Notice of Disagreement. If the Notice of Disagreement is received by OpCo Purchaser in a timely manner, then OpCo Purchaser and Seller shall negotiate in good faith to resolve such disagreements within thirty (30) days after the delivery of the Notice of Disagreement (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Certificate shall be final and binding with such changes as may have been previously agreed in writing by OpCo Purchaser and Seller. If, at the end of the Resolution Period, OpCo Purchaser and Seller have not resolved in writing all of the matters specified in the Notice of Disagreement, then OpCo Purchaser and Seller shall submit to Ernst & Young LLP or, if such firm is unwilling or unable to act, then such other nationally recognized independent public accounting firm as shall be agreed upon by OpCo Purchaser and Seller in writing (the “Accounting Firm”), for resolution in accordance with the standards set forth in this Section 4(d)(i), only matters set forth in the Notice of Disagreement that remain in dispute. The

Accounting Firm shall function as an expert and not as an arbitrator. OpCo Purchaser and Seller shall use reasonable efforts to cause the Accounting Firm to render any written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to the matters set forth in the Notice of Disagreement that remain in dispute between OpCo Purchaser and Seller and to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Principles, and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by OpCo Purchaser and Seller and their respective representatives and not by independent review. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The determination made by the Accounting Firm shall be final and binding on OpCo Purchaser and Seller and shall be enforceable in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 4(d) shall be paid by Seller, on the one hand, and by OpCo Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or OpCo Purchaser, respectively, bears to the aggregate amount actually contested by Seller and OpCo Purchaser, such that the prevailing party pays the lesser proportion of such fees and expenses.
ii.Upon the final determination of Closing Net Working Capital (“Final Closing Net Working Capital”) and Closing Indebtedness (“Final Closing Indebtedness”) in accordance with Section 4(d)(i), (A) if the Post-Closing Adjustment Payment Amount is a positive number (the absolute value of such number, if any, the “Deficiency Amount”), then OpCo Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Deficiency Amount, if any; and (B) if the Post-Closing Adjustment Payment Amount is a negative number (the absolute value of such number, the “Excess Amount”), then Seller shall pay to OpCo Purchaser by wire transfer of immediately available funds to an account designated by OpCo Purchaser an amount equal to the Excess Amount, if any, in the case of each of clauses (A) and (B), within five (5) Business Days after the Final Closing Net Working Capital and the Final Closing Indebtedness are determined in accordance with Section 4(d)(i).
iii.For the avoidance of doubt, it is understood and agreed that PropCo Purchaser shall not be obligated to pay, or entitled to receive, any amount or be subject to any liability to any other Person with respect to the calculation of Final Closing Net Working Capital or Final Closing Indebtedness as set forth in Section 4(d)(ii) or for any amounts to be paid to OpCo Purchaser or Seller as the Deficiency Amount or Excess Amount pursuant to Section 4(d)(ii).
e.Estimated OpCo Cash Consideration Adjustments. For tax and accounting purposes, any payments made pursuant to Section 4(d) shall be treated as adjustments to the Estimated OpCo Cash Consideration.

f.Allocation Schedule. Within ninety (90) days following the finalization of the adjustments in accordance with Section 4(d), or such later time as mutually agreed by Seller and OpCo Purchaser, OpCo Purchaser shall prepare and provide to Seller a schedule for income Tax purposes allocating the OpCo Transaction Consideration and any other relevant items among each of the OpCo Acquired Interests (and, with respect to the OpCo Acquired Companies that are disregarded entities for U.S. federal income tax purposes, the assets of such OpCo Acquired Companies) and the Licensed IP in compliance with Section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). Seller shall have a period of fifteen (15) Business Days after the delivery of the Allocation Schedule (the “Allocation Response Period”) to present in writing to OpCo Purchaser notice of any objections Seller may have to the allocations set forth therein (an “Allocation Objections Notice”). Unless Seller timely objects, such Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error. If Seller shall raise any objections within the Allocation Response Period, OpCo Purchaser and Seller shall negotiate in good faith and use reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objections Notice, then the disputed items shall be resolved by the Accounting Firm consistent with fair and reasonable industry standards. The Accounting Firm’s determination shall be final and binding on the parties. The Accounting Firm shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Firm shall be borne equally by Seller and OpCo Purchaser. Seller and OpCo Purchaser shall use such allocation for all reporting purposes with respect to federal, state and local Taxes. Each of Seller and OpCo Purchaser agrees to prepare and file all Tax Returns in accordance with and based upon the final Allocation Schedule. OpCo Purchaser and Seller shall promptly inform one another of any challenge by any Governmental Authority to the allocation and shall consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. In addition, in the event that there is any adjustment to the OpCo Transaction Consideration pursuant to this Agreement or the Contingent Lease Support Agreement following the preparation of the Allocation Schedule, the Allocation Schedule shall be amended according to the same procedures set forth in this Section 4(f).
g.Payment of Transfer Taxes. All transfer (including real property transfer), registration, documentary, sales, use, conveyance, stamp, recording (subject to the terms of Section 6(a) to the contrary), value added and other similar Taxes, fees and related filing fees (including any penalties and interest) (collectively, the “Transfer Taxes”), if any, imposed by applicable Laws (x) with respect to the OpCo Reorganization and the acquisition of the OpCo Acquired Interests by OpCo Purchaser pursuant to this Agreement shall be paid, fifty percent (50%) by Seller and fifty percent (50%) by OpCo Purchaser, and (y) with respect to the PropCo Reorganization and the acquisition of the PropCo Acquired Interests by PropCo Purchaser pursuant to this Agreement and the Real Estate Purchase Agreement shall be paid, fifty percent (50%) by Seller and fifty percent (50%) by PropCo Purchaser. The party responsible under applicable Law for the filing of any Tax Return relating to Transfer Taxes shall prepare or cause to be prepared and timely file or cause to be timely filed on or prior to the due date for filing thereof such Tax Return (and each other party hereto shall reasonably cooperate with respect thereto as necessary). The covenants and agreements of this Section 4(g) shall survive the Closing.

5.Conduct of Business During Contract Period; Certain Other Covenants.
a.Operation of Business. Except: (i) for the matters set forth in Section 5(a) of the Seller Disclosure Letter; (ii) as required by applicable Law or under any COVID-19 Measures; (iii) as expressly contemplated by this Agreement or the Real Estate Purchase Agreement; (iv) with respect to any matter that does not relate to the Business, the Acquired Assets, the Acquired Interests or the OpCo Assumed Liabilities or (v) with the prior written consent (not to be unreasonably withheld, delayed or conditioned) of (A) OpCo Purchaser to the extent related to the OpCo Acquired Assets or to the OpCo Assumed Liabilities or (B) PropCo Purchaser to the extent related to the Transferred Real Estate Assets, from and after the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller shall, and shall cause its Subsidiaries (including the Equity Sellers and the Real Estate Sellers) to, (A) use commercially reasonable efforts to cause the Business to be conducted in the ordinary course of business in all material respects (including maintaining the minimum cash balance required under applicable Gaming Laws), (B) use commercially reasonable efforts to maintain and preserve intact their business organizations, properties and other assets (including the Integrated Resort and the fee and related interests of Sands Arena Landlord LLC and VCR with respect to the MSG Sphere at the Venetian), business relationships (including relationships with customers, clients, vendors, suppliers and MSG Las Vegas, LLC and MSG Entertainment Group, LLC in connection with the MSG Sphere Lease), performance under the Material Contracts, the effectiveness of the Material Permits and to keep available the services of their key employees, (C) use commercially reasonable efforts to maintain the Gaming Licenses and Liquor Licenses under which the Business currently operates in good standing and to comply with applicable Law, (D) use commercially reasonable efforts to make capital expenditures (x) in accordance with the Capital Budget and (y) with respect to the time periods following the fiscal year ending December 31, 2021, consistent with past practice, (E) use commercially reasonable efforts to keep in full force and effect the Insurance Policies with substantially the same terms as existing on the date hereof, and (F) use commercially reasonable efforts to maintain the financial accounting methods, principles and practices of the Business (including with respect to its cash management practices and policies, practices and procedures relating to collection and accruals of accounts receivable and payment of accounts payable, and the establishment of reserves), except for any changes made in the ordinary course of business. Notwithstanding the foregoing provisions of this Section 5(a), (A) the Seller and its Affiliates (including the Equity Sellers and the Real Estate Sellers) will not be required to take any action prohibited by Section 5(b) in order to satisfy the Seller’s or its Affiliates’ (including the Equity Sellers and the Real Estate Sellers) obligations under this Section 5(a), (B) the Seller and its Affiliates (including the Equity Sellers and the Real Estate Sellers) shall not be deemed to have failed to satisfy its obligations under this Section 5(a) to the extent such failure resulted, directly or indirectly, from the Seller’s or and its Affiliates (including the Equity Sellers and the Real Estate Sellers) respective failure to take any action prohibited by Section 5(b) and (C) no action or inaction taken by Seller or any of its Affiliates with respect to matters addressed by Section 5(b) shall be deemed to be a breach of this Section 5(a) unless such action or inaction would constitute a breach of Section 5(b).

b.Matters Requiring Consent. Notwithstanding anything to the contrary contained in the foregoing Section 5(a), except (i) for the matters set forth in Section 5(b) of the Seller Disclosure Letter; (ii) as required by applicable Law or under any COVID-19 Measures; (iii) as contemplated by this Agreement or the Real Estate Purchase Agreement; (iv) with respect to any matter that does not relate to the Business, the Acquired Assets, the Acquired Interests or the OpCo Assumed Liabilities or (v) with the prior written consent (not to be unreasonably withheld, delayed or conditioned (except as otherwise set forth in the Real Estate Purchase Agreement)) of (A) OpCo Purchaser to the extent related to any of the OpCo Acquired Companies, the OpCo Acquired Interests, the OpCo Acquired Assets or the OpCo Assumed Liabilities or (B) PropCo Purchaser to the extent related to any of the PropCo Acquired Companies, the PropCo Acquired Interests or the Transferred Real Estate Assets (without limiting Section 7 of the Real Estate Purchase Agreement), from and after the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller and its Affiliates (with respect to the Business, including the Equity Sellers and the Real Estate Sellers) shall not, and shall cause the Acquired Companies (and their respective Subsidiaries) not to:
i.reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any membership interests or other equity or ownership interest, or make any other change with respect to the equity structure of any Acquired Company;
ii.cause or permit the sale, transfer, conveyance or disposal of any Real Property or any material portion of the other Acquired Assets or of any assets or properties of any Acquired Company, in each case, other than FF&E, Small Operating Equipment and Consumables (each as defined on Schedule 1.1) disposed of in the ordinary course of business;
iii.create, incur or suffer to exist any Lien in any way affecting the Acquired Assets or the Acquired Interests other than a Permitted Lien (it being understood that this clause (iii) shall not apply to any Lien encumbering the Acquired Assets that exists as of the date hereof so long as Seller or its Affiliates do not take any voluntary action to change such encumbrance);
iv.materially amend or modify, accelerate any material obligation or waive any material right under or terminate any Material Contract, or cause or permit the entering into of any Contract that would constitute a “Material Contract” if entered into on or prior to the date hereof, except (i) Material Contracts which are cancelable at any time without cause and without any penalty or fee on not more than thirty (30) days’ notice or (ii) with respect to new Material Contracts, or purchase orders, statements of work or similar arrangements under existing Material Contracts, that do not impose on Seller or any of its Affiliates (with respect to the Business) or the Acquired Companies an obligation to expend any funds;
v.amend, change or otherwise modify any Governing Documents of any of the Acquired Companies;

vi.issue, sell, assign, pledge, purchase, redeem, retire, grant registration rights to, subject to any Lien, transfer or dispose of, or agree to issue, sell, assign, pledge, purchase, redeem, retire, grant registration rights to, subject to any Lien, transfer or dispose of, all or any of the Acquired Interests or any other shares of capital units or other equity interests of any of the Acquired Companies, or issue any shares of capital units or equity interests or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital units or other equity interests of any of the Acquired Companies (other than pursuant to this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements) or grant any unit appreciation, “phantom” awards or similar rights;
vii.make any material change to the Business’ financial accounting methods, principles or practices, except as may be required (A) by applicable Law or by GAAP or (B) in the ordinary course of business so long as such changes are not material to the financial statements of Seller or any of its Affiliates;
viii.subject to Section 13 hereof, waive, release, assign, initiate, settle or compromise any Action relating to the Business, other than if such waiver, release, assignment, initiation, settlement or compromise (A) is not a settlement with a Governmental Authority, (B) involves solely the payment of cash of an amount not in excess of $5,000,000 in any individual matter, or $10,000,000 in the aggregate, and any such amount is paid prior to the Closing, and (C) does not involve any material continuing injunctive relief or non-monetary relief or judgment, in each case, other than confidentiality obligations;
ix.except as required by the terms of any collective bargaining agreement or Benefit Plan in existence as of the date of this Agreement, (I) grant (or announce to grant), pay or provide any severance, retention or termination payments or benefits to any Business Employee or former service provider of an OpCo Acquired Company, except in the ordinary course of business or pursuant to existing benefit programs, in each case, for Business Employees with annual base compensation that does not exceed $300,000, (II) increase (or announce to increase) the compensation, bonus, welfare, severance or other payments or benefits of, or pay any bonus to, any Business Employee, except (A) in the ordinary course of business for Business Employees with annual base salary that does not exceed $300,000 or (B) in respect of across-the-board salary and wage increases in the ordinary course of business consistent with past practice, (III) hire or terminate (other than for cause) any Business Employee with annual base salary that equals or exceeds $200,000, other than (A) a hiring to fill a vacancy of a position for a Business Employee in the ordinary course of business or (B) a termination of a Business Employee whose employment is considered “at-will,” (IV) voluntarily recognize a labor union, works council or similar labor organization or enter into, terminate, extend or materially modify any collective bargaining agreement, in each case, with respect to Business Employees, (V) take any action (including any “plant closing” or “mass layoff”) with respect to any of the Business Employees which would trigger any notification under the WARN Act, (VI) accelerate the vesting, funding or payment of any compensation or benefit for any Business Employee or (VII) establish, adopt, materially amend or terminate any Benefit Plan (other than any Seller Benefit Plan that is not an Assumed Seller Benefit Plan), other than any amendments or welfare plan renewals in the ordinary course of business that do not (A) increase the expense with respect to such Benefit Plan or (B) limit the ability of any of the Acquired Companies to amend or terminate any Benefit Plan or cause or permit any of the Acquired Companies to do any of the foregoing;
x.agree to voluntarily change or attempt to change, or cause or permit any of the Selling Entities, Real Estate Sellers or Acquired Companies to agree to voluntarily change or attempt to change, the current zoning of the Real Property or any material entitlements with respect to the Real Property; provided, however, that any of the Selling Entities, Real Estate Sellers or Acquired Companies shall be permitted (without the consent of the Purchasers but with notice to the Purchasers, which notice may be provided to the Purchasers following the signing or joining, as applicable, by any of the Selling Entities, Real Estate Sellers or Acquired Companies) to sign or join in (A) any applications for special use permits that are necessary for a tenant to operate in accordance with a permitted use clause under such tenant’s Lease in existence on the date hereof or hereafter entered into in accordance with the terms hereof and (B) any land use or related applications or documents necessary under the MSG Sphere Lease for the continuation or completion of construction of the “Project” (as defined in the MSG Sphere Lease) in accordance with the terms of the MSG Sphere Lease;
xi.modify, rescind, surrender or allow to lapse any Material Permits, including all Gaming Licenses and Liquor Licenses, or fail to use reasonable best efforts to obtain any renewal or extension, as may be required by applicable Law, of any such Material Permits, including all Gaming Licenses;
xii.(A) revoke, make or change any Tax election (including an entity classification election with respect to the Acquired Companies), (B) settle or compromise any material Tax claim or Liability, (C) incur any material Tax Liability outside of the ordinary course of business, (D) adopt or change (or request any taxing authority to change) its annual Tax accounting period or any material aspect of its accounting method with respect to Taxes, (E) enter into any closing agreement or other binding written agreement relating to Taxes with any taxing authority, or any Tax sharing agreement, (F) file any material amended Tax Return, (G) surrender any claim for a refund of a material amount of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), provided, however, that the Purchasers’ consent shall not be required with respect to any such action to the extent such action relates only to, and only affects, time periods prior to the Closing and does not adversely affect the Purchasers or the Acquired Companies after the Closing;
xiii.enter into any new material line of business or make any material change to the lines of business in which the Business participates or is engaged;
xiv.make any change in its policies, practices or conduct related to cash management customs and practices or systems of internal accounting controls (including with respect to the payment of accounts payable, collection of accounts receivable, maintenance of working capital balances, pricing and credit policies, standard terms and conditions, retention of title policies, and the sale, securitization, factoring or transfer of any accounts receivable), except in the ordinary course of business or as may be appropriate to conform to GAAP;
xv.write‑off as uncollectible accounts receivable, except write‑offs in the ordinary course of business charged to applicable reserves;
xvi.make any change to its customer pricing, rebates or discounts, or paying a premium to acquire any services or goods (including the Consumables), in each case, other than in the ordinary course of business;
xvii.acquire (including by merger, consolidation or acquisition of stock or assets) any interest, or make any investment, in any corporation, partnership, limited liability company or any other Person or any business organization or division thereof or any assets or properties, other than (A) any such acquisitions and investments with an aggregate value not in excess of $20,000,000 or (B) any Consumables in the ordinary course of business;
xviii.adopt a plan of complete or partial liquidation, dissolution or merger, consolidation, restructuring, recapitalization or other reorganization;
xix.amend, restate, supplement or otherwise modify the Capital Budget in any manner;
xx.declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or other property) on or with respect to any Acquired Interests or other membership interests or other equity or ownership interest of any Acquired Company, except to the extent of any cash dividend or distribution that would not result in the Business or the Acquired Companies having less than the greater of (A) the minimum cash balance required under applicable Gaming Laws and (B) the Minimum Casino Cash Amount;
xxi.voluntarily take (or fail to take) any action that would result in a failure to maintain any material Insurance Policies;
xxii.enter into any joint venture, strategic alliance, exclusive dealing or noncompetition contract or arrangement;
xxiii.sell, assign, transfer, lease, license or allow to lapse any material Company Owned Intellectual Property or any material Licensed House Marks, other than non-exclusive licenses granted in the ordinary course of business;
xxiv.enter into or amend any Contract with any Related Party, except for any such Contract that will be terminated at or before the Closing without any further liability or obligation (contingent or otherwise) of any Acquired Company or any other party thereunder;
xxv.effect any complete closure or shutdown of the Premises, other than (x) to the extent required or advisable in accordance with COVID-19 Measures or by any Governmental Authority or (y) any such closure or shutdown that has also been imposed on other similarly situated businesses in Las Vegas, Nevada;

xxvi.reduce amounts spent on business marketing efforts or activities, other than in the ordinary course of business;
xxvii.cause or permit the entering into of any Lease, or of any material amendment or modification to, or termination or cancellation of, any Lease, except: (x) entering into any amendment or modification to, or termination or cancellation of a Tenant Lease (other than the MSG Sphere Lease) in the ordinary course of business or in connection with any COVID-19 Measures, including any extension or renewal of an existing COVID-19 related abatement agreement, (y) with respect to new Tenant Leases having an initial term of three (3) years or less or extensions of existing Tenant Leases (other than the MSG Sphere Lease) which extend the current term by five (5) years or less (in each case, without further extension rights), in the case of both (x) and (y) above, to the extent such transaction is an arm’s-length transaction on market terms, and (z) extensions of any existing Tenant Lease where the extension or renewal option or right is exercisable by the tenant pursuant to the terms of such Tenant Lease without the consent or approval of Seller or its Affiliates; or
xxviii. agree, commit or resolve to, or authorize or announce an intention to, do any of the foregoing.
c.Intercompany Agreements; Termination of Contracts.
i.On or before the Closing Date (and in any event prior to the Closing), Seller and its respective Affiliates shall repay in full, terminate or cancel any intercompany loan, note advance receivable or payable between any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand.
ii.Seller shall, and shall cause each of the applicable Acquired Companies, to terminate or amend, effective prior to the Closing, each agreement solely between or among Seller and/or its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, which agreements shall include, any agreements or instruments evidencing, securing or otherwise relating to any intercompany debt obligations between or among the Acquired Companies, and/or any of their respective Affiliates, such that each Purchaser shall have no liability or obligation with respect thereto from and after the Closing. With respect to any agreements that are described in the immediately preceding sentence, including the agreements set forth on Section 5(c)(ii) of the Seller Disclosure Letter, any and all Liabilities of the Acquired Companies thereunder shall be fully satisfied, discharged or released at or prior to the Closing.
d.Consents and Approvals.
i.Each of OpCo Purchaser and Seller shall, within sixty (60) days following the date of this Agreement, file or supply, or cause to be filed or supplied in connection with the transactions contemplated by this Agreement, all notifications and information required to be filed or supplied pursuant to the HSR Act. OpCo Purchaser and Seller shall each pay and be responsible for one-half of all filing fees and related expenses under the

HSR Act. Except as otherwise set forth in subparagraphs (ii) and (v) below or otherwise in this Agreement, OpCo Purchaser, on the one hand, and Seller, on the other hand, shall pay and be responsible for one-half of all filing fees and related expenses under all Laws and regulations (other than under the HSR Act and Gaming Laws) necessary to consummate the Closing.
ii.As promptly as practicable after the date hereof (subject to Section 5(d)(iii), Section 5(d)(iv), Section 5(d)(ix) and Section 5(d)(x)), (A) Seller shall make, or cause to be made, all such other filings and submissions under Laws (including Gaming Laws) applicable to it, or to its Affiliates, as may be required for it to consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements, as applicable, including those described in Section 5(d)(ii)(A) of the Seller Disclosure Letter (the “Seller Transaction Filings”), (B) OpCo Purchaser shall make, or cause to be made, all such other filings and submissions under Laws (including Gaming Laws) applicable to it, or to its Affiliates or the OpCo Licensing Affiliates, as may be required for it to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, as applicable, including those described in Section 5(d)(ii)(B) of the OpCo Purchaser Disclosure Letter (the “OpCo Transaction Filings”), and (C) PropCo Purchaser shall make, or cause to be made, all such other filings and submissions under Laws (including Gaming Laws) applicable to it, or to its Affiliates or to the PropCo Licensing Affiliates, as may be required for it to consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements, as applicable, that are described in Section 5(d)(ii)(C) of the PropCo Purchaser Disclosure Letter (the “PropCo Transaction Filings”, and together with the Seller Transaction Filings and the OpCo Transaction Filings, the “Transaction Filings”). Subject to Section 5(d)(ix), Seller shall use and shall cause its Affiliates to use their respective reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Affiliates, in order for such Persons to be able to legally consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements, as applicable. Subject to Section 5(d)(viii), OpCo Purchaser shall use and shall cause its Affiliates and the OpCo Licensing Affiliates to use their respective reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Affiliates, in order for such Persons to be able to legally consummate the transactions contemplated by this Agreement or the Ancillary Agreements, as applicable. Subject to Section 5(d)(iii), Section 5(d)(iv) and Section 5(d)(ix), Seller and the OpCo Purchaser shall use and shall cause their respective Affiliates to use their respective reasonable best efforts to obtain, or cause to be obtained, the Federal Communications Commission consents necessary to be obtained by them, or their respective Affiliates, in order for such Persons to be able to legally consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements, as applicable. Seller, on the one hand, and the OpCo Purchaser, on the other hand, shall each pay and be responsible for one-half of all Federal Communications Commission filing fees. Notwithstanding anything to the contrary set forth in this Section 5(d)(ii), none of the Purchasers or Seller shall be obligated to (x) pay any material consideration to any third party from whom consent or approval is requested or (y) take, or agree to take, action pursuant to this Section 5(d)(ii) that is not conditioned upon, and effective at or after, the Closing.
iii.Except for filings with respect to the HSR Act, which filings shall be made pursuant to paragraph (i) above, OpCo Purchaser shall promptly (and in any event no more than thirty (30) Business Days after the date of this Agreement) file or cause to be filed (including by causing its applicable Affiliates and the OpCo Licensing Affiliates to file) all required initial applications and documents in connection with obtaining the Gaming Licenses applicable to it, its Affiliates and/or the OpCo Licensing Affiliates that are required to be obtained by OpCo Purchaser under applicable Gaming Laws in order to consummate the Closing (the “OpCo Gaming Licenses”); provided that, if OpCo Purchaser has been diligently pursuing such filings during such period but such filings are not ready to be submitted within such thirty (30) Business Day period, then such period shall be extended by an additional ten (10) Business Days. Such initial applications and documents shall be complete in all material respects and shall include the applicable applications and supporting materials for each required individual and entity as set forth in the Nevada Gaming Control Board Nonrestricted License Instructions. Following such initial applications, OpCo Purchaser shall use its reasonable best efforts to promptly file or cause to be filed, with respect to OpCo Purchaser, its Affiliates and the OpCo Licensing Affiliates, as applicable, all such filings, applications, documents and information as may be reasonably requested by any Gaming Authority for a completed licensing application for the OpCo Gaming Licenses. OpCo Purchaser shall use its reasonable best efforts to pursue the OpCo Gaming Licenses, including by (A) promptly filing or causing its Affiliates and the OpCo Licensing Affiliates to file such additional applications, documents and information as may be reasonably required by the Gaming Authorities, (B) attending all meetings and interviews required by the Gaming Authorities, and (C) promptly using reasonable best efforts to replace individual applicants who have been determined by the Gaming Authorities or OpCo Purchaser to be unacceptable with suitable replacement applicants, as determined by OpCo Purchaser in its sole discretion, and causing such replacement applicants to promptly file complete applications and documents. OpCo Purchaser shall use its reasonable best efforts to promptly comply (and cause each such Person making an application in connection with the OpCo Gaming Licenses to comply) with any reasonable request of any Gaming Authority related to any such applications. Notwithstanding anything to the contrary set forth herein, OpCo Purchaser shall not be obligated to take, or obligated to agree to take, action pursuant to this Section 5(d)(iii) that is not conditioned upon, and effective at or after, the Closing.
iv.Except for filings with respect to the HSR Act, which filings shall be made pursuant to paragraph (i) above, Seller shall promptly (and in any event no more than thirty (30) Business Days after the date of this Agreement) file or cause to be filed (including by causing its applicable Affiliates) all required initial applications and documents in connection with obtaining the Gaming Licenses applicable to the OpCo Asset Company that is required to be obtained by such OpCo Asset Company under applicable Gaming Laws in order to consummate the Closing (the “OpCo Asset Company Gaming Licenses”); provided that, if Seller has been diligently pursuing such filings during such period but such filings are not ready to be submitted within such thirty (30) Business Day period, then such period shall be extended by an additional ten (10) Business Days. Such initial applications and documents shall include the applicable applications and supporting materials for each required individual and entity as set forth in the Nevada Gaming Control Board Nonrestricted License Instructions. Following such initial applications, Seller shall use its reasonable best efforts to promptly file or cause to be filed, with respect to Seller, its Affiliates and the applicable OpCo Asset Company, all such filings, applications, documents and information as may be reasonably requested by any Gaming Authority for a completed licensing application for the OpCo Asset Company Gaming Licenses. Seller shall use its reasonable best efforts to pursue the OpCo Asset Company Gaming Licenses, including by filing or causing its Affiliates to file such additional applications, documents and information as may be reasonably required by the Gaming Authorities. Seller shall use its reasonable best efforts to promptly comply (and cause each such Person making an application in connection with the OpCo Asset Company Gaming Licenses to comply) with any reasonable request of any Gaming Authority related to any such applications. Notwithstanding anything to the contrary set forth herein, Seller shall not be obligated to take, or obligated to agree to take, action pursuant to this Section 5(d)(iv) that is not conditioned upon, and effective at or after, the Closing.
v.OpCo Purchaser shall attend any hearings or meetings with Gaming Authorities to obtain the OpCo Gaming Licenses and shall accept all conditions placed on the OpCo Gaming Licenses that are routinely imposed by the Gaming Authorities on similar licenses. OpCo Purchaser acknowledges and agrees that it shall pay and be solely responsible for the payment of all filing, permitting and licensing fees and other charges (including all due diligence and investigative expenses) of any Gaming Authorities or other Governmental Authorities with respect to OpCo Purchaser and OpCo Purchaser’s Licensing Affiliates incurred in connection with obtaining the OpCo Gaming Licenses, including with respect to any Gaming Licenses required to be obtained by any OpCo Acquired Company.
vi.Seller shall attend any hearings or meetings with Gaming Authorities to obtain the OpCo Asset Company Gaming Licenses as promptly as practicable. Each of Seller, on the one hand, and OpCo Purchaser, on the other hand, acknowledges and agrees that each of them shall pay fifty percent (50%) of all filing, permitting and licensing fees and other charges (including all due diligence and investigative expenses) of any Gaming Authorities or other Governmental Authorities incurred by Seller and its Affiliates in connection with obtaining the OpCo Asset Company Gaming Licenses, including with respect to any Gaming Licenses required to be obtained by any Seller Affiliate in connection with the OpCo Reorganization.
vii.(A) OpCo Purchaser and Seller shall reasonably coordinate and cooperate with one another in exchanging and providing such information to each other in making the filings and requests referred to in paragraph (i) above, provided that HSR Act filings and attachments need not be exchanged or preapproved by the other party, and (B) each of the Purchasers and Seller shall reasonably coordinate and cooperate with one another in exchanging and providing such information to each other in making the filings and requests referred to in paragraph (ii) above, provided that (x) filings and other information shared with Gaming Authorities need not be exchanged or preapproved by the other parties and (y) any exchange of information between one or more of Seller and the Purchasers in connection with any filings shall be done in a manner that complies with applicable Law. Without limiting the foregoing, Seller and the Purchasers shall (1) promptly advise the other parties upon it or its Licensing Affiliates receiving any communications or documentary material from any Gaming Authority from which authorizations, approvals, consents and/or waivers is required for consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement which indicates there is a reasonable likelihood that any such authorization, approval, consent or waiver from such Gaming Authority will not be obtained or that the receipt of any such authorization, approval, consent or waiver will be materially delayed and (2) promptly notify the other parties hereto in writing of any pending or, to such party’s Knowledge, threatened Action by any Governmental Authority (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, or (ii) seeking to restrain, delay or prohibit the transactions contemplated by this Agreement or the Real Estate Purchase Agreement. Subject to the limitations otherwise set forth herein, the parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.
viii.Each of the Purchasers and Seller, as applicable, shall promptly inform the other parties of any material communication from the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority (other than any Gaming Authority) regarding any of the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements. If the Purchasers or Seller or any of their respective Affiliates or Licensing Affiliates, as applicable, receives a request for additional information or documentary material from any such Governmental Authority (other than any Gaming Authority), with respect to the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, if necessary, an appropriate response in compliance with such request. The Purchasers and Seller will advise one another promptly in respect of any non-confidential understandings, undertakings or agreements (oral or written) which a Purchaser or Seller, as applicable, proposes to make or enter into (or has been requested to make or enter into) with the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority (other than any Gaming Authority) in connection with the transactions contemplated by this Agreement or the Real Estate Purchase Agreement. Except for personal information of any party or any of their respective Affiliates or Licensing Affiliates, each of the Purchasers and Seller shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority (other than a Gaming Authority) in connection with the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements. Each of the Purchasers and Seller agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority (other than a Gaming Authority) in connection with the transactions contemplated by this Agreement or the Real Estate Purchase Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Notwithstanding this Section 5(d)(viii), OpCo Purchaser shall determine the timing and strategy and be solely responsible for the final content of any substantive communications with any applicable Governmental Authority with respect to obtaining approval or expiration of any waiting period under any applicable Antitrust Laws and with respect to obtaining the OpCo Gaming Licenses; provided, that OpCo Purchaser shall, in good faith, but in its sole discretion, take into consideration Seller’s views, suggestions and comments regarding nonconfidential strategy and efforts. In addition, each of the parties shall provide the other parties with status updates and information on a regular basis and shall promptly respond to reasonable requests from the other parties for updates and information with respect to the OpCo Gaming Licenses, the OpCo Asset Company Gaming Licenses, and OpCo Purchaser’s efforts in obtaining such OpCo Gaming Licenses and OpCo Asset Company Gaming Licenses.
ix.Each of Seller and OpCo Purchaser shall agree to use its reasonable best efforts to take (and to cause its respective Affiliates (including with respect to OpCo Purchaser, the OpCo Licensing Affiliates) to take) as promptly as practicable any and all reasonable steps or actions that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws and Gaming Laws that may be required by any Governmental Authority, including any Gaming Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, as applicable, as promptly as practicable, including, if required in connection with any Antitrust Law, committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, as applicable, as promptly as practicable (and in any event prior to the Outside Closing Date). Further, OpCo Purchaser will, and will cause its Affiliates to, use reasonable best efforts to (A) take any and all reasonable actions necessary in order to ensure that (1) no requirement for any non-action by or consent or approval of any Governmental Authority (including any Gaming Authority) exists with respect to any Antitrust Laws or Gaming Laws, (2) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding exists with respect to any Antitrust Laws or Gaming Laws and (3) any approvals required to consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement from any Governmental Authority (including any Gaming Authority) are secured (as promptly as reasonably practicable (and in any event prior to the Outside Closing Date)); and (B) agree and commit to litigate or participate in the litigation of any Action involving the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority (other than any Gaming Authority), in order to: (x) oppose or defend against any Action by any such Governmental Authority (other than any Gaming Authority) to prevent or enjoin the consummation of the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement; or (y) overturn any regulatory Action by any such Governmental Authority (other than any Gaming Authority) to prevent consummation of the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, as applicable, including by defending any Action brought by any such Governmental Authority (other than any Gaming Authority) in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any Order (other than a denial of any application of an OpCo Gaming License), in each case (clauses (1) through (3)), so as to enable the Closing to occur as promptly as reasonably practicable (and in any event prior to the Outside Closing Date). Notwithstanding anything to the contrary set forth herein, (x) none of OpCo Purchaser or Seller shall be obligated to take, or agree to take, action pursuant to Section 5(d)(ii), Section 5(d)(iv) or this Section 5(d)(ix) that is not conditioned upon, and effective at or after, the Closing and (y) Seller shall not be required to take any action(s), or refrain from taking any action(s), that may be required or requested by any Governmental Authority (including any Gaming Authority) in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5(d) to the extent that such action(s) or inaction(s) would, (1) require Seller or its Affiliates to take any action(s), or refrain from taking any action(s), with respect to any state or local Governmental Authority (or political subdivision thereof) that is not constituted under Laws of the State of Nevada, or (2) individually or in the aggregate, reasonably be expected to have an adverse impact on the operation, legal status or condition (financial or otherwise) of the business and assets of Seller or its Affiliates that do not constitute the Business or the Acquired Assets.
x.PropCo Purchaser shall use its reasonable best efforts to (and to cause its Affiliates and the PropCo Licensing Affiliates to use their respective reasonable best efforts to) (x) make, or cause to be made, the PropCo Transaction Filings and (y) obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities (including Gaming Authorities) necessary to be obtained by it, or its Affiliates, in order for such Persons to be able to legally consummate the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements, as applicable (any such authorizations, approvals, consents and waivers, collectively, the “PropCo Closing Consents”). Notwithstanding anything in this Agreement to the contrary, reasonable best efforts for purposes of this Section 5(d) shall not require PropCo Purchaser Parent or any of its Affiliates to litigate or defend any suit or proceeding brought by the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority including any Gaming Authority, whether judicial or administrative and in no event shall PropCo Purchaser Parent or any of its Affiliates be required to agree to (x) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of their respective businesses, assets or Contracts or (y) take any other action(s), or refrain from taking any action(s), that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5(d) to the extent that such action(s) or inaction(s) would, individually or in the aggregate, reasonably be expected to (A) require the divestiture by PropCo Purchaser Parent or any of its Affiliates of any of their respective facilities, properties or other assets (or leasehold rights therein), (B) require PropCo Purchaser Parent or any of its Affiliates to undertake new construction activity, (C) require (1) PropCo Purchaser Parent or any of its Affiliates to obtain a nonrestricted license (or such other Gaming License for which the holder is responsible for gaming operations) from a Gaming Authority or have a certified development agreement from a Governmental Authority or (2) a nonrestricted license (or such other Gaming License for which the holder is responsible for gaming operations) to own the building where gaming operations are conducted, (D) require PropCo Purchaser Parent or any of its Affiliates to terminate, modify or extend existing material contractual rights and obligations with respect to any real property including any real property lease or any tenant or (E) otherwise have a material and adverse impact on PropCo Purchaser Parent (taken as a whole together with its Affiliates and Subsidiaries). Further, neither PropCo Purchaser Parent nor any of its Affiliates shall be obligated to take, or agree to take, action pursuant to this Section 5(d) that is not conditioned upon, and effective at or after, the Closing. Notwithstanding anything to the contrary set forth in this Agreement, none of PropCo Purchaser Parent, any of its Affiliates, or the PropCo Licensing Affiliates shall have any obligation to (i) take any action or refrain from taking any action pursuant to this Section 5(d), including, for the avoidance of doubt, any action or inaction requested by Governmental Authorities, including Gaming Authorities, if PropCo Purchaser obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair the PropCo Purchaser Parent or material Subsidiaries from continuing to be treated as a “real estate investment trust” under Section 856(a) of the Code, or any similar or successor provisions thereto; (ii) assuming the accuracy of the representations and warranties of the PropCo Purchaser set forth in Section 17(b)(B), file or cause to be filed premerger notification or take any action under or relating to the HSR Act; or (iii) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the Business; provided, that PropCo Purchaser Parent or its Affiliates may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that PropCo Purchaser Parent or its Affiliates are excused from taking such action or refraining from taking such action by this Section 5(d)(x); and provided, further, that PropCo Purchaser will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action.
xi.Each of the Purchasers and Seller agrees that, in connection with making the filings and requests referred to in paragraphs (i) and (ii) above or in connection with the transactions contemplated by this Agreement, each party shall not make, or permit or suffer any Person acting on its behalf to make, any bribe, kickback or any other type of payment or confer any benefit that is unlawful under any applicable Law.
xii.Seller shall use commercially reasonable efforts to obtain and deliver to PropCo Purchaser or OpCo Purchaser, as applicable, on or before the Closing Date, those estoppel certificates, subordination, non-disturbance and attornment agreements, third party consents, approvals, terminations, amendments and/or acknowledgments, each in recordable form, as applicable, that are set forth on Section 5(d)(xii) of the Seller Disclosure Letter attached hereto in the respective forms that are reasonably approved by PropCo Purchaser or OpCo Purchaser, as applicable (subject to commercially reasonable changes requested by the applicable third party).
e.Exclusivity. During the Contract Period, Seller shall not, and shall cause and instruct its Affiliates, directors, officers, employees and representatives not to, and shall not authorize or permit any of the foregoing to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage any inquiry, proposal or offer from, any Person (other than the Purchasers and their respective Affiliates with respect to the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby) regarding any offer or inquiry from any Person relating to any direct or indirect merger, consolidation, reorganization or acquisition of the Business, the Acquired Companies (or equity interests therein) or all or any material portion of the Business (excluding, for the avoidance of doubt, any sale of Consumables by the Business) or all or any portion of the Integrated Resort or the fee and related interests of Sands Arena Landlord LLC and VCR with respect to the MSG Sphere at the Venetian or the Transferred Real Estate Assets, including any sale, lease, sale leaseback or mortgage of the Transferred Real Estate Assets (an “Offer”), (ii) furnish any information to, or participate in any negotiations or discussions with, or enter into any agreement in principle, arrangement, understanding or Contract with, any Person with respect to any Offer, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Offer or (iv) otherwise resolve, propose or agree to do any of the foregoing. Seller agrees that any such discussions, negotiations and other communications in progress as of the date of this Agreement shall immediately be terminated and shall request that any confidential information regarding the Business and held by any Person in connection with such discussions, negotiations or other communications be promptly returned to Seller or destroyed. In no event shall Seller accept or enter into any agreement (including any confidentiality or non-disclosure agreement) concerning any such third-party transaction. Seller shall notify the Purchasers as promptly as reasonably practicable upon any Offer that is in writing and is a bona fide offer or proposal to acquire the Business, the Integrated Resort, the fee and related interests of Sands Arena Landlord LLC and VCR with respect to the MSG Sphere at the Venetian, any of the Acquired Assets or any of the Acquired Interests.
f.Restrictive Covenants.
i.Gaming Facility Non-Competition. From and after the date of this Agreement, Seller shall not, and shall cause the Selling Entities and its and their respective Affiliates (other than the Acquired Companies) not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, invest in, acquire, manage, control, own any interest in or operate, until the date that is four (4) years after the Closing Date, any Gaming Facility that is physically located within the State of Nevada (the “Specified Gaming Competitive Business”); provided, that if this Agreement is terminated pursuant to Section 14(a), the obligations set forth in this Section 5(f)(i) shall also terminate; and provided, further, that nothing contained in this Section 5(f)(i) shall be deemed to restrict or prohibit any business marketing efforts or activities by Seller, or any of its Affiliates, that occur within the State of Nevada, so long as such efforts and activities do not relate to any Specified Gaming Competitive Business from and after the date of this Agreement until the date that is four (4) years after the Closing Date.
ii.Online Gaming Non-Competition. From and after the date of this Agreement, Seller shall not, and shall cause the Selling Entities and its and their respective Affiliates (other than the Acquired Companies) not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, invest in, acquire, manage, control, own any interest in or operate, until the date that is four (4) years after the Closing Date, any internet or online gaming facility that is accessible in or from the State of Nevada (the “Nevada Online Gaming

Competitive Business”); provided, that if this Agreement is terminated pursuant to Section 14(a), the obligations set forth in this Section 5(f)(ii) shall also terminate; and provided, further, that nothing contained in this Section 5(f)(ii) shall be deemed to restrict or prohibit (A) any business marketing efforts or activities by Seller, or any of its Affiliates, that occur within the State of Nevada, so long as such efforts and activities do not relate to any Nevada Online Gaming Competitive Business from and after the date of this Agreement until the date that is four (4) years after the Closing Date, or (B) any investment or acquisition by Seller or any of its Affiliates of not more than twenty percent (20%) of the total outstanding stock or other equity interest of a Person that manages, controls or owns any interest in or operates a Nevada Online Gaming Competitive Business as a passive investment in which, for the avoidance of doubt, Seller (or its Affiliate) does not (x) have the power (whether through the ownership of voting equity interests of such Person, by Contract or otherwise) to direct the management and policies of such corporation, organization, entity or other Person or (y) have the ability to designate or nominate any representatives to the board of directors (or similar governing body) of such corporation, organization, entity or other Person.
iii.Non-Competition Outside of Gaming. From and after the date of this Agreement, Seller shall not, and shall cause the Selling Entities and its and their respective Affiliates (other than the Acquired Companies) not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, invest in, acquire, manage, control, own any interest in or operate, until the date that is four (4) years after the Closing Date, any Convention, Hotel and F&B Facility that is physically located within the State of Nevada (the “Specified Non-Gaming Competitive Business”); provided, that if this Agreement is terminated pursuant to Section 14(a), the obligations set forth in this Section 5(f)(iii) shall also terminate; and provided, further, that nothing contained in this Section 5(f)(iii) shall be deemed to restrict or prohibit any business marketing efforts or activities by Seller, or any of its Affiliates, that occur within the State of Nevada, so long as such efforts and activities do not relate to any Specified Non-Gaming Competitive Business from and after the date of this Agreement until the date that is four (4) years after the Closing Date.
iv.Non-Solicitation and No-Hire of Employees.
1.From and after the date of this Agreement until the earlier of (A) the termination of this Agreement and (B) the date that is two (2) years after the Closing Date, Seller shall not, and shall cause the Selling Entities and its and their respective Affiliates not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, (x) solicit or hire, or attempt to hire, any individual listed on Section 5(f)(iv)(1) of the OpCo Purchaser Disclosure Letter (each, an “OpCo Covered Employee”), including, prior to the Closing, taking any action to transfer any OpCo Covered Employee to any role or position with Seller or its Affiliates that would cause such OpCo Covered Employee to cease to be a Business Employee or (y) otherwise cause, assist or knowingly encourage any such OpCo Covered Employee to terminate his or her employment, consultancy or other similar arrangement with OpCo Purchaser or any of its Affiliates operating the Business in order to become an employee, consultant or independent contractor to or for any other employer; provided that this Section 5(f)(iv)(1)

will not be breached (1) solely by a general employment solicitation such as newspaper advertisements or job fairs, or recruitment efforts by a recruiting agency, which are not directed at any OpCo Covered Employee, (2) if, at the time of any solicitation, the OpCo Covered Employee had ceased to be an employee, consultant or independent contractor of OpCo Purchaser or any of its Affiliates operating the Business (or any of their respective successors) for at least six (6) months prior to the time of such solicitation or (3) by the hiring, employment or engagement of any OpCo Covered Employee who is solicited under clause (2) above.
2.From and after the date of this Agreement until the earlier of (A) the termination of this Agreement and (B) the date that is two (2) years after the Closing Date, OpCo Purchaser shall not, and shall cause its Affiliates not to, and from and after the Closing, shall cause the OpCo Acquired Companies not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, (x) solicit or hire, or attempt to hire, any individual listed on Section 5(f)(iv)(2) of the Seller Disclosure Letter (each, a “Seller Covered Employee”) or (y) otherwise cause, assist or knowingly encourage any such Seller Covered Employee to terminate his or her employment, consultancy or other similar arrangement with Seller or any of its Affiliates (excluding, from and after the Closing, the OpCo Acquired Companies) in order to become an employee, consultant or independent contractor to or for any other employer; provided that this Section 5(f)(iv)(2) will not be breached (1) by any actions taken by OpCo Purchaser or its Affiliates or its or their Representatives pursuant to Section 11 hereof, (2) solely by a general employment solicitation such as newspaper advertisements or job fairs, or recruitment efforts by a recruiting agency, which are not directed at any Seller Covered Employee, (3) if, at the time of any solicitation, the Seller Covered Employee had ceased to be an employee, consultant or independent contractor of Seller or any of its Affiliates (excluding, from and after the Closing, the OpCo Acquired Companies) (or any of their respective successors) for at least six (6) months prior to the time of such solicitation or (4) by the hiring, employment or engagement of any Seller Covered Employee who is solicited under clause (3) above.
v.Non-Solicitation of Customers. From and after the date of this Agreement until the earlier of (A) the termination of this Agreement and (B) the date that is four (4) years after the Closing Date, the Selling Entities shall not, and shall cause their respective Affiliates not to, directly or indirectly, on such Person’s own behalf or on behalf of any other Person, divert or attempt to divert (by solicitation, diversion, direct or targeted marketing, contact or otherwise) from the Business, OpCo Purchaser, any of the OpCo Acquired Companies or any of their respective Affiliates (collectively, together with their respective successors, the “Protected Persons”) any Top 50 MICE Customer to visit or host a convention or exhibition at any Gaming Facility or Convention, Hotel and F&B Facility owned or operated by Seller and its Affiliates in the United States or Canada other than the Integrated Resort, including through the use of the Customer Data to identify, contact or solicit any Top 50 MICE Customer.
vi.Non-Disparagement. From and after the date of this Agreement, the Purchasers, on the one hand, and Seller, on the other hand, shall not directly or indirectly

(and each shall cause its respective Affiliates not to), directly or indirectly, make or publish, or cause to be made or published any statement, observation, image or otherwise communicate any information (whether in written or oral form, electronically or otherwise, to the press or to any other Person) that defames, disparages or slanders the Other Party (including with respect to business reputation, practices, prior business dealings or relationships or otherwise) or any of their respective businesses, properties, operations, directors, officers, employees or assets, (including, with respect to the Purchasers, any of the Acquired Companies, the Integrated Resort or the MSG Sphere at the Venetian); provided, however, that nothing in this Section 5(f)(vi) shall prohibit (1) truthful statements compelled by legal process, as part of a response to a request for information from any Governmental Authority or as testimony in any legal or regulatory process or proceeding, (2) any statements in connection with any Action, (3) filing any necessary documents in accordance with Law or applicable stock exchange requirements, (4) factual statements by a party hereto regarding the business, condition, results or prospects of the casino located on the Integrated Resort, the Transferred Real Estate Assets, or of such party or any of its Subsidiaries, in connection with any public earnings call or otherwise or (5) factual statements by a party hereto in connection with comparative marketing efforts. Each party hereto understands that the obligations under this paragraph extend only to such party’s current and future executive officers and members of its board of directors and public relations employees and only for so long as each officer or member is an employee or director of such party.
vii.Marketing Matters. OpCo Purchaser acknowledges that there may be local Law restrictions with respect to marketing of the Business in certain territories and that marketing in contravention of such restrictions may result in a violation of applicable Law.
viii.The parties hereto acknowledge and agree that the restrictions contained in this Section 5(f) (A) are reasonable in scope and duration in the light of the nature, size and location of the Business, the Acquired Assets and the Acquired Companies and (B) shall remain subject to the rights expressly set forth in, and granted to each applicable party under, the Ancillary Agreements. The parties hereto further acknowledge that the restrictions contained in this Section 5(f) are necessary to preserve and protect the Purchasers’ significant investment in the Business, including its value and goodwill, the Acquired Assets and the Acquired Interests. It is the desire and intent of the parties hereto that the provisions of this Section 5(f) be enforced to the fullest extent permissible under applicable Law. If any provision of this Section 5(f) is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law, and the remainder of this Section 5(f) shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of this Section 5(f) in the particular jurisdiction in which such adjudication is made.
g.Financial Statements and Reports.
i.During the Contract Period, Seller shall use commercially reasonable efforts to:

1.furnish or cause to be furnished to the Purchasers, as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, an income statement of the Business for such calendar month, in reasonable detail and prepared (subject to normal year-end audit adjustments and the absence of footnotes) in accordance with GAAP, consistently applied;
2.furnish or cause to be furnished to the Purchasers, as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, excluding the last fiscal quarter in each fiscal year, an income statement of the Business for the fiscal quarter then ended and the fiscal year through that date, as well as the same for the corresponding period in the prior fiscal year, in reasonable detail and prepared (subject to normal year-end audit adjustments and the absence of footnotes) in accordance with GAAP, consistently applied; and
3.furnish or cause to be furnished to the Purchasers, within ninety (90) calendar days after the end of the last fiscal quarter in each fiscal year, an income statement of the Business for the fiscal year ended, in reasonable detail and prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), consistently applied.
ii.Notwithstanding anything herein to the contrary, Seller shall use commercially reasonable efforts to:
1.From the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Section 14, the date of such termination), to the extent PropCo Purchaser Parent or any of its Subsidiaries determines that any financial statements (excluding pro forma financial statements) of the Business are required to be filed with the SEC to comply with Rule 3-05, Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) or any analogous provisions, to satisfy the reporting obligations of PropCo Purchaser Parent or any of its Subsidiaries on Form 8-K (or any amendments thereto) in connection with the transactions contemplated hereby as a result of the Closing (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from PropCo Purchaser at any time after the date hereof Seller shall use (at PropCo Purchaser’s sole expense) commercially reasonable efforts to prepare and deliver such Form 8-K Financial Statements to PropCo Purchaser as soon as reasonably practical (but in no event later than the sixtieth (60th) day following the Closing Date).
2.In furtherance of the provisions of Section 5(g)(ii)(1), Seller shall prior to or after the Closing Date, and prior to the Closing shall and shall cause the Selling Entities and their respective Subsidiaries to use commercially reasonable efforts to (A) provide reasonable assistance and cooperation with PropCo Purchaser Parent’s or any of its Subsidiaries’ preparation of any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X and other financial information derived from the Form 8-K Financial Statements, and (B) use reasonable best efforts to cause the Selling Entities’ independent accounting firm to take the actions contemplated by Section 5(g)(ii)(1) with respect to the Form 8-K Financial Statements or other financial statements or information prepared pursuant to this Section 5(g)(ii)(2), including by providing such independent accounting firm with reasonable access to the books, records and employees of Seller or the Selling Entities and their respective Subsidiaries reasonably required to conduct such audit and reasonable assistance in completing such audit; provided, further, that nothing in this Section 5(g)(ii) shall unreasonably interfere with the business or operations of Seller or any Selling Entity or their respective Subsidiaries.
3.Notwithstanding anything to the contrary in this Agreement, (A) on or prior to the Closing Date, Seller shall deliver to the Purchasers audited financial statements of the Business which shall include balance sheets and related statements of income, stockholders’ equity, cash flows and notes for the fiscal years ended December 31, 2019 and December 31, 2020, (B) if the Closing Date occurs on or before December 31, 2021, then, in addition to the audited financial statements described in clause (A), on or prior to the earlier to occur of (1) sixty (60) days after Closing Date and (2) February 9, 2022, Seller shall deliver to the Purchasers, audited financial statements of the Business which shall include balance sheets and related statements of income, stockholders’ equity, cash flows and notes for the period commencing January 1, 2021 and ending on the Closing Date and (C) if the Closing Date occurs on or after January 1, 2022, then, in addition to the audited financial statements described in clause (A), on or prior to the earlier to occur of (1) sixty (60) days after Closing Date and (2) February 9, 2023, Seller shall deliver to the Purchasers, audited financial statements of the Business which shall include balance sheets and related statements of income, stockholders’ equity, cash flows and notes for (i) the fiscal year ended December 31, 2021 and (ii) the period commencing January 1, 2022 and ending on the Closing Date (the financial statements described in (A) through (C), the “Audited Financial Statements”). The financial statements provided by Seller pursuant to this Section 5(g)(ii)(3) shall be prepared in accordance with GAAP. The covenants and agreements of this Section 5(g)(ii)(3) shall survive the Closing.
4.For the avoidance of doubt, any such obligations of Seller or the Selling Entities under Section 5(g)(ii)(1), (2) and (3) shall be at PropCo Purchaser’s sole expense and PropCo Purchaser will promptly reimburse Seller for any costs and expenses (including all independent auditor fees and reasonable legal and accounting fees, third party labor costs and contractor costs and such reasonable internal costs of Seller in an amount not to exceed $250,000) incurred by Seller or any of the Selling Entities (including those of their respective Affiliates or Representatives) in connection with its performance under this Section 5(g)(ii) in accordance with the provisions set forth in Section 5(i).
5.As used in this Section 5(g)(ii), “Business” shall mean the Business as reflected in the Financial Statements.

iii.Notwithstanding anything to the contrary, Seller shall not be deemed to have breached its obligations under Section 5(g) as it relates to the condition set forth in Section 12(b)(i) of this Agreement or Section 9(b)(iv) of the Real Estate Purchase Agreement unless the Form 8-K Financial Statements or the Audited Financial Statements have not been obtained solely as a result of material breach by the Seller of its obligations under this Section 5(g).
iv.PropCo Purchaser shall keep Seller reasonably informed as to the status of its determination of whether the Form 8-K Financial Statements are required to be filed with the SEC.
v.PropCo Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Form 8-K Financial Statements or the Audited Financial Statements and any information utilized except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise as a direct result of the willful misconduct of Seller.
h.PropCo Purchaser Debt Financing.
i.PropCo Purchaser shall, and, as applicable, shall cause its Affiliates and Representatives to, use their reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable to arrange, and obtain the proceeds of, the PropCo Purchaser Debt Financing as promptly as reasonably practicable, and in any event at or prior to the Closing, on the terms and conditions in the PropCo Purchaser Debt Commitment Letter (including, if required by the PropCo Purchaser Lenders, the “flex” provisions thereof), including using reasonable best efforts to: (a) maintain in effect (until the expiration thereof in accordance with their respective terms) the PropCo Purchaser Debt Commitment Letter; (b) negotiate definitive agreements (any such agreements, the “PropCo Purchaser Definitive Financing Agreements”) with respect to the PropCo Purchaser Debt Financing consistent with the terms and conditions contained in the PropCo Purchaser Debt Commitment Letter; (c) satisfy on a timely basis all terms and conditions applicable to PropCo Purchaser to the PropCo Purchaser Debt Financing in the PropCo Purchaser Debt Commitment Letter and the PropCo Purchaser Definitive Financing Agreements and comply in all material respects with its obligations thereunder; (d) obtain such third-party consents as may be reasonably required in connection with the PropCo Purchaser Debt Financing; (e) assuming the conditions in Section 12(b), consummate and cause the PropCo Purchaser Financing Parties to consummate the PropCo Purchaser Debt Financing at or prior to the Closing Date and to pay related fees and expenses on the Closing Date; and (f) promptly enforce (in accordance with the terms thereof) its rights under the PropCo Purchaser Debt Commitment Letter and the PropCo Purchaser Definitive Financing Agreements in a timely and diligent manner.
ii.PropCo Purchaser shall not, without the prior written consent of Seller, permit any amendment, replacement, supplement or modification to, or any waiver of any condition, provision or remedy under, the PropCo Purchaser Debt Commitment Letter or (prior to Closing) the PropCo Purchaser Definitive Financing Agreements, if any (provided that PropCo Purchaser may amend, replace, supplement or modify the PropCo Purchaser Debt Commitment Letter or PropCo Purchaser Definitive Financing Agreements without any such consent of Seller only if such amendment, replacement, supplement, modification, waiver or remedy (A) does not impose any new conditions or contain additional conditions beyond those contained in the PropCo Purchaser Debt Commitment Letter as of the date hereof or otherwise amend, expand or modify any existing condition or contingency to the funding of the PropCo Purchaser Debt Financing contained in the PropCo Purchaser Debt Commitment Letter as of the date hereof, (B) does not adversely impact (1) the ability of the PropCo Purchaser to (I) enforce its rights against other parties to the PropCo Purchaser Debt Commitment Letter or the PropCo Purchaser Definitive Financing Agreements or (II) to consummate the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, or (2) the likelihood of consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, (C) otherwise would not reasonably be expected to (1) prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement or (2) make the satisfaction of the conditions to obtaining any portion of the PropCo Purchaser Debt Financing or the funding of any portion thereof less likely to occur and (D) does not reduce the aggregate amount of the PropCo Purchaser Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof)); provided that, for the avoidance of doubt, PropCo Purchaser may amend the PropCo Purchaser Debt Commitment Letter to add lenders, lead arrangers, bookrunners, co-managers, syndication agents or other financing sources with similar roles or titles who had not executed the PropCo Purchaser Debt Commitment Letter as of the date hereof in connection therewith and amend the economic and other arrangements in the PropCo Purchaser Debt Commitment Letter to the extent relating to the appointment of such existing and additional entities so long as after giving effect to any such amendments the representations and warranties of PropCo Purchaser contained in Section 17(f)(ii) with respect to sufficiency of funds shall be true and correct. PropCo Purchaser shall promptly after execution deliver to Seller copies of any amendment, replacement, supplement, modification or waiver to the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Definitive Financing Agreements. Notwithstanding anything contained herein to the contrary, PropCo Purchaser may terminate the PropCo Purchaser Debt Commitment Letter or reduce, in whole or in part, at any time or from time to time, the aggregate amount of the PropCo Purchaser Debt Financing in the event the PropCo Purchaser Group either (x) raises bond proceeds and/or proceeds from the sale of equity interests in an amount sufficient, when taken together with cash on hand or other sources of immediately available funds and the proceeds from the remaining PropCo Purchaser Debt Financing (if any), to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement or (y) enters into an issuer forward, provided that, any such replacement (a “PropCo Capital Markets Replacement”) of the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Definitive Financing Agreement described in this sentence (A) shall not cause any of the effects specified in clauses (A) – (C) of the first proviso in this Section 5(h)(ii) with respect to any remaining portion of the PropCo Purchaser Debt Financing as set forth in the PropCo Purchaser Debt Commitment Letter on the date hereof, (B) shall not reduce the aggregate amount of the PropCo Purchaser Debt Financing unless such reduction is replaced by an aggregate amount of the PropCo Capital Markets Replacement equal to or greater than such reduction (calculated on a net cash proceeds basis), (C) shall not contain terms and conditions materially less favorable to PropCo Purchaser in the aggregate than the PropCo Purchaser Debt Financing contemplated by the PropCo Purchaser Debt Commitment Letter in effect on the date hereof (after giving effect to any “flex” provisions in any Fee Letter) or otherwise adversely affect the ability or likelihood of PropCo Purchaser or any of its Affiliates to timely consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement, (D) any PropCo Capital Markets Replacement that consists of an issuer forward (1) shall be in the form of a long form, ISDA-based “delta-one” forward confirmation entered into with a nationally recognized equity derivatives dealer counterparty, (2) shall constitute a PropCo Capital Markets Replacement only upon the consummation of the registered hedge sale and the effectiveness of the issuer forward, and (3) upon the effectiveness of the issuer forward shall require the dealer counterparty upon physical settlement to deliver cash, on or prior to the Closing, that is no less than the amount of reduction with respect to the PropCo Purchaser Debt Financing permitted hereunder in connection with the entry into such forward confirmation and, notwithstanding any other elections available to PropCo Purchaser pursuant to the issuer forward, PropCo Purchaser shall use commercially reasonable efforts to elect to physically settle such issuer forward, and (E) to the extent the proceeds of any PropCo Capital Markets Replacement are funded or received by the PropCo Purchaser Group prior to the Closing, such proceeds shall be placed into an escrow account administered by an unaffiliated escrow agent to be held in escrow pending the Closing and, subject to the satisfaction of customary escrow release provisions, such proceeds will be released from such escrow account at Closing and made to available to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement.
iii.If all conditions to the PropCo Purchaser Debt Commitment Letter and the PropCo Purchaser Definitive Financing Agreements have been satisfied, or upon funding of the PropCo Purchaser Debt Financing will be satisfied at the Closing, PropCo Purchaser shall use its reasonable best efforts to cause the PropCo Purchaser Lenders to fund on the Closing Date the PropCo Purchaser Debt Financing by the date the Closing is required to occur pursuant to Section 7. Prior to the Closing, PropCo Purchaser shall (x) give Seller prompt written notice of (A) any breach or default (or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any breach or default) by any party to the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Alternative Financing or (prior to Closing) the PropCo Purchaser Definitive Financing Agreements of which PropCo Purchaser becomes aware, if any, (B) the receipt of any written notice or other written communication from any PropCo Purchaser Financing Party with respect to any actual breach, actual default, termination or repudiation by any party to the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Alternative Financing related to the PropCo Purchaser Debt Financing or any provisions of the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Definitive Financing Agreements related to the PropCo Purchaser Debt Financing, (C) any termination of any of the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Alternative Financing or any commitment provided thereunder, or (D) any material dispute or disagreement between or among the parties to the PropCo Purchaser Debt Commitment Letter or any PropCo Purchaser Alternative Financing or (prior to Closing) the PropCo Purchaser Definitive Financing Agreements, if any, in the case of each of clauses (A),

(B) and (C), of which PropCo Purchaser has become actually aware, and (y) otherwise keep Seller reasonably informed of the status of PropCo Purchaser’s efforts to arrange the PropCo Purchaser Debt Financing (or replacement thereof, including any PropCo Capital Markets Replacement). As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to the PropCo Purchaser a written request, the PropCo Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in the preceding sentence.
iv.Subject to any PropCo Capital Markets Replacement effected in accordance with Section 5(h)(ii), if PropCo Purchaser becomes aware that any material portion of the PropCo Purchaser Debt Financing has become unavailable on the terms and conditions contemplated in, or pursuant to the terms and conditions of, the PropCo Purchaser Debt Commitment Letter (including any “flex” provisions thereof), regardless of the reason therefor, PropCo Purchaser will (x) use its reasonable best efforts to obtain as promptly as practicable alternative debt financing on terms and conditions not materially less favorable in the aggregate to PropCo Purchaser than those contained in the PropCo Purchaser Debt Commitment Letter (taking into account any “flex” provisions) in effect on the date hereof that would not have any of the effects specified in clauses (A) – (D) of the first proviso in Section 5(h)(ii) from the same and/or other sources and to negotiate and enter into PropCo Purchaser Definitive Financing Agreements with respect thereto (which agreements will be considered “PropCo Purchaser Alternative Financing”), in an amount sufficient, when taken together with cash on hand or other sources of immediately available funds and the proceeds from the remaining PropCo Purchaser Debt Financing (if any), to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement and (y) promptly notify Seller of such unavailability and the reason therefor. In the event PropCo Purchaser enters into any such PropCo Purchaser Alternative Financing, (A) PropCo Purchaser shall promptly provide Seller and OpCo Purchaser with true, correct and complete copies of the executed and binding commitment letter(s) (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto) and any fee letter(s) (which may be redacted in a manner consistent with the Fee Letters) relating to the PropCo Purchaser Alternative Financing, (B) any reference in this Agreement or the Real Estate Purchase Agreement to the “PropCo Purchaser Debt Financing” shall be deemed to include the debt financing contemplated by such PropCo Purchaser Alternative Financing, (C) any reference in this Agreement or the Real Estate Purchase Agreement to the “PropCo Purchaser Debt Commitment Letter” shall be deemed to include any such executed and delivered commitment letters relating to the PropCo Purchaser Alternative Financing, and (D) any reference in this Agreement or the Real Estate Purchase Agreement to the “PropCo Purchaser Debt Financing Parties” shall be deemed to include any financial institutions and other lenders party to such PropCo Purchaser Alternative Financing, from time to time.
i.Financing Cooperation.
i.Prior to the earlier of the Closing and the termination of this Agreement, Seller shall, and shall cause its applicable Subsidiaries to, and shall cause its and their respective controlled Affiliates, employees, directors, officers, consultants, financial advisors, investment bankers, attorneys, accountants and other advisors, agents and other representatives (collectively, “Representatives”) to use reasonable best efforts to, reasonably promptly provide, (A) at the request and sole cost and expense of PropCo Purchaser, reasonable and customary cooperation as is reasonably requested by PropCo Purchaser in connection with the PropCo Purchaser Debt Financing (or any permitted replacement or any amended or otherwise modified PropCo Purchaser Debt Financing or PropCo Purchaser Alternative Financing) and (B) at the request and sole cost and expense of OpCo Purchaser, to the extent OpCo Purchaser obtains the OpCo Purchaser Debt Financing prior to the Closing Date, reasonable and customary cooperation as is reasonably requested by OpCo Purchaser in connection with the OpCo Purchaser Debt Financing; including, in each case, using reasonable best efforts to do the following: (1) causing senior members of Business management to participate (including by teleconference or virtual meeting platforms) in a reasonable number of meetings, including “bank” meetings, and due diligence sessions scheduled at reasonable times, dates and locations to be mutually agreed upon (it being understood and agreed that physical “in-person” meetings and due diligence sessions may not be feasible as a result of the COVID-19 pandemic); (2) (x) furnishing OpCo Purchaser and PropCo Purchaser and the applicable Financing Parties with pertinent information regarding the Business (other than the pro forma financial information and pro forma financial statements referred to in clause (y) of this Section 5(i)(i)(B)(2)) customarily provided in financings such as the OpCo Purchaser Debt Financing or PropCo Purchaser Debt Financing, as applicable, as may be reasonably requested by OpCo Purchaser or PropCo Purchaser and the applicable Financing Parties, as applicable, and (y) reasonably assisting PropCo Purchaser with the preparation of pro forma financial information and pro forma financial statements reflecting the transactions contemplated hereby and the PropCo Purchaser Debt Financing to the extent required by Securities and Exchange Commission rules and regulations or necessary or reasonably requested by PropCo Purchaser or the PropCo Purchaser Financing Parties to be included in any marketing materials or offering documents or of the type required by the PropCo Purchaser Debt Commitment Letter (including such financial statements required under paragraph 5 of Exhibit C to the PropCo Purchaser Debt Commitment Letter), it being agreed that (I) PropCo Purchaser shall be responsible for the preparation of any pro forma financial statements, pro forma financial information and marketing materials for the PropCo Purchaser Debt Financing and (II) except to the extent otherwise set forth in this Agreement, the Seller and its Subsidiaries will not be required to provide information covering any period after the Closing Date or provide any information of the type contemplated in Section 5(i)(ii)(a)(z)(6); (3)  assisting OpCo Purchaser or PropCo Purchaser and the applicable Financing Parties in the preparation of one or more customary confidential information memoranda and other customary marketing documents required for the OpCo Purchaser Debt Financing or PropCo Purchaser Debt Financing, as applicable, and executing customary authorization letters expressly authorizing the use of the information of Seller or the Acquired Companies contained therein; (4) providing reasonable and customary assistance in the preparation of the Contracts entered into pursuant to or relating to the OpCo Purchaser Debt Financing or PropCo Purchaser Definitive Financing Agreements or, in preparation of the schedules to the Seller Financing Loan Agreement and the other Loan Documents (as defined in the Seller Financing Loan Agreement), as may be reasonably requested by OpCo Purchaser or PropCo Purchaser, and causing officers of the Acquired Companies who will be officers of the Acquired Companies after the Closing (if any), as applicable, to execute and deliver Contracts entered into pursuant to or relating to the OpCo Purchaser Debt Financing, PropCo Purchaser Definitive Financing Agreements or the Seller Financing Loan Agreement as may be reasonably requested by OpCo Purchaser or PropCo Purchaser (so long as such certificates and other documents will not be effective prior to the Closing) as applicable; (5) in the case of the OpCo Purchaser Debt Financing and to the extent obtained prior to or at the Closing, negotiating and delivering an Intercreditor Agreement (as defined in the Seller Financing Loan Agreement); and (6) furnishing documentation and other information promptly, and in any event no later than three Business Days prior to the Closing Date, reasonably requested by OpCo Purchaser or PropCo Purchaser as may be required by bank regulatory authorities under applicable “beneficial ownership”, “know-your-customer” Laws and anti-money-laundering rules and regulations (including the Patriot Act, and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation), in each case, to the extent that such documentation and information has been reasonably requested by OpCo Purchaser or PropCo Purchaser, as applicable, in writing at least 10 Business Days prior to the Closing Date. The Sellers hereby consent to the use of its logos in connection with the OpCo Purchaser Debt Financing or the PropCo Purchaser Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller, its Affiliates or any of the Acquired Companies.
ii.Notwithstanding anything to the contrary contained in this Agreement, (a) neither Seller nor any of its Affiliates (including the Acquired Companies) or their Representatives shall be required to (u) approve or adopt any PropCo Purchaser Debt Financing, OpCo Purchaser Debt Financing or agreements related thereto and, prior to the Closing, none of the Acquired Companies’ boards of directors (or equivalent bodies) shall be required to approve or adopt any PropCo Purchaser Debt Financing, OpCo Purchaser Debt Financing or agreements related thereto that would be effective prior to the Closing, (v) provide any legal opinions, (w) pay any commitment or other similar fee or make any other payments (other than for out-of-pocket costs or expenses that are reimbursed by PropCo Purchaser or OpCo Purchaser, as applicable, as provided below in Section 5(i)(iii) and 5(i)(v)), (x) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) or agree to provide any indemnity in connection with the PropCo Purchaser Debt Financing or OpCo Purchaser Debt Financing, in each case, prior to the Closing, (y) enter into any binding agreement or commitment in connection with the OpCo Purchaser Debt Financing or the PropCo Purchaser Debt Financing, or otherwise execute or deliver any agreements, certificates, or instruments in connection therewith (other than customary authorization letters contemplated by Section 5(i)(i)(B)(3)) that is not conditioned on the occurrence of the Closing and does not terminate without liability to Seller, any of its Affiliates (including the Acquired Companies) or any of their Representatives upon termination of this Agreement, (z) take any action that would (1) unreasonably interfere with the ongoing operations of Seller or any of its Affiliates (including the Acquired Companies), (2) cause any representation or warranty in this Agreement or the Real Estate Purchase Agreement to be breached, (3) cause any director, officer or employee of Seller or any of its Affiliates (including the Acquired Companies) to incur any personal liability, (4) conflict with the Governing Documents of Seller or any of its Affiliates (including the Acquired Companies) or any Laws, (5) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which Seller or any of its

Affiliates (including the Acquired Companies) is a party or (6) require Seller or any of its Affiliates (including the Acquired Companies) to provide access to or disclose information that Seller determines would breach any obligations of confidentiality or jeopardize any attorney-client privilege of Seller or any of the Acquired Companies; and (b) except to the extent otherwise set forth in Section 14(c) of this Agreement, each Purchaser acknowledges and agrees that the obtaining of any financing is not a condition to Closing.
iii.PropCo Purchaser shall (x) reasonably promptly upon request, reimburse Seller and its respective Affiliates for all documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses) incurred by any of them in connection with performing its obligations under this Section 5(i) with respect to the PropCo Purchaser Debt Financing and (y) indemnify, defend and hold harmless Seller and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the PropCo Purchaser Debt Financing and any information utilized (other than information provided by Seller and its Affiliates and Representatives specifically for inclusion in offering materials) or any assistance or activities provided in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties as a direct result of the willful misconduct of Seller.
iv.Notwithstanding anything to the contrary, Seller shall not be deemed to have breached its obligations under Section 5(i)(i) as it relates to the condition set forth in Section 12(b)(i) of this Agreement or Section 9(b)(iv) of the Real Estate Purchase Agreement unless the PropCo Purchaser Debt Financing (or any PropCo Purchaser Alternative Financing in lieu thereof) or the OpCo Purchaser Debt Financing has not been obtained solely as a result of a material breach by the Seller of its obligations under Section 5(i)(i).
v.OpCo Purchaser shall (x) reasonably promptly upon request, reimburse Seller and its respective Affiliates for all documented, out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses) incurred by any of them in connection with performing its obligations under this Section 5(i) with respect to the OpCo Purchaser Debt Financing and (y) indemnify, defend and hold harmless Seller and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the OpCo Purchaser Debt Financing and any information utilized (other than information provided by Seller and its Affiliates and Representatives specifically for inclusion in offering materials) or any assistance or activities provided in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties as a direct result of the willful misconduct of Seller.
j.OpCo Purchaser Limited Guarantee. Prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, the OpCo Purchaser Equity Investors have provided that certain limited guarantee, entered into by the OpCo Purchaser Equity Investors in favor of Seller, of certain of OpCo Purchaser’s obligations under this Agreement to the Seller (the “OpCo Purchaser Limited Guarantee”).
k.Alcoholic Beverages. At least thirty (30) days prior to the Closing, Seller shall prepare and deliver a notice to each of (i) a licensed alcoholic beverage wholesaler who currently sells liquor to Seller or its Affiliates in connection with the Business, and (ii) a licensed alcoholic beverage wholesaler who has sold liquor to Seller or its Affiliates in connection with the Business within the immediately preceding twelve (12) months. Such notice shall contain the information required by Nevada Revised Statutes (“NRS”) 369.4867.
l.Transfer of Possession. To the extent required by applicable Gaming Laws or the Nevada Gaming Authorities, each of OpCo Purchaser and Seller shall jointly prepare a detailed closing memorandum and submit it to the Nevada Gaming Authorities with sufficient time to allow their review and approval prior to the Closing. To the extent applicable, the transfer of possession of any Acquired Assets that are subject to the Transaction Filings or any applicable Gaming Laws shall be pursuant to such closing memorandum. Further, notwithstanding any provision of this Agreement to the contrary, OpCo Purchaser shall, subject to any applicable Gaming Laws, be permitted to have a representative present to observe any cash counts, counts of gaming chips and tokens and any other inventories required by applicable Gaming Laws to be taken by Seller and its Affiliates at the Reference Time, and any such counts and inventories shall be memorialized in a listing prepared and signed jointly by representatives of OpCo Purchaser and Seller no later than the Closing. To the extent required by the Gaming Laws, the closing memorandum submitted to the Nevada Gaming Authorities shall also include a plan containing customary terms for the inventory of the Front Money at the Business.
m.Inventory Certificates. With respect to inventory constituting Acquired Assets, OpCo Purchaser shall execute and deliver to Seller a certificate to the effect that such inventory is being purchased for resale pursuant to NRS 372.155 and that OpCo Purchaser is registered pursuant to NRS 360B.200 or holds a permit issued pursuant to NRS 372.135.
n.Utilities. OpCo Purchaser shall cause all utility services for the Real Property to be placed in OpCo Purchaser’s name effective as of the Closing Date and the Selling Entities shall reasonably cooperate to ensure the same. OpCo Purchaser shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Real Property for periods after the Reference Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Real Property for all periods after the Closing. Following the Closing, all utility deposits made by the Selling Entities will be refunded directly to the Selling Entities by the utility company holding the same; provided that if any such utility deposit is returned to OpCo Purchaser following the Closing, OpCo Purchaser shall immediately remit such deposit to the Selling Entities.
o.Bank Accounts. Prior to the Closing, Seller shall take, and shall cause its applicable Affiliates to take, all actions necessary such that the funds of Seller and its Affiliates relating to the Business are maintained in one or more separate bank accounts in the name of an OpCo Acquired Company, and Seller shall not, and shall cause its Affiliates not to, permit such funds relating to the Business to be commingled in any fashion with the funds or bank accounts of any other Person (other than another OpCo Acquired Company).
p.Insurance. OpCo Purchaser acknowledges that (a) all Insurance Policies are part of the corporate insurance program maintained by the Selling Entities, and, subject to the provisions of Section 13, such coverage will not be available or transferred to OpCo Purchaser, (b) the OpCo Acquired Companies, from and after the Closing, shall cease to be insured by the Selling Entities’ insurance policies or by their self-insured programs, and (c) from and after the Closing, OpCo Purchaser shall be responsible for securing all insurance it deems appropriate for its operation of the Business. Except as provided in this Section 5(p) or Section 13, none of the Selling Entities shall have any obligation to OpCo Purchaser or any OpCo Acquired Company with respect to or under any Insurance Policies maintained by the Selling Entities; provided that, from and after the Closing, Seller and the other Selling Entities shall use commercially reasonable efforts, to the extent permissible under any such Insurance Policy, to (i) direct any carriers under the occurrence-based Insurance Policies (“Occurrence Based Policies”) to continue to make any insurance coverage to the extent available thereunder to OpCo Purchaser or the applicable OpCo Acquired Company following the Closing Date for claims arising out of occurrences arising out of the conduct of the Business or relating to the Integrated Resort prior to the Closing Date, (ii) direct any carriers under any claims-made Insurance Policies (“Claims Based Policies”) to continue to make any insurance coverage to the extent available for claims made prior to the Closing Date thereunder by any OpCo Acquired Company or by Seller or its Affiliates with respect to the Business or the Integrated Resort, and to make insurance coverage available to the extent claims were made during the policy year that the Closing Date occurs, and (iii) reasonably cooperate with OpCo Purchaser with respect to any claims arising from acts, occurrences or Losses occurring prior to the Closing for which claims are being made under any Insurance Policy with respect to the Business or the Integrated Resort; provided, further, that deductibles, self-insured retentions, claims handling fees or any other amounts payable under any such Occurrence Based Policies or Claims Based Policies shall be shared equitably, as determined by Seller acting reasonably and in good faith, between the Selling Entities, on the one hand, and OpCo Purchaser, on the other hand, relative to claims made by OpCo Purchaser against such policies pursuant to this Section 5(p). Following the Closing Date, upon OpCo Purchaser’s reasonable request and at OpCo Purchaser’s cost and expense, the Selling Entities and their respective Affiliates shall reasonably cooperate with and assist OpCo Purchaser in issuing notices of such claims under the Occurrence Based Policies and Claims Based Policies, presenting such claims for payment and collecting insurance proceeds related thereto. Notwithstanding any provision of this Agreement, (A) from and after the Closing, Seller and the other Selling Entities shall retain the ability, in their sole discretion, to deplete, exhaust, non-renew, settle, release, amend or modify any Insurance Policy in any manner in the ordinary course so long as such depletion, exhaustion, non-renew, settlement, release, amendment or modifications are not taken with the primary purpose of eliminating or reducing the coverage available to the OpCo Acquired Companies pursuant to this Section 5(p), and (B) subject to the forgoing clause (A), Seller and the other Selling Entities shall not be liable under any circumstances for OpCo Purchaser’s inability to obtain insurance coverage or insurance proceeds under any Insurance Policy.

q.Seller Financing Loan Agreement. On or prior to the Closing Date, Seller and OpCo Purchaser shall execute the Seller Financing Loan Agreement; provided that any amendment to the Seller Financing Loan Agreement (other than such amendments or modifications that are expressly contemplated in the footnotes therein) shall require the written consent of Seller, OpCo Purchaser and PropCo Purchaser; provided, further, that PropCo Purchaser’s consent to such amendment or modification shall not be unreasonably withheld, delayed or conditioned to the extent any such amendment or modification is not adverse to PropCo Purchaser.
r.Non-IT Separation Activities. After the date of this Agreement, Seller shall use its commercially reasonable efforts to facilitate meetings between OpCo Purchaser and its Representatives and senior management of the Business, including vice presidents or senior vice presidents leading each function within the Business (which meetings shall take place during normal business hours and without undue interruption to the normal operations of the Integrated Resort or Seller and its Affiliates), to discuss the transition of the Business and planning for any separation of shared services or functions from the business and operations of the Selling Entities (including compliance, audit, legal, HR, treasury, risk and tax functions).
s.Business Standup Activities. During the Contract Period, each of Seller and OpCo Purchaser shall (and shall cause their respective Affiliates to) take the actions set forth in Section 5(s)(i) of the Seller Disclosure Letter and Section 5(s)(ii) of the Seller Disclosure Letter, in connection with providing the Business with the information technology and cybersecurity systems to permit the Business to operate in substantially the same manner as conducted as of the date hereof and independently of the information technology and cybersecurity systems of Seller and its Affiliates (other than the OpCo Acquired Companies) (the “Systems Standup”). Seller and OpCo Purchaser shall use commercially reasonable efforts to complete the Systems Standup (subject to, and in accordance with Section 5(s) of the Seller Disclosure Letter) as promptly as reasonably practicable after the date of this Agreement and prior to the date (such date, the “Systems Standup Date”) that is six (6) months after the date of the Agreement. In the event that the parties reasonably estimate that the Closing Date may occur on a date that is earlier than the date that is six (6) months after the date of the Agreement, Seller and OpCo Purchaser will cooperate in good faith to agree on a modified commercially reasonable approach to Systems Standup, which may include adjustments to the Separation Workplan (as defined in Section 5(s)(i) of the Seller Disclosure Letter) as are necessary to effect the Systems Standup prior to the Closing Date (subject to the immediately subsequent sentence). In the event that any portion of the Systems Standup has not been completed by the Systems Standup Date (or if the Closing takes place within six (6) months after the date of this Agreement, the Closing Date), including due to the inability of Seller and OpCo Purchaser to agree on adjustments to the Separation Workplan as contemplated by the forgoing sentence, Seller shall, and shall cause the Selling Entities to provide to OpCo Purchaser and the OpCo Acquired Companies, on the terms and conditions set forth in the Transition Services Agreement, any Business Application (as defined in Section 5(s)(ii) of the Seller Disclosure Letter) to which the Business does not have access or which is not otherwise provided to the Business on a standalone basis by the Systems Standup Date (subject to, and in accordance with Section 5(s) of the Seller Disclosure Letter). The costs and expenses incurred in connection with the actions contemplated by this Section 5(s) shall be borne by the parties in the manner set forth on Section 5(s)(iii) of the Seller Disclosure Letter. In the event that the Systems Standup has been completed on or prior to the Systems Standup Date, notwithstanding anything to the contrary in this Agreement (including Section 3(b) and Section 3(c)), the Selling Entities and OpCo Purchaser shall not enter into the Transition Services Agreement at the Closing.
t.Transition Services. In the event that, in accordance with Section 5(s), Seller and OpCo Purchaser mutually determine that the Systems Standup will not be completed by the Closing Date, Seller and OpCo Purchaser shall work in good faith to prepare and negotiate, as soon as reasonably practicable following such determination, a form of transition services agreement, which shall contain customary terms and conditions be mutually agreed by Seller and OpCo Purchaser with respect to those services required to be provided thereunder pursuant to Section 5(s) and Section 5(s) of the Seller Disclosure Letter (the “Transition Services Agreement”).
u.Litigation Support. For a period of three (3) years after Closing, if either Purchaser or any of its respective Affiliates is prosecuting, contesting or defending any Action by or against a third party (other than an Action brought against or by Seller or any of its Affiliates) relating to, in connection with or arising from the Business, the Acquired Assets, the Acquired Companies, the Acquired Interests or the OpCo Assumed Liabilities, in each case, arising out of the Business prior to the Closing and that the applicable Purchaser acknowledges to Seller in writing is not a Third Party Claim, Seller shall, and shall cause its Affiliates (and its and their respective officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, reasonably cooperate with such Purchaser and its Affiliates and its and their respective counsel in such prosecution, contest or defense (so long as such cooperation does not unreasonably interfere with the business of Seller, and subject to reimbursement by such Purchaser for reasonable documented out-of-pocket expenses (including reasonable legal fees and disbursements) incurred in connection with such cooperation). After the Closing, the applicable Purchaser and its Affiliates shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Action by or against a third party related to the Business, the Acquired Assets, the Acquired Companies, the Acquired Interests or the OpCo Assumed Liabilities, in each case, arising out of the Business prior to the Closing and that the applicable Purchaser acknowledges to Seller in writing is not a Third Party Claim, in each case, whether arising at, before or after the Closing and neither Seller nor its Affiliates shall have any rights in connection therewith. The Purchasers and Seller hereby acknowledge and agree that this Section 5(u) shall not apply with respect to any Action with respect to which a Purchaser or its Affiliates, on the one hand, are adverse to Seller or its Affiliates, on the other hand (including with respect to any Third Party Claim).
v.PropCo Acquired Company Liabilities. From and after the formation of the PropCo Acquired Companies, Seller shall not, and shall cause the Real Estate Sellers and its and their respective Affiliates not to, directly or indirectly, cause any PropCo Acquired Company to incur any Liabilities (contingent or otherwise) other than those Liabilities that arise solely as a result of such PropCo Acquired Company’s ownership of its applicable Real Property, in its capacity as owner thereof (such as real estate taxes) (“Real Property Liabilities”).

6.Title and Survey Matters.
a.Title Commitments. Each Purchaser acknowledges and agrees that it has reviewed preliminary Title Commitments and a survey of the Real Property (the “Survey”) and that all exceptions to title set forth on Schedule B to each Title Commitment, each of which is listed on Exhibit E, constitute Permitted Liens other than those items which Purchasers marked as “omit” on the date hereof and which was provided to Seller’s counsel by PropCo Purchaser’s counsel in an e-mail at 6:34 pm Eastern Time on the date hereof, and that Seller shall not be obligated to remove any such matters constituting Permitted Liens. Purchasers shall forward a copy of any updates of the Title Commitments and updates of the Survey to Seller and Seller’s attorneys promptly upon receipt. The applicable Purchaser shall bear the cost and expense of any examination of title commissioned by or on behalf of such Purchaser or any mortgagee and of any owner’s or, if elected by such Purchaser, mortgagee’s policy of title insurance to be issued upon or after the Closing insuring the fee and/or leasehold interests of the Acquired Companies and/or the applicable Purchaser (or its designee) in the Real Property, as well as all other title charges, Survey fees or recording charges incurred in connection with the applicable Purchaser’s Title Policy, except (i) Seller shall be responsible for the recording fee related to each Deed, (ii) Seller and PropCo Purchaser shall each pay 50% of the premium attributable to PropCo Purchaser’s non-imputation endorsement, (iii) Seller and OpCo Purchaser shall each pay 50% of the premium attributable to OpCo Purchaser’s non-imputation endorsement, and (iv) as set forth in Section 6(c).
b.Title Objections. With respect to those matters marked as “omit” on the Title Commitments listed on Exhibit E on the date hereof and which was provided to Seller’s counsel by PropCo Purchaser’s counsel in an e-mail at 6:34 pm Eastern Time on the date hereof or if (i) any Title Commitment updates shall reveal or disclose any other defects, objections or exceptions in the title to the Real Property that are not Permitted Liens and to which a Purchaser objects (collectively, “Title Objections”) or (ii) any Survey updates received by the Purchasers shall reveal or disclose any title exceptions, encroachments, other physical conditions or other state of facts on or affecting any of the Real Property that are not Permitted Liens and to which a Purchaser objects (“Survey Objections”), then, within ten (10) days after the date hereof, with respect to the Title Commitments listed on Exhibit E or the Purchasers’ receipt of any Title Commitment update or Survey update, as applicable, first revealing any such Title Objection or Survey Objection, TIME BEING OF THE ESSENCE, PropCo Purchaser (on behalf of the Purchasers) shall notify Seller of such Title Objections and Survey Objections in writing and request whether Seller will attempt to cure such Title Objections and Survey Objections (an “Objection Notice”) (it being agreed between the parties hereto that PropCo Purchaser has given an Objection Notice to Seller with respect to those items marked “omit” on the Title Commitments listed on Exhibit E on the date hereof and which was provided to Seller’s counsel by PropCo Purchaser’s counsel in an e-mail at 6:34 pm Eastern Time on the date hereof). If PropCo Purchaser fails to so notify Seller in writing of any such Title Objections in accordance with the timing set forth in this Section 6(b), then the Purchasers shall be deemed to have accepted the title exception reflected in the applicable Title Commitment update and Survey update delivered to the Purchasers and to have waived any claims or defects which it might otherwise have raised with respect to such title exception and the same shall be and shall be deemed to be Permitted Liens for all purposes of this Agreement, in each case subject to the Seller’s obligations with respect to Mandatory Cure Items pursuant to Section 6(c) below.
c.Elimination of Liens. If the Purchasers raise any Title Objections or Survey Objections in an Objection Notice in accordance with the terms of Section 6(b), then Seller may, at its election, undertake to eliminate, or cause the Title Company to insure over (to the extent permitted under the definition of Permitted Lien), such Title Objections and Survey Objections, it being agreed that none of Seller or its Affiliates shall have any obligation to incur any expense in connection with curing such Title Objections and Survey Objections (except as otherwise expressly provided in this Section 6(c) with respect to Mandatory Cure Items). If Seller does not respond to an Objection Notice within ten (10) Business Days after Seller receives the applicable Objection Notice from the Purchasers, Seller shall be deemed to have elected to attempt to remedy the specified Title Objections(s) and/or Survey Objections(s). Notwithstanding anything to the contrary contained herein, Seller, at its sole cost, shall be obligated to cause to be satisfied and otherwise discharged of record or otherwise cured, as applicable, all (1) mortgages, deeds, deeds of trust, deeds to secure debt or other similar or related security documents recorded against or otherwise secured by any Real Property or any portion thereof and related Uniform Commercial Code filings and assignment of leases and rents and other evidence of indebtedness secured by any Real Property, except to the extent such security documents encumber only the fee interest in a portion of the Real Property with respect to which the Seller and its Affiliates hold only a leasehold interest; (2) liens, other encumbrances or other title matters caused by, resulting from or arising out of affirmative acts of or consented to by Seller or its Affiliates or any of their respective agents after the date of this Agreement and not approved in writing by the Purchasers, (3) liens, other encumbrances or other title matters that can be satisfied by payment of a liquidated amount and (4) judgments against Seller or its Affiliates (collectively, “Mandatory Cure Items”). In the event of any Title Objections and Survey Objections that are raised by the Purchasers in writing in accordance with Section 6(b) less than (A) ten (10) days prior to the Outside Closing Date, with respect to any matter that may be removed by delivery of a bond, or (B) thirty (30) days prior to the Outside Closing Date, with respect to any matter than cannot be removed by delivery of a bond, Seller, in its discretion, by notice delivered to the Purchasers prior to the Closing Date, may extend the Outside Closing Date specified in Section 14(a)(i) until the date that is ten (10) days (with respect to matters under the foregoing clause (A)) or thirty (30) days (with respect to matters under the foregoing clause (B)) after PropCo Purchaser’s notice of such matter in accordance with Section 6(b), in order to eliminate such Title Objections and Survey Objections. Notwithstanding anything in the foregoing to the contrary, in no event shall Seller be able to extend the Outside Closing Date more than thirty (30) days beyond the Outside Closing Date specified in Section 14(a)(i). In lieu of eliminating any Title Objections which Seller may elect, or be required, pursuant to the express terms hereof, to eliminate, Seller may, in its sole discretion and at its cost and expense, obtain affirmative title insurance from the Title Company for the Purchasers over all such Title Objections, in form and substance reasonably satisfactory to the Purchasers, at no cost or expense to the Purchasers, and with respect to which the Title Company agrees in writing to provide the same coverage to future purchasers and lenders; provided, that, in the case of matters that can be cured by the payment of a liquidated sum of money, such affirmative title insurance shall not exceed the Affirmative Insurance Cap. If a Purchaser delivers an Objection Notice to

Seller, and (a) Seller notifies the Purchasers within ten (10) Business Days after receipt of such Objection Notice that Seller will not attempt to cure such Title Objection or Survey Objection (which notice Seller shall not be entitled to provide with respect to Mandatory Cure Items), or (b) as of the extended Outside Closing Date (as the same may be extended as expressly provided for in this subsection (c)), there are any Title Objections (that are not otherwise omitted from a Purchaser’s title insurance policy as set forth above) or Survey Objections, then the Purchasers shall have the right (as their sole and exclusive remedy with respect to such matters) either to (i) terminate this Agreement by delivering written notice thereof to Seller, in which event the provisions of Section 14(a)(viii) shall apply or (ii) waive, in writing, its objection thereto and consummate the PropCo Closing, in which event (I) such Title Objections (except to the extent same are Mandatory Cure Items which shall be governed by clause (II) below) and/or Survey Objections (except to the extent same are Mandatory Cure Items which shall be governed by clause (II) below) shall thereupon constitute Permitted Liens for all purposes of this Agreement and (II) with respect to any Mandatory Cure Item, Seller shall, at its sole cost, be obligated to cause such Mandatory Cure Item to be satisfied, paid, discharged or cured at the PropCo Closing.
d.Seller’s Inability to Convey Title. If, pursuant to Section 6(c), the Purchasers elect to terminate this Agreement, this Agreement shall terminate and none of the parties to this Agreement shall have any further rights or obligations hereunder other than as set forth herein (including Section 14(b)).
7.Closing. Subject to the terms and conditions of this Agreement, the Closing shall be an escrow closing through the Title Company as escrowee so that it will not be necessary for any party to attend the Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Seller, PropCo Purchaser and OpCo Purchaser. The Closing shall occur at 10:00 a.m. local time, on the third (3rd) Business Day following satisfaction (or waiver) of the conditions set forth in Section 12 (other than those conditions to be satisfied or waived at, upon or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions no later than the Closing); provided, however, that if a Covered Event shall occur within such three (3) Business Day period, such three (3) Business Day period shall be extended to the twentieth (20th) Business Day following the Covered Event in the event that this Agreement is not otherwise sooner terminated in accordance with Section 13, or such earlier date as the parties may agree in their sole discretion. Notwithstanding the foregoing, the parties hereby agree that the PropCo Closing shall occur concurrently with the OpCo Closing.
8.Further Assurances.
a.During the period from the date hereof through the Closing Date, and without the obligation to pay any further consideration by either of the Purchasers, Seller shall (and shall cause its applicable Affiliates to), at no more than a de minimis cost to Seller, promptly take commercially reasonable efforts to execute, deliver and acknowledge such other instruments and documents of conveyance and transfer or assumption and shall take such other actions and shall execute and deliver (and shall cause its applicable Affiliates to take such other actions, execute and deliver) such other documents, certifications and further assurances as the

Purchasers may reasonably may request and otherwise promptly reasonably cooperate with the Purchasers in order to (i) vest and confirm more effectively in the PropCo Acquired Companies, title to, or to put the PropCo Acquired Companies, more fully in legal possession of, or to enable the PropCo Acquired Companies to use, any of the Transferred Real Estate Assets or otherwise enable the parties to carry out the purposes and intent of this Agreement, the Real Estate Purchase Agreement, and the Ancillary Agreements; and (ii) vest and confirm more effectively in the OpCo Acquired Companies, title to, or to put the OpCo Acquired Companies, more fully in legal possession of, or to enable the OpCo Acquired Companies to use, any of the OpCo Acquired Assets or otherwise enable the parties to carry out the purposes and intent of this Agreement and the Ancillary Agreements.
b.From time to time, pursuant to the request of a party delivered to the other applicable parties after the Closing Date, and without the obligation to pay any further consideration by either of the Purchasers or Seller, such other parties shall (and shall cause its applicable Affiliates to) execute, deliver and acknowledge such other instruments and documents of conveyance and transfer or assumption and shall take such other actions and shall execute and deliver (and shall cause its applicable Affiliates to take such other actions, execute and deliver) such other documents, certifications and further assurances as a party reasonably may request in order to vest and confirm more effectively in the Purchasers, or their respective permitted assigns, title to, or to put the Purchasers, or their respective permitted assigns, more fully in legal possession of, or to enable the OpCo Purchaser, or its permitted assigns, to use, any of the Acquired Assets or Acquired Interests, or to enable the Purchasers, or their respective permitted assigns, to complete, perform or discharge any of the OpCo Assumed Liabilities and to release the Seller, the Equity Sellers or the Real Estate Sellers of the OpCo Assumed Liabilities or otherwise enable the parties to carry out the purposes and intent of this Agreement, the Real Estate Purchase Agreement, and the Ancillary Agreements; provided that the Seller, the Equity Sellers and the Real Estate Sellers shall not be required to incur material Liabilities pursuant to any such arrangements beyond those Liabilities imposed on the Seller, the Equity Sellers and the Real Estate Sellers under this Agreement.
c.The covenants and agreements of this Section 8 shall survive the Closing.
9.Wrong Pockets.
a.To the extent that right, title or interest to any Excluded Asset is acquired by either Purchaser or any assignee of either Purchaser under this Agreement or the Real Estate Purchase Agreement, as applicable, (directly or indirectly, including through the purchase of the Acquired Interests), (i) such Purchaser shall, and shall cause any applicable assignee of such Purchaser to, promptly transfer any Excluded Asset for nominal consideration to Seller or one of its designees (including executing all such agreements, deeds or other documents as may be necessary for the purposes of transferring such Excluded Assets (or part thereof) or the relevant interests in them to Seller or any such designees), and (ii) to the extent permitted by Law, such Excluded Asset shall be held in trust for Seller pending such transfer. Seller shall be responsible for reasonable out-of-pocket expenses incurred by such Purchaser and/or any of its Affiliates in connection with the transfer contemplated by this Section 9. Each Purchaser shall, and shall cause its Affiliates to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been received by such Purchaser or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.
b.To the extent that right, title or interest to any Acquired Assets on or prior to the Closing Date, is held by Seller or any of its Affiliates after the Closing, (i) Seller shall, and shall cause any applicable Affiliate of Seller to, promptly transfer any such OpCo Acquired Asset to OpCo Purchaser or any assignee of OpCo Purchaser and any such Transferred Real Estate Assets to PropCo Purchaser or any assignee of PropCo Purchaser, as applicable, under this Agreement or the Real Estate Purchase Agreement, as applicable (including executing all such agreements, deeds or other documents as may be necessary for the purposes of transferring such Acquired Assets (or part thereof) or the relevant interests in them to OpCo Purchaser or any such assignee of OpCo Purchaser), and (ii) to the extent permitted by Law, such Acquired Assets shall be held in trust for the applicable Purchaser pending such transfer. Seller shall, and shall cause its Affiliates to, promptly pay or deliver to the applicable Purchaser (or its designated Affiliates) any monies or checks that have been received by Seller or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Acquired Asset.
c.Following the Closing, Seller authorizes OpCo Purchaser and its Affiliates to receive mail, packages and other communications (including electronic communications) that do not relate to the Business, the Acquired Assets or the OpCo Assumed Liabilities and the Purchasers authorize Seller and its Affiliates to receive mail, packages and other communications (including electronic communications) that relate to the Business, the Acquired Assets or the OpCo Assumed Liabilities and, after reasonable review of such mail, packages and other communications, (a) if the party that received such mail, packages or communications reasonably determines that such mail, packages or other communications are not intended for it or its Affiliates or any of their respective officers or directors, such receiving party may open such mail, packages or other communications and may retain the same to the extent, in the case of OpCo Purchaser, that they are related to the Business and, in the case of Seller, that they relate to any retained businesses or operations of Seller or any of its Affiliates or any Excluded Asset, and such receiving party shall promptly refer, forward or otherwise deliver such mail, packages or other communications (or to the extent applicable, copies thereof) that relate to both the Business, the OpCo Acquired Assets, the OpCo Acquired Companies or the OpCo Assumed Liabilities, on the one hand, and any retained businesses or operations of Seller or any of its Affiliates or any Excluded Assets, on the other hand, to the other party or (b) if the receiving party reasonably determines that such mail, packages or other communications are intended for the other party or its Affiliates or any of their respective officers or directors, the receiving party and its Affiliates may not open such mail, packages or other communications and shall promptly refer, forward or otherwise deliver such mail, packages or other communications to the applicable party at the address listed in Section 25 of this Agreement. If a receiving party in good faith mistakenly opens such mail, packages or other communications intended for another party or its Affiliates or any of their respective officers or directors, such party may not retain such mail, package or other communication and shall promptly refer, forward or otherwise deliver such mail, packages or other communications to the applicable party at the address listed in Section 25 of this Agreement. The provisions of this Section 9(c) are not intended to, and shall not be deemed to, constitute an authorization by any party or its Affiliates to permit any other party or any of its Affiliates to accept service of process on its behalf, and no party is, and shall not be deemed to be the agent of, any other party for service of process purposes.
d.The covenants and agreements of this Section 9 shall survive the Closing.
10.Mixed-Use Contracts; Non-Assignable Contracts.
a.Mixed-Use Contracts. Seller and OpCo Purchaser acknowledge that Seller and/or its Affiliates are parties to certain Mixed-Use Contracts. Subject to applicable Law and Section 10(b), unless Seller or its applicable Affiliate and OpCo Purchaser otherwise agree or the benefits of any Mixed-Use Contract described in this Section 10(a) are otherwise expressly conveyed to the applicable party pursuant to this Agreement or any Ancillary Agreement, Seller or its applicable Affiliate and OpCo Purchaser shall cooperate with each other and use their respective commercially reasonable efforts prior to the Closing to cause each Mixed-Use Contract to be apportioned (including by using their respective commercially reasonable efforts to obtain the approval of such counterparty to enter into a new contract or amendment, or splitting or assigning in relevant part such Mixed-Use Contract), effective as of the Closing, between Seller or its applicable Affiliate and OpCo Purchaser, pursuant to which Seller or its applicable Affiliate will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the business of Seller and its Affiliates other than the Business, on the one hand, and OpCo Purchaser will assume all of the rights and obligations under such Mixed-Use Contract to the extent relating to the Business, on the other hand. From and after the Closing, (i) OpCo Purchaser shall reimburse, indemnify and hold harmless Seller and its Affiliates and PropCo Purchaser and its Affiliates against all Losses incurred by such Person, as applicable, arising from or relating to the portion of any Mixed-Use Contract apportioned to the Business and (ii) Seller shall reimburse, indemnify and hold harmless OpCo Purchaser and its Affiliates and PropCo Purchaser and its Affiliates against all Losses incurred by such Person, as applicable, arising from or relating to the portion of any Mixed-Use Contract not apportioned to the Business.
b.Non-Assignable Contracts.
i.Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or otherwise transfer any Contract (including any portion of any Mixed-Use Contract pursuant to Section 10(a)) or Lease or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted transfer or assignment thereof, directly or indirectly, without the consent, waiver or approval of any third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to either party thereto (including by the exercise of any termination right thereunder) or violate any applicable Law or any such Contract or Lease referred to in this Section 10(b)(i), or otherwise are subject to a counterparty termination right as a result of such assignment or transfer (each, a “Non-Assignable Contract”), in each such case, to the extent the applicable consent, waiver or approval is not obtained.

ii.With respect to any Non-Assignable Contract, and any claim, right or benefit arising thereunder or resulting therefrom, Seller and OpCo Purchaser or PropCo Purchaser, as applicable, will use their commercially reasonable efforts to obtain as expeditiously as possible after the date hereof the written consent, waiver or approval of the other party or parties to such Non-Assignable Contract (A) for the assignment or, if required, novation thereof to OpCo Purchaser, the applicable Acquired Company or PropCo Purchaser (or PropCo Purchaser’s designee), as applicable, or (B) otherwise to the extent required to effect the transfer or, alternatively, written confirmation from such parties mutually satisfactory in form and substance to Seller and OpCo Purchaser or PropCo Purchaser, as applicable, that such consent, waiver or approval is not required. In furtherance of the foregoing, as soon as reasonably practicable (but in any event no later than sixty (60) days) following the date hereof, Seller or an Affiliate thereof shall deliver to the other party or parties to any such Non-Assignable Contract documentation seeking the written consent, waiver, assignment, novation or approval of such other party or parties thereto to, or waiver of such party or parties in respect of, the transfer and assignment or novation of all of (or the applicable portion of) Seller’s or its Affiliate’s claims, rights, benefits and Liabilities thereunder to OpCo Purchaser, the applicable Acquired Company or PropCo Purchaser (or PropCo Purchaser’s designee), as applicable. In no event, however, shall Seller, the Purchasers or their respective Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, assignment, novation or approval with respect to any Non-Assignable Contract; provided, however, that Seller shall be liable for any fees and expenses that are payable with respect to any Non-Assignable Contract as a result of the termination of such Contract in connection with the consummation of the transactions contemplated in this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements (and all of such fees and expenses shall constitute OpCo Excluded Liabilities). The failure to obtain any consent, waiver, confirmation, assignment, novation or approval with respect to any Non-Assignable Contract to be assigned to OpCo Purchaser (but, for the avoidance of doubt, not including any Contract to be assigned to PropCo Purchaser), shall not (i) constitute a failure to satisfy any condition set forth in Section 12 or (ii) relieve OpCo Purchaser from its obligation to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.
c.If any consent, waiver, confirmation, novation or approval has not been obtained with respect to any Non-Assignable Contract to be assigned to OpCo Purchaser (but, for the avoidance of doubt, not including any Contract to be assigned to PropCo Purchaser) as of the Closing, then until (i) the earliest of (A) such time as such consent, waiver, confirmation, novation or approval is obtained, (B) the expiration date of the then current term of such Non-Assignable Contract and (C) the date that is eighteen (18) months following the Closing Date or (ii) with respect to the Contract set forth on Section 10(c) of the Seller Disclosure Letter, such date as specified in Section 10(c) of the Seller Disclosure Letter, Seller and OpCo Purchaser will use their commercially reasonable efforts (including the dedication of resources thereto) to establish an agency relationship or other similar arrangement reasonably satisfactory to Seller and OpCo Purchaser under which OpCo Purchaser would obtain, to the fullest extent practicable and not prohibited by any applicable Law, the claims, rights and benefits and assume the corresponding Liabilities and obligations thereunder in accordance with this Agreement

(including by means of any subcontracting, sublicensing or subleasing arrangement). In such event, with respect to the period after the Closing, (i) Seller will promptly pay, assign and remit to OpCo Purchaser when received all monies and other consideration received by it or an Affiliate under any applicable Non-Assignable Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 10 and (ii) OpCo Purchaser will promptly pay, perform or discharge when due any Liability arising thereunder. OpCo Purchaser shall indemnify Seller Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Seller or any of its Affiliates taken at the express direction of OpCo Purchaser or any of its subsidiaries with respect to such Non-Assignable Contract.
11.Employee Matters
a.Within a reasonable period of time prior to the Closing, Seller shall update Section 15(o)(ii) of the Seller Disclosure Letter to reflect (i) the addition of any additional employees of Seller or any of its Affiliates, if any, who provide services principally in or in support of the Business (each, an “Additional Business Employee”) and (ii) the removal of any employees listed as Business Employees on Section 15(o)(ii) of the Seller Disclosure Letter as of the date of this Agreement, if any, with respect to whom employment shall not transfer in the Transaction with an OpCo Acquired Entity (each, an “Excluded Business Employee”). Prior to the Closing, Seller and its Affiliates shall (A) subject to the following proviso, transfer to an OpCo Acquired Company or Subsidiary thereof the employment of any Business Employee who as of the date hereof is not employed by a Specified Entity, and (B) transfer to the Seller or any of its Affiliates (other than any Specified Entity) the employment of each Excluded Business Employee; provided that the transfer of Additional Business Employees and the exclusion of Excluded Business Employees shall be, in each case, subject to the consent of OpCo Purchaser (or its designee) in its reasonable discretion following good faith discussions between Seller and OpCo Purchaser. Following any such update to Section 15(o)(ii) of the Seller Disclosure Letter, each Additional Business Employee shall be a Business Employee for all purposes hereunder, and each Excluded Business Employee shall no longer be a Business Employee for any purpose hereunder. At Closing, the OpCo Acquired Companies will continue to employ each Business Employee who is employed by an OpCo Acquired Company immediately prior to the Closing (each such Business Employee, a “Continuing Employee”).
b.During the Contract Period and with reasonable advance notice, Seller agrees to afford OpCo Purchaser and a reasonable number of its Representatives with reasonable access, at mutually agreed upon times and locations during normal business hours and without undue interruption of Seller’s or any of its Affiliates’ normal operations of their respective businesses (including the Business), to all of the Business Employees (including, for the avoidance of doubt, the Additional Business Employees) for interviews.
c.On or before the Closing Date, Seller and its Affiliates shall ensure that Continuing Employees (and their eligible dependents and beneficiaries) shall cease participating in all Seller Benefit Plans (other than the Assumed Seller Benefit Plans) effective as of the Closing, except to the extent any benefits under Seller Benefit Plans are ordinarily provided to former employees of Seller or its Affiliates. On or before the Closing Date, Seller shall, or shall cause a Selling Entity to, pay any and all incentive sales compensation accrued and payable to the Business Employees as of immediately prior to the Closing.
d.OpCo Purchaser shall use commercially reasonable efforts to cause each Continuing Employee’s service prior to the Closing to be taken into account for all purposes, including eligibility, vesting, determination of level of benefits and (other than benefit accrual under any defined benefit pension plan or retiree medical plan) benefit accrual under any analogous Plan sponsored, maintained or contributed to by the OpCo Acquired Companies or OpCo Purchaser or its Affiliates (including any Company Benefit Plan) (“OpCo Purchaser Benefit Plans”) in which the Continuing Employee is eligible to participate on or after the Closing Date to the same extent as such service was taken into account under the analogous Benefit Plan for those purposes except (i) to the extent giving such credit would result in duplication of benefits or (ii) for any newly established OpCo Purchaser Benefit Plan for which similarly situated employees of OpCo Purchaser do not receive past service credit. OpCo Purchaser shall use commercially reasonable efforts to cause the OpCo Purchaser Benefit Plans to (A) waive all limitations as to pre-existing conditions, exclusions, actively at-work requirements and waiting periods with respect to participation and coverage requirements, if any, applicable to the Continuing Employees under any OpCo Purchaser Benefit Plans in which such employees may be eligible to participate on or after the Closing Date for any condition for which they would have been entitled to coverage under the Benefit Plan in which they participated immediately prior to the Closing Date, (B) provide the Continuing Employees with credit for any co-payments and deductibles paid by such Continuing Employees prior to the Closing under any Benefit Plans during the year in which the Closing Date occurs in determining any applicable deductible, co-payment or out-of-pocket requirements under any OpCo Purchaser Benefit Plans in which the Continuing Employees are eligible to participate in on or after the Closing, and (C) provide the Continuing Employees with credit for any prepaid benefits or contributions. OpCo Purchaser agrees to carry over and credit earned and unused paid time off balances for Continuing Employees accrued as of the Closing Date. Seller and OpCo Purchaser shall cooperate to effect an orderly transition of each Continuing Employee.
e.Seller shall be solely responsible for, and hereby retains or assumes all Liabilities and obligations whatsoever with respect to, and shall indemnify, defend and hold harmless OpCo Purchaser, PropCo Purchaser and any of their respective Affiliates from and against, any and all Losses, claims, damages and expenses (including reasonable and documented attorney’s fees) with respect to (i) the Excluded Business Employees, whether arising before, on or after the Closing Date, and (ii) the Seller Benefit Plans (for the avoidance of doubt, including any such payment or bonus set forth on Section 5(b)(ix) of the Seller Disclosure Letter and including any Liabilities relating to, in connection with, or resulting from, the trustee-to-trustee transfer in Section 11(i)) other than the Assumed Seller Benefit Plans, whether arising before, on or after the Closing Date (clauses (i) and (ii), collectively, the “Excluded Employee Liabilities”). Seller shall reasonably cooperate with OpCo Purchaser with respect to preparation of all government filings that relate to periods prior to the Closing.
f.OpCo Purchaser and OpCo Acquired Companies shall be solely responsible for, and hereby retains or assumes all Liabilities and obligations whatsoever with respect to, and shall indemnify, defend and hold harmless Seller and any of its Affiliates (other than, after the Closing, the OpCo Acquired Companies) from and against, any and all Losses, claims, damages and expenses (including reasonable and documented attorney’s fees) with respect to the Business Employees (including, for the avoidance of doubt, the Additional Business Employees), whether arising before, on or after the Closing Date, other than the Excluded Employee Liabilities.
g.Notwithstanding anything herein to the contrary, (i) Seller shall have sole responsibility for continuation coverage under COBRA and any other similar applicable Law for any Business Employees and their qualified beneficiaries for whom a qualifying event occurs on or prior to the Closing, and (ii) Seller shall be liable for any Liabilities under the WARN Act for any actions taken by Seller or its Affiliates (with respect to the Business) or any of the OpCo Acquired Companies prior to the Closing.
h.Notwithstanding the foregoing, and except for Seller’s requirement to amend its Seller Benefit Plans to exclude Continuing Employees, nothing in this Section 11 or elsewhere in this Agreement, express or implied, shall (i) be construed as establishing, amending, modifying or terminating any Benefit Plan or OpCo Purchaser Benefit Plan, or altering or limiting the ability to amend, modify or terminate any Benefit Plan or OpCo Purchaser Benefit Plan, (ii) give any third party (including any Business Employee or any family member or beneficiary of any Business Employee or trustee) any right to enforce the provisions of this Section 11, (iii) obligate OpCo Purchaser, Seller, any of the OpCo Acquired Companies or any of their respective Affiliates to retain the employment of any particular Business Employee for any period of time or to maintain any particular Company Benefit Plan, OpCo Purchaser Benefit Plan, Seller Benefit Plan or any other benefit, for any period of time or (iv) result in any Liability for PropCo Purchaser or any of its Affiliates.
i.Effective as of the Closing, OpCo Purchaser shall establish or designate a tax-qualified defined contribution retirement plan of OpCo Purchaser or an Affiliate of OpCo Purchaser with a qualified cash or deferred arrangement within the meaning of section 401(k) of the Code (the “OpCo Purchaser 401(k) Plan”) for the benefit of Continuing Employees who, immediately prior to the Closing, participated in the Seller 401(k) Plan. Such Continuing Employees are referred to hereinafter as the “Participant Employees”. Effective as of the Closing Date, Seller shall cause each Participant Employee to cease to be covered under the Seller 401(k) Plan and OpCo Purchaser shall cause such Participant Employee to become eligible to participate in the OpCo Purchaser 401(k) Plan effective as of such date. Seller agrees to provide OpCo Purchaser with the most recent Internal Revenue Service opinion or determination letter regarding the tax-qualified status of the Seller 401(k) Plan. OpCo Purchaser and Seller agree to cooperate to cause a trustee-to-trustee transfer of the account balances of the Participant Employees, determined as of the date such transfer occurs (the “Asset Transfer Date”), from the Seller 401(k) Plan to the OpCo Purchaser 401(k) Plan. Such transfer shall occur as soon as practicable following the Closing Date. The transfer of assets from Seller 401(k) Plan to OpCo Purchaser 401(k) Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. During the period between the Closing Date and the Asset Transfer Date, with respect to any Participant Employee whose account is to be transferred under the trustee-to-trustee transfer and who has an outstanding participant loan balance under the Seller 401(k) Plan, OpCo Purchaser shall deduct from each payroll payment to such Participant Employee the loan payment(s) due by such Participant Employee and timely forward the amounts to the trustee of the Seller’s 401(k) Plan for crediting against the Participant Employee’s loan so as to avoid to the extent possible a default on such loans pending the asset transfer.
j.Notwithstanding anything herein to the contrary, OpCo Purchaser shall, or shall cause, the Sands Expo and Convention Center, Inc. (“SECC”), an OpCo Acquired Company, to continue to be bound by, comply with the terms of, and fulfill its obligations under the collective bargaining agreement between SECC and the Local Joint Executive Board of Las Vegas, for and on behalf of Culinary Workers Union, Local 226 and Bartenders Union, Local No. 165 (the “CBA”) with respect to Business Employees who are covered under the CBA.
k.Prior to the Closing Date, and prior to Seller or any of its Affiliates making any written communications to (or holding any “town meetings” or similar discussions with) any Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, OpCo Purchaser shall have a reasonable period of time to review and comment on the communication (including talking points, in the case of a “town meeting” or similar discussion), and Seller and OpCo Purchaser shall cooperate in revising such communication in a mutually agreeable manner; provided, further, that such communications shall first be sent to PropCo Purchaser for review and comment, to ensure that all communications are consistent with this Section 11, which review shall be solely to ensure that PropCo Purchaser and its Affiliates do not have any obligations or liability with respect to this Section 11.
l.Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 11, express or implied, shall result in any Liability for PropCo Purchaser or any of its Affiliates. The parties acknowledge and agree that the PropCo Purchaser and its Affiliates shall have no Liability whatsoever with respect to any Plan, Benefit Plan, Seller Benefit Plan, Company Benefit Plan or other similar arrangement to or for any current or former employees, directors, consultants or service providers (whether or not Business Employees, Continuing Employees or otherwise) of Seller, OpCo Purchaser or any of their respective Affiliates. In any provisions of this Section 11 providing for (x) Seller indemnification of OpCo Purchaser, PropCo Purchaser and its Affiliates shall be similarly indemnified by Seller and (y) OpCo Purchaser indemnification of Seller, PropCo Purchaser shall be similarly indemnified by OpCo Purchaser and its Affiliates.
12.Conditions to OpCo Closing.
a.Seller’s and OpCo Purchaser’s respective obligations under this Agreement to consummate the OpCo Closing are subject to the satisfaction (or waiver by both Seller and OpCo Purchaser, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing:

i.Pending Litigation; No Prohibitions. No Governmental Authority shall have issued any Order (whether temporary, preliminary or permanent) or taken any other action, and there shall not be any pending Action by any Governmental Authority (including any Gaming Authorities), in each case, which prevents, restrains, enjoins or prohibits (or seeks to prevent, restrain, enjoin or prohibit) the consummation of, or that makes it (or purports that it is) illegal for any party hereto to consummate, the transactions contemplated hereby or by the Real Estate Purchase Agreement or the Ancillary Agreements.
ii.HSR Act. All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.
iii.Licenses, Consents and Approvals.
1.All Gaming Licenses required for the conduct or operation of the Business (including from and after the OpCo Reorganization) shall be in full force and effect and in good standing, to the extent necessary for the OpCo Reorganization (or the licensing under Gaming Laws of any OpCo Acquired Company after the OpCo Reorganization) or for the OpCo Purchaser to obtain the OpCo Gaming Licenses that the OpCo Purchaser and its Affiliates are required to obtain under applicable Gaming Laws and the new Liquor Licenses that OpCo Purchaser and its Affiliates are required to obtain under applicable Laws in order to consummate the Closing, and shall not be subject to any proceedings before any Governmental Authority to suspend or revoke such Gaming Licenses.
2.OpCo Purchaser shall have obtained the OpCo Gaming Licenses that OpCo Purchaser and its Affiliates are required to obtain under applicable Gaming Laws and the new Liquor Licenses that OpCo Purchaser and its Affiliates are required to obtain under applicable Laws in order to consummate the Closing and each of such OpCo Gaming Licenses and Liquor Licenses shall be in full force and effect as of the Closing Date.
3.All PropCo Closing Consents that may be required from Gaming Authorities shall have been obtained and shall be in full force and effect as of the Closing Date.
iv.OpCo Reorganization. The OpCo Reorganization shall have been completed.
v.Real Estate Purchase. The Real Estate Purchase shall have been consummated in accordance with the terms of the Real Estate Purchase Agreement.

b.OpCo Purchaser’s obligations under this Agreement to consummate the OpCo Closing are further subject to the satisfaction (or waiver by OpCo Purchaser, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:
i.Performance of Agreement. Seller shall have performed, in all material respects, all of its covenants, agreements and obligations required by each of this Agreement and the Real Estate Purchase Agreement, in each case, to be performed or complied with by it prior to or at the Closing.
ii.Representations and Warranties.
1.The Seller Fundamental Representations shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date);
2.Seller’s representations and warranties contained in Sections 15(g)(ii) (No Undisclosed Liabilities), 15(m)(ii) (Title to Real Property; Title to Assets; Sufficiency of Assets) and 15(p)(viii) (Labor and Employment Matters), shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); and
3.All of Seller’s other representations and warranties made in this Agreement shall be true and correct in all respects (without giving effect to any Material Adverse Effect qualifications and any other materiality qualifications), in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations or warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
iii.Officer Certificate. OpCo Purchaser shall have received a certificate, dated the Closing Date and signed by a duly appointed officer of Seller on behalf of Seller, confirming that each of the conditions set forth in Section 12(b)(i), Section 12(b)(ii)(1), Section 12(b)(ii)(2) and Section 12(b)(ii)(3) have been satisfied.

iv.No Bankruptcy. None of Seller, the Equity Sellers, the Real Estate Sellers or any of the Acquired Companies shall be the subject of any bankruptcy, dissolution or termination proceedings.
v.No Material Adverse Effect. From and after the date of this Agreement through the Closing, there shall not have occurred a Material Adverse Effect.
vi.No Covered Event. No Covered Event shall have occurred for which the Purchasers have exercised, or shall have the continuing right to exercise, their termination right pursuant to Section 13(a).
vii.Override Election. If Seller shall have delivered an Override Election pursuant to Section 13(a)(i), the restoration or repair arising from the applicable condemnation or casualty shall have been substantially completed (including, without limitation, the issuance of a temporary or permanent certificate of occupancy) in accordance with the provisions of Section 13 hereof, as determined in good faith by the Purchasers.
viii.Seller Deliverables. OpCo Purchaser shall have received each of the Seller Deliverables to be delivered to OpCo Purchaser pursuant to Section 3(b).
ix.PropCo Purchaser Deliverables. Each of (x) OpCo Purchaser and (y) Seller shall have received each of the PropCo Purchaser Deliverables to be delivered to such party pursuant to Section 3(d).
x.Specified Matters. Seller shall have performed the actions set forth on Section 12(b)(x)(A) of the Seller Disclosure Letter and the events set forth on Section 12(b)(x)(B) of the Seller Disclosure Letter shall not have occurred on or prior to the Closing Date.
OpCo Purchaser may waive any of the conditions set forth in this Section 12(b) or elsewhere in this Agreement which are for the benefit of OpCo Purchaser.
c.Seller’s obligations under this Agreement to consummate the OpCo Closing are further subject to the satisfaction (or waiver by Seller, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:
i.Receipt of Estimated OpCo Cash Consideration. OpCo Purchaser shall have paid, or shall have caused to be paid, to Seller the Estimated OpCo Cash Consideration pursuant to Section 4(b).
ii.Performance of Agreement. (A) OpCo Purchaser shall have performed, in all material respects, all of its covenants, agreements and obligations required by this Agreement, in each case, to be performed or complied with by it prior to or at the Closing and (B) PropCo Purchaser shall have performed, in all material respects, all of its covenants, agreements and obligations required by this Agreement and the Real Estate Purchase Agreement, in each case, to be performed or complied with by it prior to or at the Closing.

iii.Representations and Warranties.
1.The OpCo Purchaser Fundamental Representations shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date);
2.All of OpCo Purchaser’s other representations and warranties made in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date);
3.The PropCo Purchaser Fundamental Representations shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); and
4.All of PropCo Purchaser’s other representations and warranties made in this Agreement shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).
iv.Officer Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly appointed officer of OpCo Purchaser on behalf of OpCo Purchaser, confirming that each of the conditions set forth in Section 12(c)(ii)(A), Section 12(c)(iii)(1) and Section 12(c)(iii)(2) have been satisfied.
v.No Bankruptcy. Neither Purchaser shall be the subject of any bankruptcy, dissolution or termination proceedings.
vi.OpCo Purchaser Deliverables. Each of (x) Seller and (y) PropCo Purchaser shall have received each of the OpCo Purchaser Deliverables to be delivered to such party pursuant to Section 3(c).

vii.PropCo Purchaser Deliverables. Seller shall have received each of the PropCo Purchaser Deliverables to be delivered to Seller pursuant to Section 3(d) and Section 5(b) of the Real Estate Purchase Agreement.
viii.Seller Financing Loan Agreement and the Seller Loan. The conditions set forth in the Seller Financing Loan Agreement shall have been (or, substantially concurrently with the consummation of the OpCo Closing on the Closing Date, shall be) satisfied (or waived in accordance with the terms of the Seller Financing Loan Agreement), and the Seller Loan shall have been (or, substantially concurrently with the consummation of the OpCo Closing on the Closing Date, shall be) deemed made, in each case, in accordance with the terms of the Seller Financing Loan Agreement.
Seller may waive any of the conditions set forth in this Section 12(c) or elsewhere in this Agreement which are for the benefit of Seller.
13.Risk of Loss.
a.Condemnation and Casualty.
i.If, prior to the Closing Date, all or any portion of any or all of the Real Property are permanently taken or rendered unusable for its current purpose by eminent domain, is the subject of a pending taking which has not been consummated, or if Seller or any Affiliate thereof shall receive a written notice from any Governmental Authority having eminent domain power over all or any portion of the Real Property of its intention to take, by eminent domain proceeding, all or any part of any or all of the Real Property (a “Condemnation”), or is destroyed or damaged by fire or other casualty (a “Casualty”), then Seller shall provide written notice thereof to the Purchasers promptly after Seller first obtains Knowledge thereof, which written notice shall be accompanied by a written estimate prepared by an independent architect reasonably selected by Seller and reasonably acceptable to the Purchasers of the cost to restore the Real Property to the condition immediately prior to such Casualty or Condemnation and the time it will take to complete such restoration. If such Condemnation or Casualty is a Covered Event (as such term is hereinafter defined), the Purchasers shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) Business Days after receipt of Seller’s notice, TIME BEING OF THE ESSENCE; provided, however, that Seller may override any such election to terminate this Agreement by the Purchasers as a result of a Casualty, if, no later than fifteen (15) Business Days after any such election to terminate is delivered by the Purchasers to Seller, Seller (i) notifies the Purchasers that Seller intends to cause Seller or Acquired Companies, as applicable, to repair such damage on or prior to the Outside Closing Date, and (ii) provides, together with such notice, a statement from an independent architect reasonably selected by Seller and reasonably acceptable to the Purchasers that substantial completion of the restoration or repair arising from such condemnation or casualty can with reasonable diligence be achieved by the Outside Closing Date (an “Override Election”); provided that Seller shall not be entitled to deliver an Override Election with respect to (x) any Condemnation or (y) any Casualty if the aggregate cost to fully restore the damage from such Casualty to the condition of the Real Property immediately prior to such Casualty (the “Prior Condition”), as determined by an independent architect reasonably selected by Seller and reasonably acceptable to the Purchasers, is estimated to exceed five hundred million dollars ($500,000,000).
ii.No notice given pursuant to the first sentence of this Section 13(a) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any term or condition contained herein or the parties’ rights to indemnification hereunder.
iii.The Purchasers’ failure to give notice to terminate this Agreement pursuant to this Section 13(a) shall not, in and of itself, have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any term or condition contained herein or the Purchasers’ Losses or right to indemnification hereunder and shall not constitute or be deemed to constitute a release or waiver of any kind or character.
iv.If this Agreement is terminated by the Purchasers pursuant to this Section 13(a), neither Seller nor any Purchaser shall have any further rights or obligations to the other hereunder except as set forth herein; provided that each of the OpCo Confidentiality Agreement and the PropCo Confidentiality Agreement shall survive any termination of this Agreement in accordance with its respective terms. Until the Purchasers terminate this Agreement pursuant to this Section 13(a) in connection with a Condemnation or Casualty that is a Covered Event, Seller shall not have the right to settle any claims related to a Condemnation or Casualty without the Purchasers’ written consent, which consent shall not be unreasonably withheld (except in the case of a Condemnation or Casualty that is a Covered Event, in which case the Purchasers may withhold their consent in their sole and absolute discretion). Seller shall cooperate with the Purchasers to sign all required proofs of loss, assignments of claims and other similar items with regard to a Condemnation or Casualty.
v.Subject to Section 13(a)(vi), if this Agreement is not terminated pursuant to this Section 13(a), either (A) at Purchasers’ option, Seller shall and shall be obligated to cause the Real Estate Sellers or the Acquired Companies, as applicable, without incurring any Liens (other than Permitted Liens), to promptly commence to restore and repair the damage or destruction resulting from the Casualty in question to the Prior Condition, and to diligently pursue such restoration and repair, in a good and workerlike manner and in compliance with applicable Law and Contracts using new materials, the quality of which is not less than that of the affected Real Property immediately prior to such Casualty and using duly licensed, reputable and financially solvent third-party architects, engineers and contractors, and pursuant to plans and specifications, in each case, reasonably acceptable to the Purchasers, and the Purchasers shall have the right from time to time (but not more than once per month) during the restoration of such Casualty to inspect the improvements to confirm Seller’s compliance with this Section 13(a)(v), or (B) unless Purchasers elect for Seller to restore and repair the damage or destruction resulting from the Casualty pursuant to clause (A), neither Seller nor any of the Real Estate Sellers or the Acquired Companies shall repair any damage or destruction or incur any cost or obligation with respect to such repair (other than protective repairs required to preserve and secure the Real Property and protect Persons from injury). Unless Seller makes an Override

Election and the insurance proceeds or condemnation award are applied toward the cost of restoration and repair, Seller shall and/or shall cause any of the Real Estate Sellers or the Acquired Companies, as applicable, to retain until the Closing Date all of the insurance proceeds paid with respect to such Casualty or condemnation award (less amounts applied by Seller or any of the Real Estate Sellers or Acquired Companies, as applicable, toward such repair or restoration or protective repairs in accordance with the immediately preceding sentence and reasonable collection costs associated therewith), including any rent abatement insurance accruing after the Closing for such Casualty or Condemnation, and assign any claims in respect of any such insurance proceeds or condemnation award and the related insurance policies shall be assigned to the Purchasers (or their designee). In each instance, whether or not the restoration and repair under clause (B) is completed by the Closing Date, the parties shall proceed to the Closing pursuant to the terms hereof without abatement of the OpCo Transaction Consideration (except for a credit against the OpCo Transaction Consideration in the amount of the applicable deductible under the Insurance Policies of any of the Real Estate Sellers or Acquired Companies, as applicable).
vi.If this Agreement is not terminated pursuant to this Section 13(a), and Seller shall have delivered an Override Election pursuant to Section 13(a)(i), Seller shall and shall be obligated to cause the Real Estate Sellers or the Acquired Companies, as applicable, on or before the Outside Closing Date, without incurring any Liens (other than Permitted Liens), to restore and repair the damage or destruction resulting from the Casualty in question to the Prior Condition, in a good and workerlike manner and in compliance with applicable Law and Contracts using new materials, the quality of which is not less than that of the affected Real Property immediately prior to such Casualty and using duly licensed, reputable and financially solvent third-party architects, engineers and contractors, and pursuant to plans and specifications, in each case, reasonably acceptable to the Purchasers. The Purchasers shall have the right from time to time (but not more than once per month) during the restoration of such Casualty to inspect the improvements to confirm Seller’s compliance with this Section 13(a)(vi). Upon Seller’s compliance with this Section 13(a)(vi), the parties shall proceed to the Closing pursuant to the terms hereof without abatement of the OpCo Transaction Consideration.
b.Covered Event. For purposes of this Section 13, the term “Covered Event” shall mean any (i) Condemnation that would reasonably be expected to result in the permanent loss of more than $250,000,000 in the aggregate of the fair market value of the Real Property or (ii) Casualty in which the cost of the repair or restoration of the Real Property, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $250,000,000 in the aggregate.
c.This Section 13 is intended as an express provision with respect to Casualty and Condemnation of the Real Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.
14.Termination.
a.This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

i.by the mutual written consent of the Purchasers, on the one hand, and Seller, on the other hand;
ii.by the Purchasers, on the one hand, or Seller, on the other hand, upon written notice to the other if the Closing shall not have occurred on or before December 2, 2021 (such date, as the same may be extended pursuant to Section 6(c) hereof or the further provisions of this sentence, the “Outside Closing Date”); provided that if (A) the Closing shall not have occurred by the Outside Closing Date solely due to the failure of the condition set forth in Section 12(a)(iii) to be satisfied by such date, and (B) all other conditions set forth in Section 12(a), Section 12(b) and Section 12(c) (and the conditions to Closing set forth in Section 9 of the Real Estate Purchase Agreement, except to the extent any such condition relates to the failure of the condition set forth in Section 12(a)(iii) to be satisfied) have been satisfied or waived (other than those conditions, which by their nature, are to be satisfied on the Closing Date but which were capable of being satisfied assuming the Closing were to occur), then each of the Purchasers and Seller shall have the right by providing written notice to the other parties to extend the Outside Closing Date for two successive periods of three (3) months each, so long as at such time (x) if a Purchaser is the party extending the Outside Closing Date, no Purchaser has breached in any material respect its obligations under this Agreement or, solely with respect to PropCo Purchaser, the Real Estate Purchase Agreement, in each case, where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition to the consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, as applicable, and (y) if Seller is the party extending the Outside Closing Date, Seller has not breached in any material respect its obligations under this Agreement or the Real Estate Purchase Agreement, in each case, where such breach has been the principal cause or is the principal reason for the occurrence of the failure of a condition to the consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, as applicable.
iii.by the Purchasers, on the one hand, or Seller, on the other hand, upon written notice to the other if a Governmental Authority shall have issued an Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, which Order or other action is final and nonappealable (which shall include a Governmental Authority’s affirmative, final and nonappealable determination that the OpCo Gaming Licenses or the new Liquor Licenses that OpCo Purchaser and its Affiliates are required to obtain will not be granted), or any Law that permanently makes consummation of the transactions contemplated by this Agreement or the Real Estate Purchase Agreement illegal or otherwise prohibited shall be in effect; provided, that the right to terminate this Agreement pursuant to this Section 14(a)(iii) shall not be available to (x) the Purchasers if such Order or Action was primarily due to the failure of either or both Purchasers to perform any of their respective obligations under this Agreement or the Real Estate Purchase Agreement, if applicable, and (y) Seller if such Order or Action was primarily due to the failure of Seller to perform any of its obligations under this Agreement or the Real Estate Purchase Agreement;

iv.by the Purchasers, upon written notice to Seller, if Seller breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 12(a) or Section 12(b) hereof or Section 9(a) and Section 9(b) of the Real Estate Purchase Agreement to be satisfied, (B) cannot be or has not been cured prior to the earlier of (x) 30 days following delivery of written notice to Seller of such breach or failure to perform stating the Purchasers’ intention to terminate this Agreement pursuant to this Section 14(a)(iv) and the basis for such termination and (y) the date that is three (3) Business Days prior to the Outside Closing Date, and (C) has not been waived by the Purchasers; provided that the right to terminate this Agreement pursuant to this Section 14(a)(iv) shall only be available if each Purchaser is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, or the Real Estate Purchase Agreement, as applicable, which breach would give rise to the failure of a condition set forth in Section 12(a) or Section 12(c) hereof or Section 9(a) and Section 9(c) of the Real Estate Purchase Agreement to be satisfied;
v.by Seller, upon written notice to the Purchasers, if any Purchaser breaches or fails to perform in any respect any of its respective representations, warranties or covenants contained in this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 12(a) or Section 12(c) hereof or Section 9(a) and Section 9(c) of the Real Estate Purchase Agreement to be satisfied, (B) cannot be or has not been cured prior to the earlier of (x) 30 days following delivery of written notice to the Purchasers of such breach or failure to perform stating Seller’s intention to terminate this Agreement pursuant to this Section 14(a)(v) and the basis for such termination and (y) three (3) Business Days prior to the Outside Closing Date, and (C) has not been waived by Seller; provided that the right to terminate this Agreement pursuant to this Section 14(a)(v) shall only be available if Seller, each other Selling Entity and each Acquired Company is not then in breach of its respective representations, warranties, covenants or agreements contained in this Agreement, or the Real Estate Purchase Agreement, as applicable, which breach would give rise to the failure of a condition set forth in Section 12(a) or Section 12(b) hereof or Section 9(a) and Section 9(b) of the Real Estate Purchase Agreement to be satisfied;
vi.by the Purchasers pursuant to Section 6(c) (Elimination of Liens);
vii.by the Purchasers pursuant to Section 13(a)(i) (Condemnation and Casualty), subject to Seller’s right to exercise an Override Election in accordance with the terms of Section 13(a)(i); or
viii.by Seller, upon written notice to the Purchasers, if (i) the conditions set forth in Section 12(a) and Section 12(b) hereof and Section 9(a) and Section 9(b) of the Real Estate Purchase Agreement (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but which are capable of being satisfied assuming the Closing were to occur) have been satisfied or waived, (ii) Seller has irrevocably confirmed in a written notice delivered to the Purchasers that (A) the conditions set forth in Section 12(c) hereof and

Section 9(c) of the Real Estate Purchase Agreement (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but which are capable of being satisfied assuming the Closing were to occur) have been satisfied or Seller has confirmed by irrevocable written notice to the Purchasers that it is willing to waive any unsatisfied conditions in Section 12(c) hereof and Section 9(c) of the Real Estate Purchase Agreement, and (B) Seller has irrevocably confirmed by written notice delivered to PropCo Purchaser that Seller stands, and will stand, ready, willing and able to consummate the Closing, (iii) OpCo Purchaser (A) has irrevocably confirmed by written notice delivered to PropCo Purchaser that OpCo Purchaser stands, and will stand, ready, willing and able to consummate the Closing or (B) otherwise would be required pursuant to the terms of this Agreement to consummate the Closing (assuming the PropCo Purchaser Debt Financing (or the PropCo Purchaser Alternative Financing) has been funded or will be funded at Closing), and (iv) PropCo Purchaser fails to consummate the Closing within three (3) Business Days after the delivery of such written notices and each of Seller and OpCo Purchaser stood ready, willing and able to consummate the Closing through the end of such three (3) Business Day period; provided, that, notwithstanding anything in this Section 14(a)(viii) to the contrary, no party shall be permitted to terminate this Agreement pursuant to this Section 14(a)(viii) during any such three (3) Business Day period.
b.Effect of Termination. If this Agreement shall be terminated in accordance with Section 14(a), then this Agreement and the Real Estate Purchase Agreement shall thereupon become null and void and of no further force and effect, and each party hereto shall be relieved of its duties and obligations arising under this Agreement and the Real Estate Purchase Agreement after such termination and such termination will be without liability to the Purchasers or Seller; provided that (w) each of the provisions of this Section 14(b) (Effect of Termination) and Section 5(j) (OpCo Purchaser Limited Guarantee), Section 5(g)(ii)(4) (Financial Statements and Reports), Section 5(i)(iii) (Financing Cooperation), Section 5(i)(iv) (Financing Cooperation), Section 14(c) (Termination Fee), Section 15(w) (Brokers), Section 15(ee) (No Other Representations), Section 16(i) (Brokers), Section 16(k) (No Other Representations), Section 17(h) (Brokers), Section 17(j) (No Other Representations), Section 24 (Miscellaneous), Section 25 (Notices), Section 28 (Publicity), Section 29 (Limitation on Liabilities), Section 30 (No Recourse; Release) and Section 31 (Expenses) and, in each case, the definitions used therein or related thereto shall survive such termination and remain in full force and effect, (x) each of the OpCo Confidentiality Agreement and the PropCo Confidentiality Agreement shall survive any termination of this Agreement in accordance with its respective terms, (y) each of the provisions of Sections 11(b) (Effect of Termination), Section 13 (Miscellaneous), Section 14 (Notices) and Section 15 (No Recourse; Release) of the Real Estate Purchase Agreement and, in each case, the definitions used therein or related thereto, shall survive such termination and remain in full force and effect, and (z) subject to Section 14(c) (Termination Fee) and Section 29 (Limitation on Liabilities), nothing in this Agreement will relieve any party to this Agreement from liability for fraud or any willful and material breach by such party of the terms and provisions of this Agreement or the Real Estate Purchase Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. Promptly following termination of this Agreement, Seller, on the one hand, and the Purchasers, on the other hand, shall return to the other all documents and other materials received from the other party, its Affiliates or its representatives (including all copies or reproductions thereof in whatever form or medium, including electronic copies, or materials developed from any such documents or other materials) relating to the Acquired Assets or the Acquired Interests, the Business or the transactions contemplated hereby, whether obtained before or after the date of this Agreement.
c.Termination Fee. Notwithstanding anything to the contrary in this Agreement:
i.In the event that this Agreement is terminated by Seller pursuant to (A) Section 14(a)(v) (with respect to a breach or failure to perform by PropCo Purchaser) or (B) Section 14(a)(viii) then, PropCo Purchaser shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds a fee in an amount equal to $150,000,000 (the “PropCo Financing Termination Fee”), within two (2) Business Days of the date of such termination.
ii.In the event that (A) this Agreement is terminated by Seller or the Purchasers (x) pursuant to Section 14(a)(ii) and at the time of such termination the condition set forth in Section 12(a)(iii)(2) has not been satisfied or (y) pursuant to Section 14(a)(iii) in respect of an Order, Law or other action relating to the matters set forth in Section 12(a)(iii)(2); (B) at the time of such termination, all of the conditions to Closing set forth in Sections 12(a) and 12(b) hereof (including Sections 12(a)(iii)(1) and 12(a)(iii)(3)) and Sections 9(a) and 9(b) of the Real Estate Purchase Agreement have been satisfied (other than (I) the conditions set forth in Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(2)) or the condition set forth in Section 12(a)(iii)(2), (II) the condition set forth in Section 9(a) of the Real Estate Purchase Agreement solely with respect to Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(2)) or Section 12(a)(iii)(2) and (III) those conditions, which by their nature, are to be satisfied on the Closing Date but which are capable of being satisfied assuming the Closing were to occur on the date of termination); and (C) (x) there has been no willful and intentional action by Seller or any of its Affiliates with respect to the matters set forth in Section 12(a)(iii)(2), or (y) no limitation or suspension of, or failure of Seller and its Affiliates to hold, any Gaming License required to conduct operations at the Premises has occurred since the date of this Agreement that, in each case (clauses (x) and (y)), has caused the failure of any of the conditions set forth in Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(2)) or Section 12(a)(iii)(2) or Section 9(a) of the Real Estate Purchase Agreement (solely with respect to Sections 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(2)) or Section 12(a)(iii)(2)) to be satisfied, then, OpCo Purchaser shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds a fee in an amount equal to $150,000,000 (the “OpCo Regulatory Termination Fee”), within two (2) Business Days of the date of such termination.
iii.In the event that (A) this Agreement is terminated by Seller or the Purchasers (x) pursuant to Section 14(a)(ii) and at the time of such termination the condition set forth in Section 12(a)(iii)(3) has not been satisfied or (y) pursuant to Section 14(a)(iii) in respect of an Order, Law or other action relating to the matters set forth in Section 12(a)(iii)(3); (B) at the time of such termination, all of the conditions to Closing set forth in Sections 12(a) and 12(b) hereof (including Sections 12(a)(iii)(1) and 12(a)(iii)(2)) and Sections 9(a) and 9(b) of the Real Estate Purchase Agreement have been satisfied (other than (I) the conditions set forth in Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(3)) or the condition set forth in Section 12(a)(iii)(3), (II) the condition set forth in Section 9(a) of the Real Estate Purchase Agreement solely with respect to Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(3)) or Section 12(a)(iii)(3) and (III) those conditions, which by their nature, are to be satisfied on the Closing Date but which are capable of being satisfied assuming the Closing were to occur on the date of termination); and (C) (x) there has been no willful and intentional action by Seller or any of its Affiliates with respect to the matters set forth in Section 12(a)(iii)(3), or (y) no limitation or suspension of, or failure of Seller and its Affiliates to hold, any Gaming License required to conduct operations at the Premises has occurred since the date of this Agreement that, in each case (clauses (x) and (y)), that has caused the failure of any of the conditions set forth in Section 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(3)) or Section 12(a)(iii)(3) or Section 9(a)(i) of the Real Estate Purchase Agreement (solely with respect to Sections 12(a)(i) (in respect of an Order, Law or other action (including any pending Action) relating to the matters set forth in Section 12(a)(iii)(3)) or Section 12(a)(iii)(3)) to be satisfied, then, PropCo Purchaser shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds a fee in an amount equal to $150,000,000 (the “PropCo Regulatory Termination Fee”), within two (2) Business Days of the date of such termination.
iv.Each party acknowledges that the provisions of this Section 14(c) are an integral part of the transactions contemplated by this Agreement and the Real Estate Purchase Agreement and that, without these agreements, Seller, on one hand, and the Purchasers, on the other hand, would not enter into this Agreement or the Real Estate Purchase Agreement. If PropCo Purchaser or OpCo Purchaser fails to promptly pay the amount due by it pursuant to this Section 14(c), interest shall accrue on such amount on a daily basis from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made, plus five percent (5%). If, in order to obtain such payment, Seller commences an Action that results in judgment for Seller for the payment of such amount, PropCo Purchaser or OpCo Purchaser, as applicable, shall pay Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action (such expenses and interest, collectively, “Enforcement Costs”); provided, however, that in all circumstances the maximum aggregate amount of the Enforcement Costs shall be $3,000,000 for each Purchaser. In no event shall either Purchaser be obligated to pay more than one Termination Fee, or a Termination Fee on more than one occasion; and in no event shall (w) OpCo Purchaser be responsible for or pay the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee, (x) PropCo Purchaser be responsible for or pay the OpCo Regulatory Termination Fee, (y) PropCo Purchaser be obligated to pay the PropCo Regulatory Termination Fee if OpCo Purchaser is obligated to pay the OpCo Regulatory Termination Fee and (z) OpCo Purchaser be obligated to pay the OpCo Regulatory Termination Fee if PropCo Purchaser is

obligated to pay the PropCo Regulatory Termination Fee. The parties acknowledge that none of the PropCo Financing Termination Fee payable pursuant to Section 14(c)(i), the OpCo Regulatory Termination Fee payable pursuant to Section 14(c)(ii) or the PropCo Regulatory Termination Fee payable pursuant to Section 14(c)(iii) is a penalty, but are liquidated damages, and the damages resulting from termination of this Agreement under circumstances in which the PropCo Financing Termination Fee, the OpCo Regulatory Termination Fee or the PropCo Regulatory Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 14(c)(i), 14(c)(ii) or 14(c)(iii) or this Section 14(c)(iv), as applicable, are reasonable forecasts of the actual damages that compensate the Seller and the Seller Related Parties for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and the Real Estate Purchase Agreement and in reliance upon this Agreement and the Real Estate Purchase Agreement and on the expectation of the consummation of the transactions contemplated herein and therein, and for the loss suffered by reason of the failure of such consummation.
v.Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which this Agreement is terminated and the PropCo Financing Termination Fee is payable pursuant to Section 14(c)(i) or the PropCo Regulatory Termination Fee is payable pursuant to Section 14(c)(iii), the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee, as applicable, shall constitute the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of Seller and its Subsidiaries and each of their respective Seller Releasing Parties against PropCo Purchaser or any PropCo Purchaser Released Party for any breach, loss or damage with respect to this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement or for the failure of the transactions contemplated hereby or thereby to be consummated, and upon payment of the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee, as applicable, none of PropCo Purchaser or any of the PropCo Purchaser Released Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including any liability for or damages arising out of (i) the willful and material breach by PropCo Purchaser of any provision of this Agreement prior to the valid termination of this Agreement or (ii) fraud with respect to any provision of this Agreement prior to the valid termination of this Agreement), except that PropCo Purchaser shall also be obligated to Seller for any Enforcement Costs and any interest payable pursuant to Section 14(c)(iv); provided, that, nothing in this Section 14(c) shall limit the ability of the Seller to recover reimbursement for costs and expenses and indemnification under Section 5(g)(ii)(4) (Financial Statements and Reports) or Section 5(i)(iii) (Financing Cooperation); provided, further, that, subject to Sections 14(d)(ii) and 14(d)(iv), nothing in this Section 14(c) shall restrict the right of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) prior to the termination of this Agreement.
vi.Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which this Agreement is terminated and the OpCo Regulatory Termination Fee is payable pursuant to Section 14(c)(ii), the OpCo Regulatory Termination Fee shall constitute the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of Seller and its Subsidiaries and each of their respective Seller Releasing Parties against OpCo Purchaser or any OpCo Purchaser Released Party for any breach, loss or damage with respect to this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement or for the failure of the transactions contemplated hereby or thereby to be consummated, and upon payment of the OpCo Regulatory Termination Fee, none of OpCo Purchaser or any of the OpCo Purchaser Released Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including any liability for or damages arising out of (i) the willful and material breach by OpCo Purchaser of any provision of this Agreement prior to the valid termination of this Agreement or (ii) fraud with respect to any provision of this Agreement prior to the valid termination of this Agreement), except that OpCo Purchaser shall also be obligated to Seller for any Enforcement Costs and any interest payable pursuant to Section 14(c)(iv); provided, that, nothing in this Section 14(c) shall limit the ability of the Seller to recover reimbursement for costs and expenses and indemnification under Section 5(i)(v) (Financing Cooperation); provided, further, that, subject to Sections 14(d)(ii) and 14(d)(iv), nothing in this Section 14(c) shall restrict the right of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) prior to the termination of this Agreement.
d.Specific Performance.
i.The parties hereby agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the obligations under of this Agreement or the Real Estate Purchase Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby or thereby) in accordance with its specified terms or otherwise breach such provisions and that the parties would not have any adequate remedy at Law. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Designated Courts to adjudicate disputes arising under this Agreement or the Real Estate Purchase Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave, as a defense, counterclaim or otherwise, in any action or proceeding involving this Agreement, any claim or argument that there is an adequate remedy at Law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, the parties agree that (A) Seller shall be entitled to specific performance against the Purchasers (x) of each Purchaser’s respective obligations to consummate the transactions contemplated by this Agreement, including, with respect to OpCo Purchaser, to conduct the OpCo Closing upon the satisfaction or waiver of the conditions set forth in Section 12(a) and Section 12(b) (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are capable of being satisfied assuming the Closing were to occur) or the Real Estate Purchase Agreement or the Ancillary Agreements, if

applicable, and (y) to enforce and to prevent any breach by any Purchaser of its covenants under this Agreement or the Real Estate Purchase Agreement, if applicable (which includes (in each case (clauses (x) and (y)) the rights of Seller to cause OpCo Purchaser to enforce specifically the funding of the OpCo Purchaser Equity Financing under the OpCo Purchaser Equity Commitment Letter, and to thereafter cause the transactions contemplated by this Agreement and the Real Estate Purchase Agreement to be consummated) and (B) the Purchasers shall be entitled to specific performance against Seller (x) of Seller’s obligation to consummate the transactions contemplated by this Agreement (including to conduct the OpCo Closing upon the satisfaction or waiver of the conditions set forth in Section 12(a) and Section 12(c)) or the Real Estate Purchase Agreement, and (y) to enforce and to prevent any breach by Seller of its covenants under this Agreement or the Real Estate Purchase Agreement. Any party seeking: (1) an injunction or injunctions to prevent breaches of this Agreement; (2) to enforce specifically the terms and provisions of this Agreement; and/or (3) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
ii.Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that Seller shall only be entitled to cause OpCo Purchaser to enforce specifically the terms of the OpCo Purchaser Equity Commitment Letter (whether under this Agreement or the OpCo Purchaser Equity Commitment Letter) if, and only if, (A) the conditions set forth in Section 12(a) and Section 12(b) (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are capable of being satisfied assuming the Closing were to occur) have been satisfied or waived at the time the Closing is required to have occurred pursuant to the terms hereof but for the failure of the OpCo Purchaser Equity Financing to be funded; (B) Seller has confirmed to OpCo Purchaser in writing that if specific performance is granted and the OpCo Purchaser Equity Financing is funded, then Seller will proceed with the Closing; (C) each of Seller and PropCo Purchaser (x) has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Closing without further delay or condition, or (y) otherwise would be required pursuant to the terms of this Agreement and the Real Estate Purchase Agreement to consummate the Closing (assuming the PropCo Purchaser Debt Financing (or the PropCo Purchaser Alternative Financing) has been funded or will be funded at the Closing); and (D) OpCo Purchaser has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 7.
iii.Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Sellers to enforce any other obligation of the Purchasers set forth herein, it is explicitly agreed that Seller shall only be entitled to seek or obtain an injunction, specific performance or other equitable relief enforcing PropCo Purchaser’s obligations to consummate the Closing (including by funding the PropCo Purchaser Alternative Financing) on the terms and conditions set forth herein (but not the right of Seller to injunctions, specific performance or other equitable relief for obligations other than with respect to enforcing PropCo Purchaser’s obligations to consummate the Closing and fund the PropCo Purchaser Alternative Financing) if, and only if, (A) the conditions forth in Section 12(a) and Section 12(b) hereof and Section 9(a) and Section 9(b) of the Real Estate Purchase Agreement (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are capable of being satisfied at Closing) have been satisfied or waived at the time the Closing is required to have occurred pursuant to the terms hereof; (B) the PropCo Purchaser Debt Financing (or the PropCo Purchaser Alternative Financing) has been funded or will be funded at the Closing; (C) Seller has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Closing without further delay or condition and if the PropCo Purchaser Debt Financing is funded, then it will take such actions that are required by it under this Agreement to cause the Closing to occur; (D) OpCo Purchaser (x) has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Closing without further delay or condition and if the PropCo Purchaser Debt Financing is funded, then it will take such actions that are required by it under this Agreement to cause the Closing to occur, or (y) otherwise would be required pursuant to the terms of this Agreement to consummate the Closing (assuming the PropCo Purchaser Debt Financing (or the PropCo Purchaser Alternative Financing) has been funded or will be funded at the Closing); and (E) PropCo Purchaser has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 7.
iv.Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Seller be entitled to the grant of specific performance against OpCo Purchaser which results in the consummation of the Closing (including the funding of the OpCo Purchaser Equity Financing, whether under this Agreement or the OpCo Purchaser Equity Commitment Letter, and the payment of the OpCo Transaction Consideration), on the one hand, and either be awarded monetary damages whatsoever or entitled to the OpCo Regulatory Termination Fee, on the other hand.
v.Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Seller be entitled to the grant of specific performance against PropCo Purchaser which results in the consummation of the Closing (including the payment of the PropCo Purchase Price), on the one hand, and either be awarded monetary damages whatsoever, or entitled to the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee, as applicable, on the other hand.
15.Representations and Warranties of Seller. Except as (a) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Seller and publicly available after January 1, 2019 and prior to the date of this Agreement (but excluding any risk factor disclosure or forward-looking disclosure set forth in any section titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, non-specific, cautionary or forward-looking in nature) or (b) set forth in the Seller Disclosure Letter, Seller makes the following representations and warranties to the Purchasers (provided that, each of Seller’s representations and warranties with respect to any OpCo Asset Company or PropCo Acquired Company shall be deemed to have been made as of the Closing):
a.Organization; Authority; Subsidiaries.
i.Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to, and is duly qualified and licensed to, own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and to execute and deliver this Agreement, the Real Estate Purchase Agreement and each Ancillary Agreement to which it is or will be a party, consummate the transactions contemplated hereby or thereby and perform its obligations hereunder and thereunder. Each Selling Entity and Specified Entity is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and is duly qualified and licensed to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
ii.The execution and delivery of this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby or thereby by Seller have been duly and validly authorized by Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Real Estate Purchase Agreement by Seller or the consummation of the transactions contemplated hereby or thereby by Seller and any of Seller’s applicable Affiliates. The individual executing this Agreement and the Real Estate Purchase Agreement on behalf of Seller has been duly authorized by all necessary and appropriate action on behalf of Seller. Each Selling Entity has all necessary company power and authority to sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned by the Specified Entities, the Acquired Assets, the Specified Entities Interests and, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, the Acquired Interests to the Purchasers as contemplated by this Agreement and the Real Estate Purchase Agreement, and to execute and deliver each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, as applicable, when executed and delivered by Seller (and, if applicable, any Selling Entity or Specified Entity), this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements to which it is or will be a party will constitute valid and legally binding obligations of Seller (and, if applicable, such Selling Entity or Specified Entity), enforceable against Seller (and, if applicable, such Selling Entity or Specified Entity) in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.
iii.Seller has full corporate power and authority to cause each other Selling Entity, Real Estate Seller and, upon the formation of the OpCo Asset Companies and the PropCo Acquired Companies, each OpCo Asset Company and each PropCo Acquired Company to perform their respective obligations under this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements.
iv.Except as set forth on Section 15(a)(iv) of the Seller Disclosure Letter and assuming the Reorganizations have not been consummated, none of the Specified Entities owns or holds, or owns or holds the right to acquire, any stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization, entity or any other Person.

v.After the formation of each PropCo Acquired Company, (A) each PropCo Acquired Company shall be duly organized (or formed), validly existing and in good standing under the Laws of the state of Delaware and, to the extent required by applicable Laws, the state in which the applicable Real Property is located, and will be duly qualified and licensed to own, operate or lease the Transferred Real Estate Assets and (B) each PropCo Acquired Company shall be authorized to consummate the transactions contemplated in this Agreement and the Real Estate Purchase Agreement, and fulfill all of its obligations hereunder and under documents required for the PropCo Closing to be executed by such PropCo Acquired Company and (assuming due authorization, execution and delivery by PropCo Purchaser) such instruments, obligations and actions shall be valid and legally binding upon such PropCo Acquired Company, enforceable against such PropCo Acquired Company in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.
vi.After the formation of each OpCo Asset Company, (A) each OpCo Asset Company shall be duly organized (or formed), validly existing and in good standing under the Laws of the state of Nevada and will be duly qualified and licensed to own, operate or lease the applicable OpCo Acquired Assets and (B) each OpCo Asset Company shall be authorized to consummate the transactions contemplated in this Agreement and fulfill all of its obligations hereunder and under documents required for the OpCo Closing to be executed by such OpCo Asset Company and (assuming due authorization, execution and delivery by OpCo Purchaser) such instruments, obligations and actions shall be valid and legally binding upon such OpCo Asset Company, enforceable against such OpCo Asset Company in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.
vii.Section 15(a)(ix) of the Seller Disclosure Letter sets forth (A) the name of each Person (other than any direct or indirect Subsidiary of Seller) in which Seller or any of its Subsidiaries owns, directly or indirectly, more than a ten percent (10%) voting or economic interest (each such Person referred to in this clause (A), a “Joint Venture Entity”), (B) the number and percentage of the equity interests of each such Joint Venture Entity (collectively, the “Joint Venture Securities”) held by Seller, directly or indirectly, and Seller or the applicable Subsidiary of Seller that holds such equity interests, and (C) the Joint Venture Entity’s authorized capital stock or other securities, the number and type of its issued and outstanding capital stock or other securities and the current record ownership of such capital stock or other securities. Except as provided in any agreement relating to the formation, creation, equity or other ownership interests, operation, management or control of any Joint Venture Entity set forth in Section 15(a)(ix) of the Seller Disclosure Letter, including any partnership, joint venture, shareholder, operating or similar agreement providing for the sharing of any profits, losses or liabilities (collectively, the “Joint Venture Agreements”), all of the Joint Venture Securities owned by Seller, directly or indirectly, are owned by Seller or a Subsidiary thereof free and clear of any Liens, and to the Knowledge of Seller, have been duly authorized and are validly issued, fully paid and nonassessable. There is no pending, or, to the Knowledge of Seller, threatened Action against any Joint Venture Entity or any Subsidiary of any Joint

Venture Entity that would be disclosed under Section 15(k) of the Seller Disclosure Letter (substituting “Joint Venture Entity” for “Seller”).
b.Capitalization; Title to Acquired Interests.
i.The Specified Entities Interests constitute all of the issued and outstanding equity interests of the Specified Entities, and, upon formation of the OpCo Asset Companies, the OpCo Acquired Interests will constitute all of the issued and outstanding equity interests of the OpCo Acquired Companies. Upon formation of the PropCo Acquired Companies, the PropCo Acquired Interests will constitute all of the issues and outstanding equity interests of the PropCo Acquired Companies. The Equity Sellers are the legal and beneficial owner of one hundred percent (100%) of the Specified Entities Interests and twenty percent (20%) of the equity interests in Carlo’s Bakery, free and clear of Liens other than Liens under applicable securities Laws or which will be discharged or released at or prior to Closing. Upon formation of the OpCo Asset Companies, the Equity Sellers will be the legal and beneficial owner of one hundred percent (100%) of the OpCo Acquired Interests, free and clear of Liens other than Liens under applicable securities Laws or which will be discharged or released at or prior to Closing. Upon formation of the PropCo Acquired Companies, the Real Estate Sellers will be the legal and beneficial owner of one hundred percent (100%) of the PropCo Acquired Interests, free and clear of Liens other than Liens under applicable securities Laws or which will be discharged or released at or prior to Closing. When issued, the Acquired Interests will be duly authorized, validly issued and fully paid and nonassessable. Upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, the Acquired Interests will not be issued or transferred in breach or violation of any preemptive or subscription rights, rights of first refusal, rights of first offer or other similar rights, agreements, arrangements or commitments of any Person or under any provision of applicable Law, any Governing Document of any Acquired Company or any Contract to which any Acquired Company is a party. Other than as expressly set forth in Section 15(b) of the Seller Disclosure Letter, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, there will be no other outstanding equity interests in any of the Acquired Companies other than the Acquired Interests, and there will be no subscriptions, warrants, options, conversion rights, convertible securities or other rights, agreements, arrangements or commitments of any character or other agreements of any kind to purchase or otherwise acquire or sell the Equity Sellers’ (or its Subsidiary’s) interest in any of the OpCo Acquired Companies or any other interest in, or convertible into or exchangeable for, any such interests in, any of the OpCo Acquired Companies. Seller (through the Selling Entities) shall sell, grant, convey, transfer, and assign to (A) OpCo Purchaser good and marketable title to the OpCo Acquired Interests, free and clear of all Liens other than Liens under applicable securities Laws and restrictions to which OpCo Purchaser may be subject under applicable Law, and (B) PropCo Purchaser good and marketable title to the PropCo Acquired Interests, free and clear of all Liens other than Liens under applicable securities Laws and restrictions to which PropCo Purchaser may be subject under applicable Law.
ii.Upon the formation of the PropCo Acquired Companies, no PropCo Acquired Company will be liable for, or will have incurred, (A) any costs or expenses, including fees and disbursements of counsel, financial advisors and accountants or (B) any incentive compensation, change-in-control, retention or other transaction-related payments, in each case, incurred in connection with this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
c.No Conflicts or Consents. Neither the execution and delivery of this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby nor fulfillment of or compliance with the terms and conditions hereof or thereof (A) conflict with or will result in a violation or breach of any of the terms, conditions or provisions of (i) any provision of the Governing Documents of Seller, the Equity Sellers, the Real Estate Sellers or any of the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company, or (ii) any agreement, Order, arbitration award, Law or instrument to which Seller or its Affiliates, the Equity Sellers, the Real Estate Sellers (in each case, with respect to the Business) or any of the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company is a party or by which Seller or its Affiliates, the Equity Sellers, the Real Estate Sellers (in each case, with respect to the Business) or any of the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company is bound, or constitutes or will constitute a breach of, violation or default under any of the foregoing, or (B) except as set forth on Section 15(c) of the Seller Disclosure Letter, require any notice to, consent of or filing with or notification to any Governmental Authority (including any Permit) or any other Person by Seller, the Equity Sellers, the Real Estate Sellers or any of the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company or violate any Law of any Governmental Authority applicable to Seller, the Equity Sellers, the Real Estate Sellers or any of the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company, except where such conflict or failure to provide such notice, obtain such consent, make such filing with or provide such notification to would not, and would not reasonably be expected to (x) be, individually or in the aggregate, material to the Business and the Specified Entities or, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, any other Acquired Company, taken as a whole, or (y) prevent or delay beyond the Outside Closing Date the ability of Seller and its applicable Affiliates to consummate the Closing.
d.No Bankruptcy. Each of Seller, each other Selling Entity, each Real Estate Seller and each Specified Entity and, upon formation of the OpCo Asset Companies and the PropCo Acquired Companies, each other Acquired Company has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. Immediately after giving effect to the transactions contemplated hereby and by the Real Estate Purchase Agreement, Seller and its Subsidiaries, including the other Selling Entities, on a consolidated basis, shall be solvent and shall (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on their business. No transfer of property is being made by any Selling Entity and no obligation is being incurred by any Selling Entity in connection with the transactions contemplated hereby and by the Real Estate Purchase Agreement with the intent to hinder, delay or defraud either present or future creditors of any Selling Entity or any of their respective Subsidiaries.
e.Material Contracts. As of the date of this Agreement, Section 15(e) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Contracts of the types described below that are in effect as of the date of this Agreement (excluding any Seller Benefit Plan or Company Benefit Plan) (such Contracts, subject to such exclusions, “Material Contracts”):
i.any Transferred Contract between any of the Specified Entities, on the one hand, and any employee, on the other hand;
ii.any Contract relating to debt for borrowed money, capital lease obligations or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on all or any portion of the Business, the Acquired Assets or the Specified Entities Interests;
iii.any Transferred Contract containing an express restriction on the ability of Seller or its Affiliates (with respect to the Business) or any of the Specified Entities, or, after giving effect to the Closing, OpCo Purchaser or any of its Affiliates to compete in any line of business or in any geographic area;
iv.any Transferred Contract relating to the disposition (including any option or put agreement) or acquisition of (A) material assets of the Business or any Specified Entity (including any Real Property), other than dispositions or acquisitions of personal property in the ordinary course of business, (B) the Specified Entities Interests or (C) any business or a material amount of stock (or other equity interests) of any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Business or any Specified Entity has or could have any remaining Liabilities;
v.any Transferred Contract that provides for the purchase of supplies or equipment, other than any Transferred Contract entered into in the ordinary course of business involving payment of less than $5,000,000 per year;
vi.any stockholders’ agreement, management agreement, joint venture agreement, partnership agreement, operating agreement to which any of the Specified Entities is a party (other than the Governing Documents of a Specified Entity) or relating to all or any portion of the Real Property and each other Transferred Contract providing for a similar arrangement;

vii.any Transferred Contract providing for the purchase, lease or financing of any gaming equipment other than any equipment lease Transferred Contract involving payment of less than $2,500,000 in any 12-month period;
viii.any Contract relating to (A) any guaranty by any Specified Entity of any obligation of Seller or any of its Affiliates (other than a Specified Entity) and (B) any guarantee by Seller or any of its Affiliates (other than a Specified Entity) of any obligation of a Specified Entity, in each case, including any guarantees of borrowed money;
ix.any Transferred Contract under which any of the Specified Entities has advanced or loaned any other Person amounts in the aggregate exceeding $250,000 or under which any Person would be deemed to have debt for borrowed money to any of the Specified Entities in amounts in the aggregate exceeding $250,000, other than advances or loans to customers in the ordinary course of business;
x.any Transferred Contract under which any of the Specified Entities is lessor of or permits any third party to hold or operate any personal property, owned or controlled by any of the Specified Entities, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
xi.any IP Licenses to which any of the Specified Entities are bound;
xii.sales, distributions or franchise agreements to which any of the Specified Entities are bound involving consideration in excess of $500,000 annually;
xiii.any settlement, conciliation or similar agreements with any Person pursuant to which any of the Specified Entities is obligated to pay consideration in excess of $1,000,000 after the date of this Agreement;
xiv.any material Transferred Contract with any Governmental Authority, other than any Transferred Contract pursuant to which a Governmental Authority is contracting with the Business solely in its capacity as a customer of the Business;
xv.any Transferred Contract (excluding Leases) that requires payments in excess of $5,000,000 over the remainder of the current term under such Transferred Contract, other than any such Transferred Contract that is terminable upon no more than thirty (30) days’ notice without any penalty, fee, liability or financial obligation to the Business or any Specified Entity;
xvi.any Transferred Contract with any Related Party of any Specified Entity;
xvii.any collective bargaining, works council, shop, enterprise or recognition agreement or Contract with any labor union, trade union, association of trade unions, work’s council or health and safety committee representing Business Employees;

xviii.any Transferred Contract for any construction work (including any improvements, additions or expansion) to be performed at any Real Property and under which any party thereto has an obligation in excess of $500,000 in the aggregate; and
xix.any Transferred Contract relating to interest rate caps, collars or swaps, currency hedging transactions and other similar arrangements.
Seller has made available to the Purchasers true, correct and complete copies of the Material Contracts (other than immaterial amendments). Each Material Contract is, assuming the due authorization, execution and delivery thereof by the parties thereto other than Seller and its Affiliates, a valid and binding obligation of, and enforceable against, the applicable Selling Entities and their respective Affiliates party thereto and, to the Knowledge of Seller, each other party thereto, in each case, in accordance with its terms and subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally. As of the date hereof, none of the Selling Entities or their respective Affiliates (including the Specified Entities) party to any Material Contract is in material breach of, or material default under, such Material Contract and, to the Knowledge of Seller, (x) no other party thereto is in material breach of, or material default under, such Material Contract, and (y) there does not exist any event, occurrence or condition, which (after notice, passage of time, or both) would constitute or give rise to any such breach or default thereunder. As of the date hereof, none of the Selling Entities or their respective Affiliates (including the Specified Entities) have, to the Knowledge of Seller, given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract.
f.Financial Statements. Section 15(f) of the Seller Disclosure Letter sets forth true, correct and complete copies of the following financial statements of the Business: unaudited financial statements of the Business for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 (collectively, the “Financial Statements”). The Financial Statements (i) have been derived from the Books and Records of Seller and prepared in accordance with GAAP, (ii) have been prepared on a consistent basis, in all material respects, throughout the periods involved from financial information contained in the Books and Records and (iii) subject to the immediately following proviso, present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations and cash flows of the Business as at the dates and for the respective periods indicated therein (except, in each case, as indicated in any notes thereto, and subject to normal year-end adjustments); provided that, as described on Section 15(f)(ii) of the Seller Disclosure Letter, the Financial Statements include certain assets (including cash from dividends and royalty payments from Seller’s Affiliates) and Liabilities relating to businesses of Seller and its Affiliates other than the Business, which are not part of the Business and which are neither Acquired Assets, OpCo Assumed Liabilities nor commercial arrangements that shall transfer with the Business at Closing. Since January 1, 2018 through the date of this Agreement, no significant deficiency or material weakness in the accounting system of any Selling Entity or its Affiliates (including the Specified Entities) has been reported to the independent auditors, management or board of directors of Seller, or to any of the Gaming Authorities. There are no material off-balance sheet transactions, arrangements, obligations or relationships attributable to the Business that are not described in the footnotes to the Financial Statements. The Financial Statements and the foregoing representations and warranties are qualified by the fact that (a) the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis or on an integrated basis within another organization and (b) the Financial Statements are not pro forma financial statements giving effect to the transactions contemplated by this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements.
g.No Undisclosed Liabilities.
i.The Business has no Liabilities that are required by GAAP to be reflected or reserved against in a balance sheet of the Business, except (i) as set forth and reserved for in the Financial Statements for the fiscal year ended 2020, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) incurred in connection with this Agreement, the Real Estate Purchase Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby or (iv) as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Specified Entities, taken as a whole.
ii.As of the Closing Date: (I) (A) each PropCo Acquired Company was created solely for the purpose of, and has not engaged in any activity or business other than, owning its applicable Real Property in connection with the transactions contemplated in this Agreement and the Real Estate Purchase Agreement; and (B) the only asset of each PropCo Acquired Company is its applicable Real Property (and, for the avoidance of doubt, no PropCo Acquired Company has any direct or indirect Subsidiaries nor owns any interests in any other entity); and (C) no PropCo Acquired Company has any Liabilities (contingent or otherwise) other than Real Property Liabilities; and (II) (A) each OpCo Asset Company was created solely for the purpose of, and has not engaged in any activity or business other than, owning its applicable OpCo Acquired Assets in connection with the transactions contemplated in this Agreement; (B) the only asset of each OpCo Asset Company is its applicable OpCo Acquired Assets (and, for the avoidance of doubt, no OpCo Asset Company has any direct or indirect Subsidiaries nor owns any interests in any other entity); and (C) no OpCo Asset Company has any Liabilities other than any OpCo Assumed Liabilities.
h.Absence of Changes. Since December 31, 2020 through the date of this Agreement, (i) Seller or its Affiliates (with respect to the Business) and the Specified Entities have conducted the Business only in the ordinary course of business consistent with past practice (excluding any COVID-19 Measures), and there have not been any changes, events, effects or occurrences that have had or could reasonably be expected to have a Material Adverse Effect, and (ii) none of Seller, its Affiliates (with respect to the Business) or any of the Specified Entities has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5(b)(vii), (xiii), (xvii), (xviii), (xxi), (xxv) and (xxviii), but in the case of (xxviii) solely to the extent relating to the foregoing enumerated sections of Section 5(b).
i.Compliance with Laws.
i.Each Selling Entity, Specified Entity and, upon formation of the Acquired Companies, each Acquired Company are, and since January 1, 2018 (or their formation, in the case of the Acquired Companies) have been, in compliance with all Laws, including with respect to escheat and abandoned and unclaimed property, applicable to Seller or its Affiliates (with respect to the Business) and the Specified Entities and the Acquired Assets, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, neither Seller or its Affiliates (with respect to the Business) nor any of the Specified Entities nor, upon formation of the Acquired Companies, any of the Acquired Companies, has received any written notice or other written communication from any Governmental Authority or other Person, and there is no Action pending or, to the Knowledge of Seller, threatened in writing, including any warning letter, consent decree, memorandum of understanding, prosecution, injunction, seizure, civil fine or recall, (i) alleging the Business, any Selling Entity (with respect to the Business) or any of the Specified Entities or, upon formation of the Acquired Companies, any of the Acquired Companies, is in material violation of, or has failed to comply in any material respect with, any applicable Law (including any Data Privacy Law), or (ii) advising that it is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any applicable Law (including any Data Privacy Law).
ii.Section 15(i)(ii) of the Seller Disclosure Letter describes all fines (if any) paid by Seller or its Affiliates (with respect to the Business) or any of the Specified Entities to, or assessed against Seller or its Affiliates (with respect to the Business) or any of the Specified Entities by, the Gaming Authorities and all consent agreements (if any) entered into by Seller or its Affiliates (with respect to the Business) or any of the Specified Entities and the Gaming Authorities.
j.Permits and Licenses. Section 15(j) of the Seller Disclosure Letter contains a true, correct and complete list of all Permits that are material and necessary for the operation of the Business as currently conducted on the date hereof or which are material and required in connection with the ownership of the Acquired Assets (collectively, the “Material Permits”), including all Gaming Licenses and Liquor Licenses. Seller, each other Selling Entity, the Real Estate Sellers, the Equity Sellers and the Specified Entities hold all Permits which are required for the continued operation of the Business and Transferred Real Estate Assets in accordance with its current operation on the date hereof, excluding any such Permits the failure of which to hold would not be, and would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect. All Material Permits are valid and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming Laws). As of the date of this Agreement, none of the Selling Entities or any of the Specified Entities has received any written notice (x) that any of them are in default (or, with the giving of notice or lapse of time or both, would be in default) under any Material Permit or (y) of the suspension, denial, non-

renewal, revocation or withdrawal of any Material Permit. To the Knowledge of Seller, (i) Seller and its Affiliates and the Specified Entities are in compliance with the terms of the Material Permits, (ii) none of Seller, its Affiliates or any of the Specified Entities are in default (or, with the giving of notice or lapse of time or both, would be in default) under any Material Permit, and (iii) there is no fact, which if known to the Gaming Authorities, will or would reasonably be expected to result in (A) the failure to obtain any Seller Transaction Filings or (B) the failure to maintain in good standing any Material Permit (including any Gaming License).
k.Litigation. As of the date of this Agreement, there is no Action pending, or, to the Knowledge of Seller, threatened against or by Seller or its Affiliates (with respect to the Business) or any of the Specified Entities or otherwise affecting any of the Acquired Assets or Specified Entities Interests that, individually or in the aggregate, is or would reasonably be expected to be material to the Business, taken as a whole. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Seller, threatened (whether in writing or orally) against or by Seller or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby or by the Real Estate Purchase Agreement. As of the date of this Agreement, none of the Seller or its Affiliates (with respect to the Business), Specified Entities or the Business is subject to any Order and there are no unsatisfied judgments, penalties or awards against or affecting the Business or any Specified Entity or any of their respective properties, assets or membership, that would be or would reasonably be expected to, individually or in the aggregate, be material to the Business and the Specified Entities, taken as a whole.
l.Intellectual Property.
i.There is no Intellectual Property owned by the Specified Entities that is registered, issued or the subject of a pending application for registration. Seller owns all right, title and interest in and to all Company Owned Intellectual Property and all Licensed IP free and clear of all Liens other than Permitted Liens. Except as set forth in Section 15(l)(i) of the Seller Disclosure Letter, the Company Owned Intellectual Property together with the Incoming IP Licenses and those rights in Intellectual Property to be provided to OpCo Purchaser under the Ancillary Agreements or in connection with the Systems Standup (collectively, the “Transferred Intellectual Property Rights”), constitute all Intellectual Property used in the operation of the Business as currently conducted. The Transferred Intellectual Property Rights are sufficient for OpCo Purchaser to carry on the Business immediately after the Closing Date in all material respects as presently carried on by Seller. Seller has not granted to any Person any rights or licenses in the Licensed IP that conflict with the licenses granted to OpCo Purchaser in the Intellectual Property License other than pursuant to Transferred Contracts that include licenses that are incidental to, and not the primary purpose of, such Contracts.
ii.Except as set forth in Section 15(l)(ii) of the Seller Disclosure Letter, neither Seller nor any of the Specified Entities have received any written notice of any unresolved claim alleging that Seller or its Affiliates are infringing, misappropriating or otherwise violating any material Intellectual Property rights of any Person through the conduct of the Business as currently conducted. The conduct of the Business does not materially infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. To the Knowledge of Seller, no Person is materially infringing, misappropriating or violating any Company Owned Intellectual Property or any Licensed IP.
iii.Section 15(l)(iii)(A) of the Seller Disclosure Letter sets forth all material agreements pursuant to which Intellectual Property is licensed to any of the Specified Entities by a third party other than any licenses to generally commercially available Intellectual Property with fees of less than $250,000 per annum (“Incoming IP Licenses”). Section 15(l)(iii)(B) of the Seller Disclosure Letter sets forth all agreements pursuant to which Seller has granted to a third party the right to use Company Owned Intellectual Property (“Outgoing IP Licenses”, and together with the Incoming IP Licenses, the “IP Licenses”), other than Outgoing IP Licenses that are (i) non-exclusive and granted to customers in the ordinary course of business or (ii) incidental to, and not the primary purpose of, such agreement.
iv.Seller and each Specified Entity takes commercially reasonable measures to maintain and protect each Transferred Intellectual Property Right, including by taking commercially reasonable measures to maintain the confidentiality of the trade secrets that constitute Company Owned Intellectual Property.
v.The IT Assets operate and perform in all material respects as is necessary for the Business as currently conducted, and do not, to the Knowledge of Seller, contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software. To the Knowledge of Seller, (i) there has been no material failure of IT Assets in the past two (2) years affecting the Business which has not been fully resolved and (ii) no Person has gained unauthorized access to the IT Assets with respect to the Business. The IT Assets provide the operations of the Business, including the internet websites and mobile applications provided to customers of the Business, with sufficient redundancy and speed to meet industry standards.
m.Title to Real Property; Title to Assets; Sufficiency of Assets.
i.Except as set forth in Section 15(m)(i) of the Seller Disclosure Letter, and except pursuant to the Governing Documents of the Specified Entities, there are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights pertaining to any portion of the Real Property, whether recorded or unrecorded, it being understood that any such rights shall have been forever extinguished as of the Closing.
ii.Except as set forth in Section 15(m)(ii) of the Seller Disclosure Letter, Seller and its Affiliates have good and marketable fee title to, or a valid leasehold interest in or contractual right to, the Real Property, Acquired Assets and the Specified Entities Interests, wherever located, free and clear of all Liens (other than, with respect to the Acquired Assets, Permitted Liens). To Seller’s Knowledge, the Transferred Real Estate Assets consist of all real property owned, leased or occupied by Seller and its Affiliates in connection with the Business. After giving effect to the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements, the Real Property, the Acquired Assets and the Specified Entities Interests, including the properties, assets and rights, tangible and intangible, owned, licensed, leased or otherwise held for use by the Specified Entities, that will be owned by the Purchasers (or the applicable Specified Entity) immediately following the Closing, (A) will be sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as currently conducted and (B) constitute in all material respects all of the properties, assets and rights, tangible and intangible, necessary to conduct the Business immediately following the Closing in substantially the same manner as currently conducted.
iii.To the Seller’s Knowledge, the present use of the Real Property, or any portion thereof, and the improvements erected on the Real Property, does not breach, violate or conflict with, in any material respect, the terms and provisions of any Contract to which any Selling Entity or any of the Acquired Companies is party relating thereto.
iv.Except as set forth on Section 15(m)(iv) of the Seller Disclosure Letter, there is no material demolition, renovation, construction or other development-related activity ongoing at the Real Property.
v.The Selling Entities, Real Estate Sellers and Acquired Companies, as applicable, are, to Seller’s Knowledge, in compliance in all material respects with all, and have received no written notice of a default by the Selling Entities, the Specified Entities or, upon formation of the PropCo Acquired Companies, the PropCo Acquired Companies, as applicable, under any Permitted Lien set forth in the Title Policy to which a Selling Entity, Specified Entity or, upon formation of the PropCo Acquired Companies, PropCo Acquired Company, as applicable, is a party, from any Person that is a party to any such Permitted Lien.
vi.No Selling Entity is a “foreign person” within the meaning of Section 1445 of the Code.
n.Condemnation. Neither any of the Selling Entities nor any of the Specified Entities have received any written notice of any, and to the Knowledge of Seller, there are no existing, pending or contemplated, condemnation, eminent domain, loss of legal access or similar proceeding with respect to the Real Property.
o.Employee Benefits.
i.Section 15(o)(i)(A) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Company Benefit Plans, and indicates each such Company Benefit Plan’s sponsoring entity. Section 15(o)(i)(B) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Seller Benefit Plans, and indicates each such Seller Benefit Plan’s sponsoring entity. With respect to each such Company Benefit Plan and Seller Benefit Plan, Seller has made available to the Purchasers true, correct and complete copies of, to the extent applicable, (i) the Plan document or agreement, as in effect on the date of this Agreement and any amendments thereto (and a description of any such Plan that is not in writing), (ii) any related trust documents, insurance contracts or funding arrangements, including any stop loss policies and arrangements, (iii) the most recent IRS determination or opinion letter, (iv) the three (3) most recently filed Form 5500 (including applicable schedules and attachments thereto) and (v) the summary plan description and any summary of material modifications thereto.

ii.Section 15(o)(ii) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Business Employees as of the date of this Agreement, together with the following information for each Business Employee: (A) employee identification number, employing entity, job title or position and date of hire; (B) the current annual base salary or hourly wage rate; (C) total W-2 compensation for the most recent completed calendar year; (D) the most recent bonus paid for the last fiscal year and current target or guaranteed bonus, if any; (E) accrued but unused paid time off; (F) employment status (i.e., active or on leave or disability; full-time or part-time; exempt or non-exempt); (G) service taken into account prior to the Closing for any reason under any Company Benefit Plans and Seller Benefit Plans; (H) primary work location (including city, state, and country); and (I) a description of any notice or separation obligations, to the extent such individual is not “at-will” (e.g. to the extent such individual’s service relationship may not be terminated at any time, with or without cause, notice, or severance liability).
iii.Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Benefit Plan that is intended to be exempt from U.S. federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Seller, no fact or event has occurred that would affect adversely the qualified status of any such Benefit Plan or the exempt status of any such trust.
iv.No Benefit Plan is a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. There does not currently exist, nor is there reasonably expected to exist, any Controlled Group Liability with respect to any Benefit Plan that would be a liability of any of the OpCo Acquired Companies following the Closing (other than continuing obligations to contribute).
v.Except as set forth on Section 15(o)(v) of the Seller Disclosure Letter, no Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) and no ERISA Affiliate is currently, or has within the six (6) years prior to the date of this Agreement been, a participating employer in, or has been obligated to contribute to or has any liability (whether contingent or otherwise) in respect of, any Multiemployer Plan. With respect to each Multiemployer Plan, (i) no ERISA Affiliate has withdrawn in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA; and (ii) all contributions required to be made to any such Multiemployer Plan by any ERISA Affiliate were timely made. For each Multiemployer Plan, Seller has made available to the Purchasers (A) true, correct and complete copies of all material correspondence from each such Multiemployer Plan relating to any withdrawal liability imposed upon any ERISA Affiliate, its funded status or any minimum funding violation or application for waiver of a minimum funding violation, or containing any reference to or description of any rehabilitation plan or funding improvement plan adopted under applicable Law, (B) copies of any participation agreements entered into between an ERISA Affiliate and the Multiemployer Plan and (C) a copy of the latest letter, if any has been received by any ERISA Affiliate, from the Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed by the Multiemployer Plan if the ERISA Affiliates were to withdrawal from the Multiemployer Plan in a complete withdrawal.
vi.No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides retiree or post-employment benefits to any Business Employees or former service provider of an OpCo Acquired Company, other than pursuant to Section 4980B of the Code or any similar state Law.
vii.Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, constitute an event under any Benefit Plan that will (A) result in any payment or benefit becoming due or payable to any Business Employee or former service provider of an OpCo Acquired Company, (B) increase the amount or value of any benefit or compensation otherwise due or payable to any Business Employee, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation due or payable to a Business Employee or former service provider of an OpCo Acquired Company, or (D) result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code with respect to a Business Employee or former service provider of an OpCo Acquired Company that is a “disqualified individual” within the meaning of Section 280G of the Code. Neither Seller, any of its Affiliates nor any OpCo Acquired Company has any obligation to gross up, indemnify or otherwise reimburse any Business Employee or any former service provider of an OpCo Acquired Company for any Tax incurred by such Person.
viii.Except as would not result in a material liability with respect to Business Employees, all Benefit Plans have been administered in form and in operation, and since January 1, 2018 have been, in compliance with their terms and applicable Law, including, to the extent applicable, ERISA and the Code. No Company Benefit Plan is currently, or has within the six (6) years prior to the date of this Agreement been, the subject of any Action or claim (other than a claim for benefits in the ordinary course) by any party, or inquiry, examination or audit by a Governmental Authority.
ix.No prohibited transaction within the meaning for Section 406 of ERISA with respect to any Benefit Plan has occurred. All contributions with respect to all Benefit Plans, including participant elective deferral contributions to any 401(k) plan, have been made in all material respect on a timely basis as required by Internal Revenue Service and U.S. Department of Labor regulations, or with respect to employer contributions, have been accrued on the Business’ balance sheet in all material respect.
p.Labor and Employment Matters.
i.Except as set forth on Section 15(p)(i) of the Seller Disclosure Letter none of the Seller or its Affiliates (with respect to the Business) or any of the Specified Entities are a party to any collective bargaining agreement or other labor union contract applicable to any Business Employee, nor does Seller have any Knowledge of any activities or proceedings of any labor union to organize any such employees; there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting the Business, and the Business has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; and there are no charges with respect to or relating to the Business pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.
ii.Except as set forth on Section 15(p)(ii) of the Seller Disclosure Letter, and to the Knowledge of Seller, since January 1, 2018, each of the Seller and its Affiliates (with respect to the Business) and the Specified Entities has complied in all material respects with all applicable Laws relating to employment of labor, including Laws relating to wages, hours, collective bargaining, labor relations, employment discrimination, harassment, family and medical leave, employment termination, paid sick time, background screens, employee data privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and social security Taxes. Each of the Seller or its Affiliates (with respect to the Business) and the Specified Entities has complied in all material respects with all requirements under Law relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of Seller, neither Seller or its Affiliates (with respect to the Business Employees) nor any of the Specified Entities currently employ any Person who is not permitted to work in the jurisdiction in which such Person was employed. Each of Seller or its Affiliates (with respect to the Business) and each of the Specified Entities has complied in all material respects with all Laws that could require overtime to be paid to any Person, and no employee of any of the Specified Entities or any Business Employee has ever brought or, to the Knowledge of Seller, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. To the Knowledge of the Seller, neither Seller or its Affiliates (with respect to the Business) nor any of the Specified Entities have any direct or indirect material liability with respect to any misclassification of any Person as an independent contractor rather than as employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended, or comparable state law).
iii.Each Seller and its Affiliates (with respect to the Business) and each Specified Entity is, and has been since January 1, 2018, in material compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar applicable Law (the “WARN Act”) and has no material unsatisfied Liabilities thereunder.
iv.Except as set forth in Section 15(p)(iv) of the Seller Disclosure Letter, there is no union, works council or other labor organization representing or purporting to represent any Business Employee, and, to the Knowledge of Seller, no union, works council or other labor organization or group of employees is seeking or has sought to organize, or has filed a petition to represent with any applicable Governmental Authority, Business Employees for the purpose of collective bargaining.
v.Except as would not reasonably be expected to result in material liability to one or more of the Specified Entities or the Business, neither Seller or its Affiliates (with respect to the Business) nor any Specified Entity has materially breached any employment, consulting, or severance agreement to which it is or was a party. To the Knowledge of Seller, no Business Employee or former service provider of an OpCo Acquired Company is in violation in any material respect of any term of any employment, consulting, or severance agreement, nondisclosure agreement, or noncompetition agreement.
vi.To the Knowledge of Seller, since January 1, 2018, no formal or informal complaints of sexual or other unlawful harassment or discrimination have been made against (A) any current or former officer of the OpCo Acquired Companies or (B) any Business Employee (or former service provider of an OpCo Acquired Company) at a level of Vice President or above and Seller and the OpCo Acquired Companies do not reasonably expect any material liability with respect to any such complaints.
vii.To the Knowledge of Seller, since March 1, 2020, Seller and the Specified Entities are, and have been, in material compliance with all Orders issued by any local, state and/or federal municipality relating to the COVID-19 virus, including orders relating to Essential Businesses, Essential Workers, Essential Activities (as defined by such Orders).
viii.As of the Closing Date, (A) no PropCo Acquired Company, (B) neither the Seller, the Equity Sellers, the Real Estate Sellers nor any Affiliate thereof has any employees who will have any right to employment by, or to the Seller’s Knowledge, claim against, PropCo Acquired Company and (C) neither the Seller, the Equity Sellers, the Real Estate Sellers nor any Affiliate thereof is a party to any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against any PropCo Acquired Company.
q.Governing Documents. Section 15(q) of the Seller Disclosure Letter contains a true, correct and complete list of all Governing Documents of each of the Specified Entities. Seller has made available to the Purchasers true, correct and complete copies of the Governing Documents of each of the Specified Entities, and such Governing Documents are in full force and effect.
r.Insurance. Section 15(r) of the Seller Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all current policies and historic occurrence-based policies maintained by (A) any of the Selling Entities relating to the Acquired Assets, the Real Property or the Business and (B) the Specified Entities (collectively, the “Insurance Policies”), and (ii) the applicable insurers, policy numbers, effective dates, policy limits and deductibles with respect to each Insurance Policy. Seller has made available true, correct and complete copies of the Insurance Policies to the Purchasers (other than immaterial omissions). The Insurance Policies are in full force and effect and all premiums with respect thereto have been paid. None of the Selling Entities or the Specified Entities have received notice of cancellation, revocation or termination with respect to any Insurance Policy or other written notice that any such Insurance Policy is no longer in full force or effect. Each event that is reportable to insurers under one or more Insurance Policies has been reported to the applicable insurers in a timely manner, and, as of the date hereof, there are no open material claims with respect to the Business that have been denied by any of the Selling Entities’ or any of the Specified Entities’ insurance providers or for which any such insurance provider has issued a reservation of rights letter. In Seller’s good faith judgment the Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and in the industry that the Specified Entities operate in.
s.Taxes.
i.Each of the Acquired Companies and, with respect to the Business and the Acquired Assets, each of the Selling Entities has timely filed all income and other material Tax Returns required to be filed by it under applicable Laws on or prior to the date of this Agreement and each such Tax Return is true, correct and complete in all material respects. All income and all other material Taxes shown as due by each of the Acquired Companies and, with respect to the Business and the Acquired Assets, each of the Selling Entities on its respective Tax Returns have been timely paid to the extent due and payable or, if not timely paid, all applicable penalties and late charges have been paid (other than those Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). No claim has ever been made by a taxing authority in a jurisdiction where the Acquired Companies or, with respect to the Business and the Acquired Assets, the Selling Entities do not file Tax Returns that any Acquired Company or, with respect to the Business and the Acquired Assets, Selling Entity is or may be subject to taxation by that jurisdiction.
ii.Each of the Acquired Companies and, with respect to the Business and the Acquired Assets, each of the Selling Entities has timely withheld and timely remitted to the appropriate Governmental Authority, in accordance with all applicable Laws, all material Taxes required to be withheld on account of any amounts paid or owing to any member, shareholder, employee, creditor, independent contractor or other Person.
iii.None of the Acquired Companies and, with respect to the Business and the Acquired Assets, none of the Selling Entities (A) is the beneficiary of any extension of time within which to file any Tax Return; (B) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; or (C) has executed or entered into a closing agreement or any other binding written agreement with any taxing authority; in each of cases (A) through (C), with respect to a Tax year for which the statute of limitations remains open.
iv.There are no Liens with respect to Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable books and accounts in accordance with GAAP) on any of the Acquired Assets, the OpCo Acquired Interests or the PropCo Acquired Interests.
v.None of the Acquired Companies and, with respect to the Business and the Acquired Assets, none of the Selling Entities (A) is or has ever been party to any Tax sharing agreement, Tax indemnification agreement, Tax distribution agreement, or other similar arrangement or (B) has any Liability for any Taxes of any other Person under Treasury

Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) or as a transferee or successor or otherwise.
vi.No material deficiencies have been asserted or assessed in writing by any taxing authority against any of the Acquired Companies or, with respect to the Business and the Acquired Assets, the Selling Entities. No examination, audit, investigation, contest, appeal, claims or other proceedings are currently in progress or, to the Knowledge of Seller, threatened in writing with respect to material Taxes of the Acquired Companies, the Acquired Assets or the Business.
vii.None of the Acquired Companies and, with respect to the Business and the Acquired Assets, none of the Selling Entities has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).
viii.Within the last three years, none of the Acquired Companies has been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).
ix.None of the Acquired Companies and, with respect to the Business and the Acquired Assets, none of the Purchasers or their Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) installment sale made prior to the Closing, (B) change of accounting method for any taxable period ending before the Closing Date or (C) Contract entered into during any taxable period ending before the Closing Date that is reported under the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting.
x.The Acquired Companies and, with respect to the Business and the Acquired Assets, the Selling Entities have not deferred any Taxes under Section 2302 of the CARES Act or under similar provisions of applicable Law.
xi.At Closing, (A) each of the Specified Entities shall be classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes, (B) each of the OpCo Asset Companies shall be classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes, (C) each PropCo Acquired Company shall be classified as an entity disregarded as separate from the relevant Real Estate Seller with respect to such PropCo Acquired Company for U.S. federal income Tax purposes (or in the case of a Real Estate Seller that is a disregarded entity for U.S. federal income Tax purposes, such Real Estate Seller’s regarded owner) and (D) Carlo’s Bakery shall be classified as a partnership for U.S. federal income Tax purposes.
xii.Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 15(s) constitute the sole representations and warranties in this Agreement with respect to Tax matters, other than representations and warranties in Section 15(o) insofar as they relate to Tax.

t.Anti-Money Laundering; OFAC.
i.The operations of Seller or its Affiliates (with respect to the Business) and the Specified Entities (A) are and have been conducted in the past three (3) years at all times in compliance in all material respects with the applicable Anti-Money Laundering Laws, Anti-Corruption Laws, Ex-Im Laws, and the Sanctions Laws; (B) Seller or its Affiliates (with respect to the Business) or the Specified Entities are not now, nor have they in the past three (3) years been, to the Knowledge of Seller, under investigation by any Governmental Authority for or conducted any internal investigation into any suspected material violation of, nor have been charged with, convicted of, or otherwise assessed civil or criminal penalties under, any violation of the Anti-Money Laundering Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions Laws.
ii.Neither Seller or its Affiliates (with respect to the Business) nor any of the Specified Entities, acting or benefiting, directly or indirectly, in any capacity in connection with the Business or this Agreement or any of the transactions contemplated hereby or thereby, is a Sanctioned Person nor has transacted, in violation of applicable Sanctions Laws, any business with or for the benefit of any Sanctioned Person in the past three (3) years.
iii.None of the Acquired Assets or the Specified Entities Interests constitute property of, or are, to the Knowledge of Seller, beneficially owned by, directly or indirectly, any Sanctioned Person, with the result that sale to either of the Purchasers or any Person owning a direct or indirect interest in either of the Purchasers (whether pursuant to this Agreement or the Real Estate Purchase Agreement or otherwise) is prohibited by law.
u.Environmental Matters. Seller and its Affiliates (with respect to the Business) and the Specified Entities and the Real Property are, and since January 1, 2018 have been, in compliance with applicable Environmental Laws, except where such noncompliance or violation would not reasonably be expected to be, individually or in the aggregate, material to the Real Property, the Business and the Specified Entities, taken as a whole. Seller and its Affiliates (with respect to the Business) and the Specified Entities are not and have not been subject to or, to the Knowledge of Seller, threatened with any Action alleging that the Real Property, Seller or any of its Affiliates (with respect to the Business) or the Specified Entities are in violation of or liable under applicable Environmental Laws, including with respect to any use, storage, transportation or disposal of any Hazardous Substances at or from the Real Property, except for any such Actions that have been fully resolved without imposing any further obligations on the part of Seller and its Affiliates and the Specified Entities or would not reasonably be expected to be, individually or in the aggregate, material to the Real Property, the Business and the Specified Entities, taken as a whole. Neither Seller or its Affiliates (with respect to the Business) nor any of the Specified Entities nor the Real Property is subject to any Order arising under or issued pursuant to any Environmental Laws, except for any such Orders that would not reasonably be expected to be, individually or in the aggregate, material to the Real Property, the Business and the Specified Entities, taken as a whole. Seller and the Specified Entities hold, and to the extent applicable have filed timely application to renew, and are, and since January 1, 2018 have been, in compliance with, all Permits required pursuant to applicable Environmental Laws with respect to the operation of the Business as currently conducted, except where the failure of Seller or the Specified Entities to have or comply with such Permits would not reasonably be expected to be, individually or in the aggregate, material to the Real Property, the Business and the Specified Entities, taken as a whole, and all such Permits are set forth in Section 15(j) of the Seller Disclosure Letter. To the Knowledge of Seller, there has been no Release at, on, under or from the Real Property or any other property currently or formerly owned, leased or operated by the Seller or its Affiliates (with respect to the Business) or any Specified Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to the Real Property, the Business and the Specified Entities, taken as a whole. Seller has provided to the Purchasers all material environmental audits, assessments, investigations, and studies relating to the Specified Entities, the Business or the Real Property that have been prepared since January 1, 2018 and are in the possession of Seller, any of its Affiliates, or the Specified Entities. The representations and warranties set forth on Section 15(c) and Section 15(u) and the listing of Permits pursuant to Section 15(j) are the sole and exclusive representations and warranties being made with respect to environmental matters in this Agreement.
v.Related Party Transactions. Except (i) for transactions between the Specified Entities, (ii) Contracts for employment, or (iii) rights to indemnification in favor of any present or former officers or directors of Seller or the Specified Entities, in each case, as expressly set forth in the Governing Documents of Seller or the Specified Entities, as applicable, as of the date hereof, none of (A) Seller or its Affiliates or any Affiliate of Seller or of its Affiliates or any family members of any such Person or any Affiliate thereof, (B) any past or present director or any officer of any of the Specified Entities or of its Affiliates or any family members of any such Person or any Affiliate thereof, or (C) any Person (other than the Specified Entities) in which Seller or any Affiliate thereof, or any of their respective past or present directors or officers owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 2% of the stock of which is beneficially owned by all such Persons), is party to or has any interest in (I) any Contract with, or relating to, the Business or any Specified Entity (including with respect to any of the Specified Entities Interests), (II) any Contract for or relating to debt for borrowed money of any of the Specified Entities, (III) any property (real, personal or mixed), tangible or intangible, used in the Business or the business of any of the Specified Entities.
w.Brokers. Except for Goldman Sachs & Co. LLC, whose fees and expenses shall be paid by Seller, no broker, financial advisor, investment banker or finder is entitled to any brokerage fees, commissions, finder’s or other fees in connection with the transactions contemplated by this Agreement upon arrangements made by or on behalf of any Selling Entity, any Specified Entity or any of their respective Affiliates.
x.Leases. There are no leases, licenses or other agreements granting to any party any tenancy, license or right to use or occupy any portion of the Real Property other than the Leases (or, to the Knowledge of Seller, subleases, licenses, tenancies or other possession or occupancy agreements entered into by the tenants under Leases). Seller has made available to the Purchasers true, correct and complete copies of each of the Leases. Except as set forth on Section 15(x) of the Seller Disclosure Letter, (i) each Lease is in full force and effect and constitutes valid, legal and binding obligations of the applicable Selling Entity and/or Specified Entity or upon formation of the PropCo Acquired Companies, the applicable PropCo Acquired Company, enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally, (ii) neither the applicable Selling Entity nor the applicable Specified Entity nor, upon formation of the PropCo Acquired Companies, the applicable PropCo Acquired Company nor any counterparty under any Lease is in material default and, to the Knowledge of Seller, no event has occurred which with notice or the passage of time, or both, would constitute a material default by any tenant under any Lease, (iii) there are no unpaid monetary obligations owed to any tenant or tenant improvement allowances in connection with the current term of the Tenant Leases (including, without limitation, the MSG Sphere Lease) entered into prior to the date hereof, and (iv) neither the applicable Selling Entity nor the applicable Specified Entity nor, upon formation of the PropCo Acquired Companies, the applicable PropCo Acquired Company, has given or received any written notice of the intention of any party to terminate or not renew any Lease or any assertion in writing of any default, offset, counterclaim or deduction to the payment of rent that remains outstanding and, to the Seller’s Knowledge, no such default, or right of offset, counterclaim or deduction exists.
y.Personal Property. The FF&E and Small Operating Equipment located at and used in connection with the Premises is adequate and sufficient for all purposes for which currently utilized.
z.Public Improvements. To the Knowledge of Seller, no public improvements which have been ordered to be made to or at the Real Property and/or which have not heretofore been completed, assessed, and paid for, except, in each case, as would not be reasonably likely to have a Material Adverse Effect.
aa.Data Privacy and Cybersecurity.
i.There is no Action pending, or, to Seller’s Knowledge, threatened in writing, against Seller or the Specified Entities alleging a material violation of a Data Privacy Law with respect to the Business.
ii.Seller and each Specified Entity have in place commercially reasonable privacy policies, data incident response plans and procedures, and Comprehensive Security Plans with respect to the Business that comply in all material respects with their obligations under the Data Privacy Laws.
iii.Seller’s practices, and each Specified Entity’s practices, with respect to the use, transfer, or other processing of Personal Data in their possession or control in connection with the Business comply, and have complied from January 1, 2018, in all material respects, with all Data Privacy Laws.
iv.From January 1, 2018, Seller has not suffered any data security breach or other data incident with respect to Personal Data in its possession or control in connection with the Business resulting in material unauthorized access to, or material unauthorized use, transfer, or other processing of, such Personal Data.
v.The disclosure and/or transfer of Personal Data to OpCo Purchaser (including the Grazie Loyalty Program) in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not breach or otherwise cause any material violation of any applicable Data Privacy Law with respect to the Business.
ab.Customer Data. The Customer Data is accessible and usable by the Business, as applicable, for the purposes for which it is used in the ordinary course. The accessibility and usability of the Customer Data shall not be adversely affected in any material respect by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The Customer Data does not contain any material information that was derived without authorization from confidential information or trade secrets owned by any third party. Since January 1, 2018, no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the Customer Data.
ac.Compliance with Disability Laws.
i.The Business, including its service offerings, websites and technologies and the Real Property, are, and since January 1, 2018 have been, in compliance in all material respects with, and are not in violation in any material respect of, the Americans with Disabilities Act of 1990, as amended, and similar Laws regarding access by individuals with disabilities (collectively, “Disability Laws”). There is no material impediment to the continued operation of the Business due to non-compliance with any Disability Laws.
ii.Since January 1, 2018, neither Seller nor any of its Affiliates has received any written notice or other written communication from any Governmental Authority or any other Person regarding (x) any failure to comply in any material respect with Disability Laws or (y) any obligation to undertake or bear any material cost relating to remedial measures required to comply with Disability Laws.
iii.Seller has made available to the Purchasers copies of any Disability Law assessment or audit reports or similar studies or analysis relating to the operations of the Business or the Real Property that have been prepared on behalf of the Seller or any of its Affiliates since January 1, 2018.
ad.Occupational Safety and Health Matters.
i.Seller and its Affiliates (with respect to the Business) and since January 1, 2018, have been, in compliance with applicable Occupational Safety and Health Laws, except where such noncompliance or violation would not reasonably be expected to be, individually or in the aggregate, material to the Business and Specified Entities, taken as a whole. To the Knowledge of Seller, as of the date of this Agreement, there are no facts and circumstances that would prevent the Business and the Specified Entities from continuing to operate the Business in compliance with applicable Occupational Safety and Health Laws, excluding any noncompliance or violation that would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Specified Entities, taken as a whole.
ii.Since January 1, 2018, neither Seller nor any of its Affiliates (with respect to the Business) nor the Specified Entities have received any written notice or other written communication from any Governmental Authority regarding any failure to comply with any applicable Occupational Safety and Health Law, except for written notices or other written communications with respect to such noncompliance or violation that (x) did not result in the Seller or any of its Affiliates or any of the Specified Entities being subject to penalties, (y) have been cured or (z) would not reasonably be expected to be, individually or in the aggregate, material to the Business and Specified Entities, taken as a whole.
iii.Neither Seller nor any of its Affiliates (with respect to the Business) nor the Specified Entities are subject to any active Order arising under or issued pursuant to any applicable Occupational Safety and Health Laws, except for any such Orders as would not reasonably be expected to be, individually or in the aggregate, material to the Business and Specified Entities, taken as a whole.
iv.To the Knowledge of Seller, no closure of any of the Premises or the Real Property is required pursuant to any applicable Occupational Safety and Health Law.
v.Seller has made available to the Purchasers copies of any material occupational and safety assessment or audit reports relating to the Business or the Real Property that have been prepared on behalf of Seller or any of its Affiliates since January 1, 2018 and are in the possession of Seller or its Affiliates.
vi.The representations and warranties set forth in this Section 15(dd) are the sole and exclusive representations and warranties being made with respect to Occupational Safety and Health Laws Matters and Occupational Safety and Health Laws in this Agreement.
ae.No Other Representations. Except as otherwise expressly set forth in Section 16, Seller acknowledges and agrees that none of OpCo Purchaser or any of its Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of OpCo Purchaser any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of OpCo Purchaser or any of its Affiliates, and Seller (on behalf of itself and the Selling Entities) hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of OpCo Purchaser, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to Seller or its Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by OpCo Purchaser, any of its Affiliates or

Representatives or any other Person with respect to any of the foregoing. Except as otherwise expressly set forth in Section 17, Seller acknowledges and agrees that none of PropCo Purchaser or any of its Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of PropCo Purchaser any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of PropCo Purchaser or any of its Affiliates, and Seller (on behalf of itself and the Selling Entities) hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of PropCo Purchaser, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to Seller or its Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by PropCo Purchaser, any of its Affiliates or Representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Ancillary Agreement.
16.Representations and Warranties of OpCo Purchaser. Except as set forth in the OpCo Purchaser Disclosure Letter, OpCo Purchaser makes the following representations and warranties to Seller:
a.OpCo Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full company power and authority to, and is duly qualified and licensed to, own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, consummate the transactions contemplated hereby or thereby and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby by OpCo Purchaser have been duly and validly authorized by OpCo Purchaser, and no other company action on the part of OpCo Purchaser is necessary to authorize the execution and delivery of this Agreement by OpCo Purchaser or the consummation of the transactions contemplated hereby by OpCo Purchaser. The individual executing this Agreement on behalf of OpCo Purchaser has been duly authorized by all necessary and appropriate action on behalf of OpCo Purchaser. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, as applicable, when executed and delivered by OpCo Purchaser, this Agreement and the Ancillary Agreements to which OpCo Purchaser is or will be a party will constitute valid and legally binding obligations of OpCo Purchaser, enforceable against OpCo Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.
b.Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor fulfillment of or compliance with the terms and conditions hereof or thereof (A) conflict with or will result in a violation or breach of any of the terms, conditions or provisions of

(i) any provision of the Governing Documents of OpCo Purchaser or (ii) any agreement, Order, arbitration award, Law or instrument to which OpCo Purchaser is a party or by which OpCo Purchaser is bound, or constitutes or will constitute a breach of, violation or default under any of the foregoing, or (B) except for the OpCo Gaming Licenses, the new Liquor Licenses and the OpCo Transaction Filings, require any consent of or filing with or notification to any Governmental Authority (including any Permit) or any other Person by OpCo Purchaser or violate any Law of any Governmental Authority applicable to OpCo Purchaser, except where such conflict or failure to obtain such consent or make such filing or notification would not, and would not reasonably be expected to, prevent or delay beyond the Outside Closing Date the ability of OpCo Purchaser to consummate the Closing.
c.OpCo Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by OpCo Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of OpCo Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of OpCo Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
d.Anti-Money Laundering; OFAC.
i.The operations of OpCo Purchaser (A) are and have been since its formation in compliance in all material respects with the Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws; and (B) to the Knowledge of OpCo Purchaser are not now, nor have since its formation been, under investigation by any Governmental Authority for or conducted any internal investigation into any suspected material violation of, nor has OpCo Purchaser been charged with, convicted of, or otherwise assessed civil or criminal penalties under, any violation of the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws.
ii.Neither OpCo Purchaser or any shareholder or Affiliate of OpCo Purchaser, or any person acting or benefiting, directly or indirectly in connection with any of the transactions contemplated hereby is a Sanctioned Person.
iii.None of the funds or other assets of OpCo Purchaser constitute property of, or are owned by, directly or indirectly, any Sanctioned Person, with the result that sale to OpCo Purchaser or any Person owning a direct or indirect interest in OpCo Purchaser is prohibited by law.
e.Suitability of Principals.
i.To the Knowledge of OpCo Purchaser, none of OpCo Purchaser nor any of its Affiliates or any directors, officers, partners, managers, members or any other Persons performing functions of the foregoing of any of the foregoing (such Persons, the “OpCo Licensing Affiliates”) has ever been denied, or had revoked, a gaming license by a Governmental Authority including any Gaming Authority.

ii.To the Knowledge of OpCo Purchaser, there is no pending investigation being conducted by any Gaming Authority which would (A) reasonably be expected to result in the denial, revocation, limitation or suspension of any Gaming License with respect to OpCo Purchaser, any of its OpCo Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, or (B) reasonably be expected to result in a negative outcome to the suitability proceedings necessary to obtain the OpCo Gaming Licenses required to consummate the transactions contemplated by this Agreement.
iii.None of OpCo Purchaser, any OpCo Licensing Affiliate or any director, officer, employee or agent acting on behalf of OpCo Purchaser or any OpCo Licensing Affiliate has made or attempted to make any bribe, kickback or any other type of payment or conferred any benefit that is unlawful under any applicable Anti-Corruption Laws. To the Knowledge of OpCo Purchaser, neither OpCo Purchaser nor any OpCo Licensing Affiliate is now or has ever been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or anti-fraud legislation.
f.Financing.
i.As of the date of this Agreement, OpCo Purchaser has received and accepted an executed and binding commitment letter dated March 2, 2021 (the “OpCo Purchaser Equity Commitment Letter”) from each of Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Lux) IX, SCSp and Apollo Overseas Partners IX, L.P. (collectively, the “OpCo Purchaser Equity Investors”), relating to the commitment of the OpCo Purchaser Equity Investors, subject to the terms and conditions thereof, to provide OpCo Purchaser with the full amount of the cash equity financing stated therein for the purpose of funding the transactions contemplated hereby (the “OpCo Purchaser Equity Financing”). As of the date of this Agreement, OpCo Purchaser has delivered to Seller a true, correct and complete copy of the executed OpCo Purchaser Equity Commitment Letter. Unless otherwise terminated in accordance with its terms, the OpCo Purchaser Equity Commitment Letter constitutes the legal, valid and binding obligations of the OpCo Purchaser Equity Investors thereunder enforceable against the OpCo Purchaser Equity Investors in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally. Unless otherwise terminated in accordance with its terms, the OpCo Purchaser Equity Commitment Letter is in full force and effect and has not been amended, restated or otherwise modified or waived (or contemplated to be amended, restated, modified or waived), and has not been withdrawn, modified or rescinded (or contemplated to be withdrawn, terminated or rescinded). Unless otherwise terminated in accordance with its terms, there are no other agreements, side letters or arrangements relating to the OpCo Purchaser Equity Commitment Letter that could affect the availability or conditionality of the OpCo Purchaser Equity Financing. OpCo Purchaser is not, and no other party to the OpCo Purchaser Equity Commitment Letter is in, default in the performance, observation or fulfillment of any obligation covenant or condition contained in the OpCo Purchaser Equity Commitment Letter, and no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a default or breach under the OpCo Purchaser Equity Commitment Letter, (ii) constitute or result in a failure to satisfy, or delay in satisfaction of, a condition precedent to or other contingency to be satisfied set forth in the OpCo Purchaser Equity Commitment Letter, (iii) make any of the statements set forth in the OpCo Purchaser Equity Commitment Letter inaccurate in any material respect, or (iv) otherwise result in any portion of the OpCo Purchaser Equity Financing being unavailable on the Closing Date. The only condition precedent to the obligations of the parties under the OpCo Purchaser Equity Commitment Letter is the satisfaction or the waiver of the conditions set forth in therein.
ii.Assuming the OpCo Purchaser Equity Financing is invested in accordance with the OpCo Purchaser Equity Commitment Letter, OpCo Purchaser will have available to it on the Closing Date funds sufficient to (A) pay the Estimated OpCo Cash Consideration and (B) satisfy all of the other payment obligations required to be paid by OpCo Purchaser in cash on the Closing Date hereunder in connection with the transactions contemplated hereby.
g.OpCo Purchaser Limited Guarantee. The execution, delivery and performance of the OpCo Purchaser Limited Guarantee by the OpCo Purchaser Equity Investors and the consummation by the OpCo Purchaser Equity Investors of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the OpCo Purchaser Equity Investors. Unless otherwise terminated in accordance with its terms, the OpCo Purchaser Limited Guarantee is in full force and effect and has not been amended, restated or otherwise modified or waived (or contemplated to be amended, restated, modified or waived), and has not been withdrawn, modified or rescinded (or contemplated to be withdrawn, terminated or rescinded). Unless otherwise terminated in accordance with its terms, the OpCo Purchaser Limited Guarantee constitutes the legal, valid and binding obligations of the OpCo Purchaser Equity Investors hereunder and thereunder enforceable against the OpCo Purchaser Equity Investors in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally. No event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach or a failure to fulfill the obligations of the OpCo Purchaser Equity Investors under the terms and conditions of the OpCo Purchaser Limited Guarantee.
h.Solvency. Assuming (x) the accuracy of the representations and warranties of Seller set forth in Section 15 hereof, (y) the satisfaction of the conditions to OpCo Purchaser’s obligations to consummate the OpCo Closing set forth in Sections 12(a) and 12(b) and (z) that the OpCo Acquired Companies and their respective Subsidiaries are Solvent on the Closing Date immediately prior to giving effect to the transactions contemplated hereby, immediately after giving effect to the transactions contemplated hereby and by the Real Estate Purchase Agreement, OpCo Purchaser and its Subsidiaries, including the OpCo Acquired Companies, on a consolidated basis, shall be Solvent. No transfer of property is being made by OpCo Purchaser and no obligation is being incurred by OpCo Purchaser in connection with the transactions contemplated hereby and by the Real Estate Purchase Agreement with the intent to hinder, delay or defraud either present or future creditors of OpCo Purchaser or any of the OpCo Acquired Companies. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, such Person is solvent and (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on their business.
i.Brokers. No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees from OpCo Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.
j.Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of OpCo Purchaser, threatened (in writing) against or by OpCo Purchaser or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby or the Real Estate Purchase Agreement.
k.No Other Representations. Except as otherwise expressly set forth in Section 15, OpCo Purchaser acknowledges and agrees that none of Seller, any of its Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Seller, any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Seller or any of its Affiliates, and OpCo Purchaser hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Seller, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to OpCo Purchaser or any of its Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by Seller, any of its Affiliates or Representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any Ancillary Agreement.
17.Representations and Warranties of PropCo Purchaser. Except as set forth in the PropCo Purchaser Disclosure Letter, PropCo Purchaser makes the following representations and warranties to Seller:
a.PropCo Purchaser is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full company power and authority to, and is duly qualified and licensed to, own or lease the properties and assets now owned or leased by it and to carry on its business as it is currently conducted, and to execute and deliver this Agreement, the Real Estate Purchase Agreement and each Ancillary Agreement to which it is or will be a party, consummate the transactions contemplated hereby or thereby and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby or thereby by PropCo Purchaser have been duly and validly authorized by PropCo Purchaser, and no other company action on the part of PropCo Purchaser is necessary to authorize the execution and delivery of this Agreement or the Real Estate Purchase Agreement by PropCo Purchaser or the consummation of the transactions contemplated hereby or thereby by PropCo Purchaser. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, as applicable, when executed and delivered by PropCo Purchaser, this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements to which PropCo Purchaser is or will be a party will constitute valid and legally binding obligations of PropCo Purchaser, enforceable against PropCo Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar Laws presently or hereafter in effect affecting the rights of creditors or debtors generally.
b.Neither the execution and delivery of this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor fulfillment of or compliance with the terms and conditions hereof or thereof (A) conflict with or will result in a violation or breach of any of the terms, conditions or provisions of (i) any provision of the Governing Documents of PropCo Purchaser or (ii) any agreement, Order, arbitration award, Law or instrument to which PropCo Purchaser is a party or by which PropCo Purchaser is bound, or constitutes or will constitute a breach of, violation or default under any of the foregoing, or (B) except the PropCo Transaction Filings, require any consent of or filing with or notification to any Governmental Authority (including any Permit) or any other Person by PropCo Purchaser or violate any Law of any Governmental Authority applicable to PropCo Purchaser, except where such conflict or failure to obtain such consent or make such filing or notification would not, and would not reasonably be expected to, prevent or delay beyond the Outside Closing Date the ability of PropCo Purchaser to consummate the Closing.
c.PropCo Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by PropCo Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of PropCo Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of PropCo Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
d.Anti-Money Laundering; OFAC.
i.The operations of PropCo Purchaser (A) are and have been since its formation in compliance in all material respects with the Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws; and (B) to the Knowledge of PropCo Purchaser are not now, nor have since its formation been, under investigation by any Governmental Authority for any suspected material violation of, nor has PropCo Purchaser been charged with, convicted of, or otherwise assessed civil or criminal penalties under, any violation of the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws.
ii.Neither PropCo Purchaser nor any direct shareholder or Subsidiary of PropCo Purchaser, or any person acting or benefiting, directly or indirectly in connection with any of the transactions contemplated hereby (but excluding any direct or indirect public shareholder of PropCo Purchaser Parent) is a Sanctioned Person.
iii.None of the funds or other assets of PropCo Purchaser constitute property of, or are owned by, directly or indirectly (but excluding any direct or indirect public shareholder of PropCo Purchaser Parent), any Sanctioned Person, with the result that sale to PropCo Purchaser or any Person owning a direct or indirect interest in PropCo Purchaser is prohibited by law.
e.Suitability of Principals.
i.None of PropCo Purchaser nor any of its respective Affiliates or principals or any directors or officers of any of the foregoing (such Persons, the “PropCo Licensing Affiliates”) has ever been denied, or had revoked, a gaming license by a Governmental Authority or Gaming Authority. PropCo Purchaser and each of its PropCo Licensing Affiliates that is presently licensed by a Gaming Authority (each, a “PropCo Licensed Party”) is in good standing in each of the jurisdictions in which PropCo Purchaser or such other PropCo Licensed Party owns gaming facilities. Except for investigations conducted in the ordinary course of license issuance or license renewal, neither PropCo Purchaser nor, to the Knowledge of PropCo Purchaser, any PropCo Licensing Affiliate has received notice of any investigation or review by any Gaming Authority that could reasonably be expected to have a material adverse effect with respect to PropCo Purchaser, any of its PropCo Licensing Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, that is pending, and, to the Knowledge of PropCo Purchaser, (x) no investigation or review is threatened that could reasonably be expected to have a material adverse effect, nor (y) has any Gaming Authority indicated any intention to conduct the same. Neither PropCo Purchaser, nor, to the knowledge of PropCo Purchaser, any of its PropCo Licensing Affiliates or director, officer, key employee or partner of a PropCo Licensed Party has (A) received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority in the past three (3) years under, or relating to any material violation or possible violation of any Gaming Laws.
ii.To the Knowledge of PropCo Purchaser, there are no facts which, if known to Gaming Authorities, would (x) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming License with respect to PropCo Purchaser, any of its PropCo Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, or (y) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending.
iii.None of PropCo Purchaser, any PropCo Licensing Affiliate or any director, officer, employee or agent acting on behalf of PropCo Purchaser or any PropCo Licensing Affiliate has made or, to the Knowledge of PropCo Purchaser, has attempted to make any bribe, kickback or any other type of payment or conferred any benefit that is unlawful under any applicable Anti-Corruption Laws. To the Knowledge of PropCo Purchaser, neither PropCo Purchaser nor any PropCo Licensing Affiliate is now or has ever been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or anti-fraud legislation.
f.Financing.
i.PropCo Purchaser has received and accepted executed and binding commitment letter dated as of March 2, 2021 (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto, the “PropCo Purchaser Debt Commitment Letter”) from Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Morgan Stanley Senior Funding, Inc. (collectively, the “PropCo Purchaser Lenders”), relating to the commitment of the PropCo Purchaser Lenders to provide to PropCo Purchaser, subject to the terms thereof and only the conditions set forth therein, the full amount of the debt financing stated therein (such committed debt financing contemplated under the PropCo Purchaser Debt Commitment Letter, the “PropCo Purchaser Debt Financing”).
ii.PropCo Purchaser has delivered to Seller and OpCo Purchaser true, correct and complete copies of the executed PropCo Purchaser Debt Commitment Letter and any fee letters (collectively, the “Fee Letters”) related thereto subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that none of which, individually or in the aggregate, would in any event affect the availability or conditionality of the PropCo Purchaser Debt Financing, prevent or delay the Closing or reduce the amount of the PropCo Purchaser Debt Financing. Assuming (i) the PropCo Purchaser Debt Financing is funded in accordance with the PropCo Purchaser Debt Commitment Letter and (ii) that each of the conditions set forth in Section 12(b) is satisfied at or prior to the Closing, the net proceeds contemplated by the PropCo Purchaser Debt Commitment Letter to be received by or on behalf of PropCo Purchaser (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of market flex provided under any Fee Letters), together with available cash on hand or other sources of immediately available funds or the PropCo Purchaser Alternative Financing, will provide PropCo Purchaser with cash proceeds on the Closing Date in an amount sufficient to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement on the terms contemplated hereby and thereby, including the payment of the PropCo Purchase Price, and to pay related fees and expenses. PropCo Purchaser has available cash on hand or other sources of immediately available funds sufficient to pay the PropCo Financing Termination Fee.
iii.Except as expressly set forth in the PropCo Purchaser Debt Commitment Letter, there are no conditions precedent to the obligations of the PropCo Purchaser Financing Parties to provide the PropCo Purchaser Debt Financing. Other than customary engagement letters or non-disclosure or non-reliance agreements which do not impact the conditionality, availability or the aggregate amount of the PropCo Purchaser Debt Financing, there are no side letters, understandings or other agreements, Contracts or arrangements of any kind to which PropCo Purchaser or any of its Affiliates is a party related to the PropCo Purchaser Debt Financing other than as expressly contained in the PropCo Purchaser Debt Commitment Letter and delivered to the Sellers prior to the date of this Agreement.

iv.Assuming the satisfaction of the conditions in Section 12(a) hereof and the conditions set forth in Section 9(a) of the Real Estate Purchase Agreement, to the Knowledge of PropCo Purchaser, there is no fact or occurrence as of the date hereof that would or would reasonably be expected to cause the conditions to funding of the PropCo Purchaser Debt Financing not to be satisfied at or before the Closing, and PropCo Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Closing to be satisfied by each of them contained in the PropCo Purchaser Debt Commitment Letter, nor does PropCo Purchaser have Knowledge that any of the PropCo Purchaser Financing Parties will not perform on a timely basis their respective obligations thereunder.
v.The PropCo Purchaser Debt Commitment Letter is valid, binding and enforceable in accordance with its respective terms, and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of PropCo Purchaser under the terms and conditions of the PropCo Purchaser Debt Commitment Letter. The PropCo Purchaser Debt Commitment Letter is in full force and effect and has not been amended, restated or otherwise modified or waived (or contemplated to be amended, restated, modified or waived (other than any amendment permitted by Section 5(h)(ii) hereof to add lenders, lead arrangers, bookrunners, co-managers, syndication agents or other financing sources with similar roles or titles who have not executed the PropCo Purchaser Debt Commitment Letter as of the date hereof)) on or prior to the date of this Agreement, and has not been withdrawn, modified or rescinded (or contemplated to be withdrawn, terminated or rescinded) on or prior to the date of this Agreement in any respect. PropCo Purchaser has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the PropCo Purchaser Debt Commitment Letter on or before the date of this Agreement.
vi.Except to the extent otherwise set forth in Section 14(c) and Section 14(d) of this Agreement, in no event shall the receipt or availability of any funds or financing by PropCo Purchaser or any of its Affiliates or any other financing or other transactions be a direct or indirect condition to any of PropCo Purchaser’s obligations hereunder or under the Real Estate Purchase Agreement, including the obligation to consummate the Closing when required pursuant to the terms and conditions of this Agreement and the Real Estate Purchase Agreement.
g.Solvency. Immediately after giving effect to the transactions contemplated hereby, PropCo Purchaser and its Subsidiaries, including the PropCo Acquired Companies, on a consolidated basis, shall be solvent and shall (x) be able to pay their debts as they become due, (y) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (z) have adequate capital to carry on their business. No transfer of property is being made by PropCo Purchaser and no obligation is being incurred by PropCo Purchaser in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of PropCo Purchaser or any of the PropCo Acquired Companies.

h.Brokers. No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder’s fees from PropCo Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.
i.Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of PropCo Purchaser, threatened (in writing) against or by PropCo Purchaser or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby or by the Real Estate Purchase Agreement.
j.No Other Representations. Except as otherwise expressly set forth in Section 15 or in the Real Estate Purchase Agreement, PropCo Purchaser acknowledges and agrees that none of Seller, any of its Affiliates or any other Person, makes, or shall be deemed to have made by or on behalf of Seller, any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of Seller or any of its Affiliates, and PropCo Purchaser hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Seller, any of its Affiliates or any other Person and notwithstanding the delivery or disclosure to PropCo Purchaser or any of its Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by Seller, any of its Affiliates or Representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in the Real Estate Purchase Agreement or any Ancillary Agreement.
18.Tax Matters.
a.Tax Indemnification.
i.Seller shall be responsible for and shall indemnify and hold the Purchasers and their respective Affiliates (including, after the Closing, the Acquired Companies) harmless from and against (without any duplication) any (i) Taxes (A) of Seller or any of its Affiliates, (B) attributable to or imposed on the Acquired Companies with respect to any taxable period which ends on or prior to the Closing Date (a “Pre-Closing Tax Period”) or the portion of any taxable period that includes but does not end on the Closing Date (such period, a “Straddle Period”) ending as of the Closing Date, (C) of any member of an affiliated, consolidated, combined, unitary or aggregate group of which any of the Acquired Companies is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as a transferee or successor or otherwise, and/or (D) attributable to a breach by Seller of any of its representations, warranties, covenants, obligations or agreements in this Agreement, (ii) Transfer Taxes attributable to the Seller under Section 4(g) and (iii) reasonable and documented out-of-pocket costs and expenses incurred in connection with, arising out of, or resulting from any Taxes described in clause (i) or (ii). Notwithstanding the foregoing, Seller shall not be responsible for and shall not indemnify and hold the Purchasers or any of their Affiliates harmless from or against any Taxes (y) taken into account in computing Final Closing Net Working Capital or (z) for which either OpCo Purchaser or PropCo Purchaser is responsible under Section 18(a)(ii), other than Taxes resulting from a breach of a representation or warranty set forth in Section 15(s)(ix).
ii.OpCo Purchaser shall be responsible for, and shall indemnify and hold the Seller harmless from and against (without duplication) (A) any Taxes attributable to or imposed on the OpCo Acquired Companies and their respective Affiliates, OpCo Purchaser and its Affiliates, and the OpCo Acquired Assets, in each case, with respect to any taxable period which begins after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (a “Post-Closing Tax Period”), (B) Transfer Taxes attributable to OpCo Purchaser under Section 4(g), (C) any Taxes directly attributable to an OpCo Purchaser Tax Act and (D) reasonable and documented out-of-pocket costs and expenses incurred in connection with, arising out of, or resulting from any Taxes described in clauses (A) through (C). PropCo Purchaser shall be responsible for, and shall indemnify and hold the Seller harmless from and against (without duplication) (w) any Taxes attributable to or imposed on the PropCo Acquired Companies and their respective Affiliates, PropCo Purchaser and its Affiliates, and the Transferred Real Estate Assets, in each case, with respect to any Post-Closing Tax Period, (x) Transfer Taxes attributable to PropCo Purchaser under Section 4(g), (y) any Taxes directly attributable to a PropCo Purchaser Tax Act and (z) reasonable and documented out-of-pocket costs and expenses incurred in connection with, arising out of, or resulting from any Taxes described in clauses (w) through (y).
iii.Whenever in accordance with this Section 18(a), Seller shall be required to pay either Purchaser an amount pursuant to Section 18(a)(i) or either Purchaser shall be required to pay Seller an amount pursuant to Section 18(a)(ii), such payments shall be made by the later of thirty (30) days after such payments are requested or ten (10) days before the requesting party is required to pay the related Tax liability.
iv.Notwithstanding anything in this Agreement to the contrary, Seller’s and the Purchasers’ obligations under this Section 18(a) shall survive the Closing until one (1) month following the expiration of the statute of limitations applicable to the collection of the Tax that is the subject of such obligations.
b.Pre-Closing Tax Returns. Seller shall cause to be prepared and filed, at Seller’s expense, all Tax Returns for the Acquired Companies which are to be filed after the Closing Date (giving effect to any properly obtained extension) for any Pre-Closing Tax Period. All Tax Returns for Pre-Closing Tax Periods for the Acquired Companies (“Pre-Closing Tax Return”) shall be prepared in all material respects in accordance with applicable Tax Law and the past practice of the Acquired Companies in filing their Tax Returns. Seller shall provide OpCo Purchaser (with respect to the OpCo Acquired Companies) and PropCo Purchaser (with respect to the PropCo Acquired Companies) with a copy of each Pre-Closing Tax Return no later than thirty (30) days prior to the date such Pre-Closing Tax Return is due (giving effect to any properly obtained extension) for the applicable Purchaser’s review, and Seller shall consider in good faith any comments provided by such Purchaser with respect to such Pre-Closing Tax

Return. None of the Purchasers or any of their respective Affiliates shall file, amend or otherwise modify any Pre-Closing Tax Return or Straddle Period Tax Return (except as provided for under Section 18(c)) without obtaining the prior written consent of Seller (which such consent shall not be unreasonably withheld, conditioned or delayed), to the extent any such filing, amendment or other modification would reasonably be expected to result in a Tax liability to Seller or any of its Affiliates (including pursuant to the indemnification obligations set forth in Section 18(a)(i)).
c.Straddle Tax Returns. OpCo Purchaser shall cause to be prepared and filed all Tax Returns for each of the OpCo Acquired Companies and PropCo Purchaser shall cause to be prepared and filed all Tax Returns for the PropCo Acquired Companies, in each case, for each Straddle Period (any such return, a “Straddle Period Tax Return”). Each Straddle Period Tax Return shall be prepared in all material respects in accordance with applicable Tax Law and the past practice of each of the Acquired Companies, as applicable, in filing their Tax Returns. Each Purchaser shall provide Seller with a copy of each Straddle Period Tax Return, as applicable, no later than thirty (30) days prior to the date such Straddle Period Tax Return is due (giving effect to any properly obtained extension) for Seller’s review. Within ten (10) Business Days of delivery to Seller of any such Straddle Period Tax Return, Seller shall inform the applicable Purchaser of any objections Seller has to such Straddle Period Tax Return. If Seller informs any Purchaser of any such objections within such 10-Business Day period, then Seller and such Purchaser shall negotiate in good faith to resolve such objections. If, despite such good faith efforts, Seller and such Purchaser are unable to resolve such objections within five (5) Business Days after the delivery of such objections to such Purchaser, then the matter shall be submitted to the Accounting Firm for review and resolution, which shall be limited to such objections. Each Purchaser shall cause to be timely filed such Straddle Period Tax Return on the basis of the copy provided to Seller, as modified to reflect the resolution of Seller’s objections thereto (if any).
d.Tax Treatment. If Seller, the Purchasers or their respective Affiliates (with respect to the Business) or any of the Acquired Companies is permitted under any applicable foreign, state or local Tax Law to treat the Closing Date as the last day of a taxable period, Seller and the Purchasers shall treat (and cause their respective Affiliates (including the Acquired Companies) to treat) the Closing Date as the last day of a taxable period.
e.Allocation of Tax Liability. For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall (i) in the case of property or ad valorem Taxes, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of all other Taxes (excluding Transfer Taxes), be determined on a closing of the books basis as of the end of the Closing Date.
f.Tax Contests. Each Purchaser shall promptly notify Seller in writing upon receipt by such Purchaser or any of its Affiliates, and Seller shall promptly notify the Purchasers in writing upon receipt by Seller or any of its Affiliates, of notice of any deficiency, proposed adjustment, action, arbitration, assessment, audit or proposed audit, claim, controversy, dispute, examination, hearing, inquiry, or administrative, judicial, or other proceeding relating to Taxes or Tax Returns of the Acquired Companies or the Acquired Assets for any Pre-Closing Tax Period (each, a “Pre-Closing Tax Claim”) or Straddle Period. Seller, in its sole discretion, may contest such Pre-Closing Tax Claim in any permissible forum and shall otherwise have the sole right at the sole expense of Seller to direct and control any administrative or judicial proceedings relating to such Pre-Closing Tax Claim, provided that OpCo Purchaser (with respect to the OpCo Acquired Companies and the OpCo Acquired Assets) and PropCo Purchaser (with respect to the PropCo Acquired Companies and the Transferred Real Estate Assets) shall be entitled to be present at its sole expense at such applicable administrative or judicial proceedings. Seller shall not settle, compromise or abandon any such Pre-Closing Tax Claim without obtaining the prior written consent of the applicable Purchaser (not to be unreasonably withheld, conditioned or delayed), if such settlement, compromise, or abandonment could result in such Purchaser or any of the Acquired Companies incurring a Tax or loss or reduction in any Tax asset. OpCo Purchaser, solely with respect to the OpCo Acquired Companies and the OpCo Acquired Assets, or PropCo Purchaser, solely with respect to the PropCo Acquired Companies and the Transferred Real Estate Assets, shall control, at its own expense, any proposed adjustment, action, arbitration, assessment, audit or proposed audit, claim, controversy, dispute, examination, hearing, inquiry, or administrative, judicial, or other proceeding relating to Taxes for a Straddle Period (each, a “Straddle Tax Claim”); provided, however, that (i) such Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Straddle Tax Claim, and (ii) such Purchaser shall not settle, compromise or abandon any such Straddle Tax Claim without obtaining the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), if such settlement, compromise, or abandonment could result in any of the Acquired Companies incurring a Tax that Seller is obligated to pay pursuant to Section 20.
g.Tax Cooperation. Seller and the Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other related to the Acquired Companies (and the Purchasers shall cause any of the Acquired Companies to provide such cooperation and information) in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities, and providing reasonable access to premises, records and personnel. Each of Seller and the Purchasers shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of any of the Acquired Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before Seller or the Purchasers shall dispose of any documents related to the Acquired Companies in their possession (or in the possession of their Affiliates), the other party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 18(g) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
h.Refunds and Tax Benefits. Any Tax refunds that are received by or for the benefit of the Purchasers or the Acquired Companies, and any amounts credited against Taxes to which the applicable Purchaser or the Acquired Companies become entitled, that relate to Taxes paid or accrued by the Acquired Companies for a Pre-Closing Tax Period or for a Straddle Period that are allocated (as determined in the manner set forth in Section 18(e)) to the portion of such Straddle Period ending on the Closing Date, other than any such amounts taken into account in computing Final Closing Net Working Capital, will be for the account of Seller, and such Purchaser will pay to Seller any such refunds or the amount of any such credit (when used as an actual or deemed payment of Taxes), net of reasonable costs and Taxes to such Purchaser or Acquired Company relating to the refund or credit, by wire transfer or delivery of other immediately available funds, within fifteen (15) days after receipt thereof or entitlement thereto, as applicable. Seller shall return or assign to the applicable Purchaser (i) any such refund or the amount of any such credit if the refund or credit is later finally disallowed in a Tax proceeding and (ii) any refund or credit received by Seller for Taxes attributable to taxable periods beginning after the Closing Date or Straddle Periods which Taxes are allocable to such Purchaser; provided, however, that Seller will promptly repay to the applicable Purchaser any amount received by Seller pursuant to this Section 18(h), together with any related interest and penalties, in the event such Purchaser is subsequently required to return such Tax refund to the applicable Governmental Authority or such Tax credit is subsequently disallowed or otherwise nullified. No Purchaser shall have any obligation under this Agreement to carry back any Tax item arising in any taxable period beginning after the Closing Date to a taxable year ending on or before the Closing Date.
i.Section 754 Election. Seller shall use reasonable best efforts to cause Carlo’s Bakery to make a timely and valid election under Section 754 of the Code with respect to its taxable year that includes the Closing Date.
j.Tax Sharing Agreements. Prior to the Closing Date, Seller shall terminate or cause to be terminated, in either case with respect to the Specified Entities, all Tax sharing or similar agreements to which any of the Specified Entities is a party, other than any such agreements solely among the Specified Entities.
19.Purchasers’ Acknowledgment and Information.
a.Each Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements, Seller has not made and does not make, and specifically disclaims, any representations or warranties of any kind or character whatsoever, whether express or implied, oral or written, of, as to, concerning or with respect to (i) the nature, quality or condition of the Acquired Assets and the Acquired Interests, (ii) the income to be derived from the Acquired Assets or any other financial matter whatsoever with respect to the Acquired Interests or any of the Acquired Companies, (iii) the suitability of the Real Property for any and all activities and uses which the Business, the Acquired Assets or the Acquired Interests may conduct thereon, (iv)

the compliance of or by Seller, any of the Acquired Companies or the Business with any laws, rules, ordinances, designations or regulations of any applicable governmental authority or body, including the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (v) the habitability, merchantability or fitness for a particular purpose of the Acquired Assets or the Acquired Interests, (vi) the current or future real estate tax liability, assessment or valuation of the Acquired Assets or the Acquired Interests, (vii) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, or (viii) any other matter with respect to the Business, the Acquired Assets or the Acquired Interests, and specifically that Seller has not made and does not make, and specifically disclaims, any representations regarding the presence at, on, or under the Real Property of any Hazardous Substances or the environmental condition of the Real Property other than as expressly provided in this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements. Each Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, the Real Estate Purchase Agreement or any of the Ancillary Agreements, having been given the opportunity to inspect the Business, such Purchaser is relying solely on its own investigation of the Business and not on any information provided or to be provided by Seller. Each Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, the Real Estate Purchase Agreement and any of the Ancillary Agreements, and as a material inducement to Seller’s execution and delivery of this Agreement, the sale of the Acquired Assets (including the interest in the Real Property) and the Acquired Interests as provided for herein is on an “as is, where is” condition and basis. Each Purchaser acknowledges, represents and warrants that such Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transactions contemplated by this Agreement; such Purchaser freely and fairly agrees to the foregoing as part of the negotiations for the transactions contemplated by this Agreement; and that such Purchaser is represented by legal counsel in connection with this Agreement and the transactions contemplated hereby and such Purchaser has conferred with such legal counsel concerning this provision.
b.The terms and provisions of this Section 19 shall survive the Closing and/or any termination of this Agreement.
20.Survival; Indemnification; Limitation on Liability; Exclusive Remedies.
a.Survival of Representations, Warranties, Covenants and Indemnities. Each of (i) the representations and warranties made by each of Seller, OpCo Purchaser and PropCo Purchaser in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may only be asserted at any time before) the date that is twelve (12) months following the Closing Date, and (ii) the covenants and agreements of the parties set forth in this Agreement requiring performance prior to or at the Closing shall survive the Closing until (and claims based upon or arising out of such covenants and agreements may only be asserted at any time before) the date that is six (6) months following the Closing Date, provided, however, that the Fundamental Representations shall survive the Closing until the date that is six (6) years following the Closing Date. The covenants and agreements of the parties set forth in this Agreement requiring performance or which prohibit actions subsequent to the Closing Date shall survive the Closing in accordance with their terms.
b.Indemnification.
i.Subject to Section 20(a) and Section 20(c), from and after the Closing, except in respect of Taxes (indemnification in respect of Taxes being governed solely as set forth in Section 18(a)), Seller shall indemnify, defend and hold harmless the Purchasers and their respective Affiliates (including, after the Closing, the Acquired Companies) and each of their respective officers, directors, equity holders, managers, members and employees (in their capacities as such) (each such Person, a “Purchaser Indemnified Party”) from and against any and all Losses arising from (A) any breach of any representation or warranty of Seller contained in this Agreement or the Real Estate Purchase Agreement; (B) any breach or non-performance of any covenant or agreement made, or to be performed, by Seller, any other Selling Entity, the Real Estate Sellers or the Acquired Companies (in the case of the Acquired Companies, only at or prior to the Closing) pursuant to this Agreement or the Real Estate Purchase Agreement; and (C) any of the Excluded Assets or the OpCo Excluded Liabilities.
ii.Subject to Section 20(a) and Section 20(c), from and after the Closing, except in respect of Taxes (indemnification in respect of Taxes being governed solely as set forth in Section 18(a)), (x) OpCo Purchaser and the OpCo Acquired Companies shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, directors, equity holders, managers, members and employees (each such Person, a “Seller Indemnified Party”; together with the Purchaser Indemnified Parties, the “Indemnified Parties” and each, an “Indemnified Party”) from and against any and all Losses arising from (A) any breach of any representation or warranty of OpCo Purchaser contained in this Agreement; (B) any breach or non-performance of any covenant or agreement made, or to be performed, by OpCo Purchaser or the OpCo Acquired Companies (in the case of the OpCo Acquired Companies, only following the Closing) pursuant to this Agreement; and (C) any OpCo Assumed Liability; and (y) PropCo Purchaser and the PropCo Acquired Companies shall indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Losses arising from (A) any breach of any representation or warranty of PropCo Purchaser contained in this Agreement; and (B) any breach or non-performance of any covenant or agreement made, or to be performed, by PropCo Purchaser or the PropCo Acquired Companies (in the case of the PropCo Acquired Companies, only following the Closing) pursuant to this Agreement or the Real Estate Purchase Agreement.
iii.For the purposes of calculating the amount of any Losses attributable for purposes of this Section 20 and determining whether any breach of any representation, warranty, covenant or agreement has occurred, any materiality, Material Adverse Effect or similar qualifications in such representations and warranties shall be disregarded, except with respect to (A) Section 15(h), (B) the first and second sentences of Section 15(l)(iii) and (C) the word “Material” in the term “Material Contract.”

c.Limitations on Indemnification.
i.Notwithstanding anything in this Agreement to the contrary, except as set forth in this sentence, in no event shall (x) (i) the cumulative indemnification obligations of Seller under Section 20(b)(i)(A) to the OpCo Purchaser Indemnified Parties exceed one hundred ten million dollars ($110,000,000) or (ii) the cumulative indemnification obligations of Seller under Section 20(b)(i)(A) to the PropCo Purchaser Indemnified Parties exceed two hundred twenty-five million dollars ($225,000,000), (y) the cumulative indemnification obligations of OpCo Purchaser and the OpCo Acquired Companies under Section 20(b)(ii)(x)(A) exceed one hundred ten million dollars ($110,000,000), and (z) the cumulative indemnification obligations of PropCo Purchaser and the PropCo Acquired Companies under Section 20(b)(ii)(y)(A) exceed two hundred twenty-five million dollars ($225,000,000) (each of the amounts in the foregoing clauses (x), (y) and (z), a “Cap”); provided, that any indemnification obligations of Seller, OpCo Purchaser (and the OpCo Acquired Companies) or PropCo Purchaser (and the PropCo Acquired Companies) arising from any of the following shall not be subject to, nor shall they count against or be deemed to be included in, the applicable Cap: (A) any breach by Seller of any Seller Fundamental Representation or any of Seller’s representations and warranties contained in Section 15(m)(ii); provided that Seller shall not be liable (1) to the OpCo Purchaser Indemnified Parties for any Losses resulting from breaches of any Seller Fundamental Representations or any of Seller’s representations and warranties contained in Section 15(m)(ii) that exceed an amount equal to one billion one hundred million dollars ($1,100,000,000) (the “Fundamental Cap for OpCo”), or (2) to the PropCo Purchaser Indemnified Parties for any Losses resulting from breaches of any (x) Seller Fundamental Representations that exceed an amount equal to four billion dollars ($4,000,000,000) or (y) any of Seller’s representations and warranties contained in Section 15(m)(ii) that, together with any Losses resulting from breaches of any Seller Fundamental Representations, exceed an amount equal to one billion one hundred million dollars ($1,100,000,000), (B) any breach by OpCo Purchaser of any OpCo Purchaser Fundamental Representation, provided that OpCo Purchaser shall not be liable to the Seller Indemnified Parties for any Losses resulting from breaches of the OpCo Purchaser Fundamental Representations that exceed the Fundamental Cap for OpCo, (C) any breach by PropCo Purchaser of any PropCo Purchaser Fundamental Representation, provided that PropCo Purchaser shall not be liable to the Seller Indemnified Parties for any Losses resulting from breaches of the PropCo Purchaser Fundamental Representations that exceed four billion dollars ($4,000,000,000) and (D) any Loss resulting from actual fraud; provided, further, however, that (I) the cumulative indemnification obligations of Seller under this Section 20 shall in no event exceed the Purchase Price except in the case of claims based on actual fraud; (II) the cumulative indemnification obligations of OpCo Purchaser and the OpCo Acquired Companies under this Section 20 shall in no event exceed the Fundamental Cap for OpCo except in the case of claims based on actual fraud; and (III) the cumulative indemnification obligations of PropCo Purchaser and the PropCo Acquired Companies under this Section 20 shall in no event exceed four billion dollars ($4,000,000,000) except in the case of claims based on actual fraud.
ii.Notwithstanding anything in this Agreement to the contrary, except as set forth in this sentence, no indemnification claims for Losses shall be asserted (A) by any Purchaser Indemnified Party that is OpCo Purchaser or any of its Affiliates (including, after the Closing, the OpCo Acquired Companies) or any of their respective officers, directors, equity holders, managers, members or employees (each such Person, an “OpCo Purchaser Indemnified Party”) under Section 20(b)(i)(A) (other than with respect to any Seller Fundamental Representation) unless and until (x) any Losses arising from any single event (or series of events similar in nature or arising from similar circumstances) in respect of which are indemnifiable under Section 20(b)(i)(A) (other than with respect to any Seller Fundamental Representation) exceeds two million five hundred thousand dollars ($2,500,000) (the “OpCo Purchaser Floor”), whereupon the applicable OpCo Purchaser Indemnified Party shall be entitled to receive only amounts for Losses in excess of the OpCo Purchaser Floor and (y) the aggregate amount of Losses that would otherwise be indemnifiable under Section 20(b)(i)(A) with respect to Seller’s representations and warranties made in this Agreement (other than with respect to any Seller Fundamental Representations) exceeds fifteen million dollars ($15,000,000) (the “OpCo Purchaser Basket Amount”), whereupon the applicable OpCo Purchaser Indemnified Party shall be entitled to receive only amounts for Losses in excess of the OpCo Purchaser Basket Amount; (B) by any Purchaser Indemnified Party that is PropCo Purchaser or any of its Affiliates (including, after the Closing, the PropCo Acquired Companies) or any of their respective officers, directors, equity holders, managers, members or employees (each such Person, a “PropCo Purchaser Indemnified Party”) under Section 20(b)(i)(A) (other than with respect to any Seller Fundamental Representation) unless and until (x) any Losses arising from any single event (or series of events similar in nature or arising from similar circumstances) in respect of which are indemnifiable under Section 20(b)(i)(A) (other than with respect to any Seller Fundamental Representation) exceeds two million five hundred thousand dollars ($2,500,000) (the “PropCo Purchaser Floor”), whereupon the applicable PropCo Purchaser Indemnified Party shall be entitled to receive only amounts for Losses in excess of the PropCo Purchaser Floor, and (y) the aggregate amount of Losses that would otherwise be indemnifiable under Section 20(b)(i)(A) (other than with respect to any Seller Fundamental Representations) exceeds thirty million dollars ($30,000,000) (the “PropCo Purchaser Basket Amount”), whereupon the applicable PropCo Purchaser Indemnified Party shall be entitled to receive only amounts for Losses in excess of the PropCo Purchaser Basket Amount; (C) by any Seller Indemnified Party under Section 20(b)(ii)(x)(A) (other than with respect to any OpCo Purchaser Fundamental Representation) unless and until (x) any Losses arising from any single event (or series of events similar in nature or arising from similar circumstances) in respect of which are indemnifiable under Section 20(b)(ii)(x)(A) (other than with respect to any OpCo Purchaser Fundamental Representation) exceeds two million five hundred thousand dollars ($2,500,000) (the “Seller Floor” and together with the OpCo Purchaser Floor and the PropCo Purchaser Floor, each a “Floor”), whereupon the applicable Seller Indemnified Party shall be entitled to receive only amounts for Losses in excess of the Seller Floor, and (y) the aggregate amount of Losses that would otherwise be indemnifiable under Section 20(b)(ii)(x)(A) (other than with respect to any OpCo Purchaser Fundamental Representations) exceeds fifteen million dollars ($15,000,000) (the “Seller OpCo Basket Amount”), whereupon the applicable Seller Indemnified Party shall be entitled to receive only amounts for Losses in excess of the Seller OpCo Basket Amount; and (D) by any Seller Indemnified Party under Section 20(b)(ii)(y)(A) (other than with respect to any PropCo Purchaser Fundamental Representation) unless and until (x) any Losses arising from any single event (or series of events similar in nature or arising from similar circumstances) in respect of which are indemnifiable under Section 20(b)(ii)(y)(A) (other than with respect to any PropCo Purchaser Fundamental Representation) exceeds the Seller Floor, whereupon the applicable Seller Indemnified Party shall be entitled to receive only amounts for Losses in excess of the Seller Floor, and (y) the aggregate amount of Losses that would otherwise be indemnifiable under Section 20(b)(ii)(y)(A) with respect to PropCo Purchaser’s representations and warranties made in this Agreement (other than with respect to any PropCo Purchaser Fundamental Representation) exceeds thirty million dollars ($30,000,000) (the “Seller PropCo Basket Amount” and together with the OpCo Purchaser Basket Amount, the PropCo Purchaser Basket Amount and the Seller OpCo Basket Amount, each, a “Basket Amount”), whereupon the applicable Seller Indemnified Party shall be entitled to receive only amounts for Losses in excess of the Seller PropCo Basket Amount, in the case of each of the foregoing clauses (A), (B), (C) and (D); it being understood and agreed that any and all Losses arising from any such single event or series of related events with total Losses below the applicable Floor shall not be counted towards the determination of the applicable Basket Amount; provided, however that, notwithstanding anything in this Section 20(c)(i) to the contrary, any Losses of any Purchaser Indemnified Party or any Seller Indemnified Party, as applicable, arising from (I) any breach by Seller of any Seller Fundamental Representation, any breach by OpCo Purchaser of any OpCo Purchaser Fundamental Representation or any breach by PropCo Purchaser of any PropCo Purchaser Fundamental Representation, in each case, shall not be subject to the applicable Floor or the applicable Basket Amount or (II) any claims based on actual fraud shall not be subject to the applicable Floor or the applicable Basket Amount.
iii.The amount of any Loss for which indemnification is provided under Section 20(b) shall be reduced by (A) any amounts actually recovered by the applicable Indemnified Party under Insurance Policies with respect to such Loss (net of any costs, Taxes or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any deductible paid in obtaining such proceeds), and (B) solely with respect to OpCo Purchaser, amounts included in Final Closing Net Working Capital (as determined in accordance with Section 4(d)(i)) with respect to such Loss. The calculation of the amount of any Losses for which indemnification is payable under this Section 20 shall be made without reduction for the amount of any Tax benefit. An Indemnified Party shall use reasonable best efforts to pursue any claims for insurance and/or other payments available from third parties for which such Indemnified Party seeks indemnification under Section 20(b). Notwithstanding anything contrary in this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, under no circumstances shall any Indemnified Party be entitled to (A) recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or (B) be indemnified for any punitive damages, except to the extent of any punitive damages that are awarded to a third party in connection with a Third Party Claim; provided that nothing contained herein shall preclude any Indemnified Party from seeking damages that are based on or calculated applying a multiple of revenue or earnings, actual or potential lost profits or diminution in value with respect to any indemnification claim for Losses.
d.Indemnification Procedures.

i.The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Section 20 (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 20, except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 20(a) for such representation, warranty, covenant or agreement.
ii.Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 20(d)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that the Indemnifying Party shall not be entitled to assume or continue the defense and control of any Third Party Claim if: (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third Party Claim relates to or arises in connection with any proceeding, action, indictment, allegation or investigation of a Gaming Authority, (C) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or (D) the Indemnifying Party fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed or (E) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Section 20 within fifteen (15) days after receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 20(d)(i). If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Each of the parties shall, and shall cause each of its respective Affiliates, each of its respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing to reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as reasonable and appropriate for any defense of such Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party, unless (1) the Indemnifying Party agrees and acknowledges in writing that it will pay or cause to be paid all amounts in such settlement or judgment and indemnify and hold the Indemnified Party harmless from and against any Losses caused by or arising out of such settlement or judgment, (2) such settlement or judgment does not encumber any of the assets of any Indemnified Party or imposes any material restriction or material condition that would affect any Indemnified Party or the conduct of any Indemnified Party’s business, (3) such settlement or judgment includes no admission of guilt or wrongdoing on the part of any Indemnified Party, and (4) the Indemnifying Party obtain, as a condition of any settlement or other resolution, a complete, unconditional release of each Indemnified Party potentially affected by such Third Party Claim, in form and substance reasonably satisfactory to such Indemnified Party. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim in accordance with this Section 20(d)(ii), the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.
iii.If any Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 20(b) and such Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”), based on the underlying claim asserted against the applicable Indemnifying Party, then, to the extent permitted by applicable Law, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any Potential Contributor asserting such claim or demand.  For the avoidance of doubt and notwithstanding anything to the contrary, the foregoing sentence shall not apply to a situation where either PropCo Purchaser or OpCo Purchaser is entitled to recover against the other under the lease agreement for the Transferred Real Estate Assets between OpCo Purchaser, as lessee and PropCo Purchaser, as lessor, with regard to a claim for which the Purchasers are entitled to indemnification from Seller. Such Indemnified Party shall cooperate with such Indemnifying Party in a commercially reasonable manner at no additional cost, expense or liability to such Indemnifying Party, in presenting any subrogated right, defense or claim; provided that any payments or amounts actually recovered by an Indemnifying Party from a Potential Contributor shall reduce, on a dollar for dollar basis (calculated net of any costs and expenses incurred by the Indemnifying Party in pursuing such claim against the Potential Contributor), the amounts included in the calculation of the applicable Cap with respect to such Indemnifying Party.
iv.If any Indemnified Party receives any payment from any Person that is not an Indemnifying Party (an “Actual Contributor”) (which Actual Contributor may, for the avoidance of doubt, be OpCo Purchaser pursuant to the terms of the lease agreement for the Transferred Real Estate Assets between OpCo Purchaser, as lessee, and PropCo Purchaser, as lessor) in respect of any Losses that such Indemnified Party could have recovered (in whole or in part) from an Indemnifying Party pursuant to this Section 20 based on the underlying claim or demand asserted against the applicable Actual Contributor, such Actual Contributor shall be subrogated to and shall stand in the place of such Indemnified Party to the extent of such payment made by such Actual Contributor as to any events or circumstances in respect of which such Actual Contributor may have any right, defense or claim relating to such claim or demand against any applicable Indemnifying Party asserting such claim or demand.  Such Indemnifying Party shall cooperate with such Actual Contributor in a commercially reasonable manner at no additional cost, expense or liability to such Actual Contributor, in presenting any subrogated right, defense or claim.

e.Payment for Losses. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Section 20 within five (5) Business Days after the earlier of (i) the date that such amount is determined either by mutual agreement of the such Indemnified Party and the applicable Indemnifying Party and (ii) the date on which such amount and an Indemnifying Party’s obligation to pay such amount have been determined by a final non-appealable judgment of a court or administrative body having jurisdiction over such proceeding; provided that, in the event that Seller shall be obligated to pay any OpCo Purchaser Indemnified Party any amounts in respect of any indemnification claim finally determined pursuant to this Section 20.
f.Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the OpCo Transaction Consideration or the PropCo Purchase Price (as applicable) for Tax purposes, unless otherwise required by Law.
g.Exclusive Remedies. After the Closing, the indemnifications expressly provided in Section 18(a) and this Section 20 shall be the sole and exclusive remedies for any breach of or any inaccuracy in any of the representations, warranties, covenants or agreements of Seller, OpCo Purchaser or PropCo Purchaser contained in this Agreement (or in any Exhibit, the Seller Disclosure Letter, the OpCo Purchaser Disclosure Letter or the PropCo Purchaser Disclosure Letter) or otherwise relating hereto or in respect hereof, and neither Seller nor either Purchaser shall assert any claim relating hereto or based hereon (including against any of the Financing Parties or any of their respective Related Parties or in any way relating to the OpCo Purchaser Debt Financing or the PropCo Purchaser Debt Financing, as applicable) except by exercising its rights under Section 18(a) and this Section 20, except as expressly set forth in the Ancillary Agreements, and in each case, except in the case of actual fraud. Notwithstanding the foregoing, the Purchasers shall have the right to injunctive relief for any breach of the covenants set forth in Section 5(e) and Section 5(f).
21.Liquor Licensing. OpCo Purchaser shall, at its sole cost and expense and in accordance with the terms of Section 5(d) above, prepare and file all applications and take such other reasonable actions required by the Liquor and Gaming Licensing Board of Clark County, Nevada and any other applicable Governmental Authority in order to obtain new Liquor Licenses. Subject to the limitations in Section 5(d)(x), the parties shall fully cooperate and timely respond to reasonable requests for assistance in any such filings in order to promptly obtain new Liquor Licenses at or before the Closing.
22.Intellectual Property License; {S} Name.
a.The Purchasers hereby acknowledges and agrees that neither Purchaser is acquiring (and, notwithstanding any other provisions hereof, the Acquired Companies are not retaining after the Closing) any rights in or to the name “{S}”, any Licensed Marks, Licensed Domain Names or any related or confusingly similar names or marks, including any email addresses or domain names incorporating the foregoing or any other Licensed IP.

b.In furtherance of the above, effective as of the Closing Date, with respect to the Licensed IP, OpCo Purchaser shall have a license to use such Licensed IP pursuant to and subject to the terms and conditions of the Intellectual Property License. Each Purchaser acknowledges that the Licensed IP is owned by Seller or Affiliates of Seller and that neither any Purchaser nor its Affiliates shall have any rights in the Licensed IP, except as otherwise set forth in the Intellectual Property License.
c.Seller and OpCo Purchaser (i) agree to treat the licensing of the Licensed IP pursuant to the Intellectual Property License as a sale described in Section 1001 of the Code for U.S. federal (and applicable state and local) income Tax purposes and (ii) shall not take, and shall not permit any of their respective Affiliates to take, any position in a Tax Return or proceeding with respect to Taxes that is inconsistent with such Tax treatment, in either case unless required by a final determination under Section 1313(a) of the Code (or any comparable provision of applicable state or local Tax Law).
23.Transferred Customer Data. Effective as of the Closing Date, and for a period of four (4) years following the Closing Date, neither Seller nor any of its Affiliates shall use, transfer or grant the rights to the ownership or use of the Customer Data to any Person; provided that the parties acknowledge and agree that Personal Data of certain customers may be included in both the Customer Data and in books and records retained by the Selling Entities as Excluded Assets, and provided, further, that this Section 23 will not be breached by any inadvertent use of such Customer Data by Seller or any other Selling Entity.
24.Miscellaneous.
a.Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement is not intended, nor shall it be construed, to confer upon any Person (including any employee or any dependent or beneficiary thereof), except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that (i) the PropCo Purchaser Financing Parties shall be intended third-party beneficiaries of the provisions of Section 14(b), Section 14(c)(iv), Section 20(g), this Section 24(a), Section 24(c), Section 24(d), Section 24(f), Section 24(i), Section 24(j), Section 24(k), Section 30 and the definitions used therein or related thereto, and shall have the right to enforce their rights hereunder and thereunder, and (ii) the provisions of Section 14(c) (Termination Fee), Section 20 (Survival; Indemnification; Limitation on Liability; Exclusive Remedies), Section 29 (Limitation on Liabilities) and Section 30 (No Recourse) shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
b.Exhibits and Schedules. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
c.Assignment. Neither this Agreement, nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that PropCo Purchaser may assign any and all of its rights under this Agreement to one or more of its Affiliates; provided that the PropCo Purchaser shall have the right, without the prior written consent of any other party, to assign all or any portion of its rights, interests and obligations under this Agreement or the Real Estate Purchase Agreement, from and after Closing Date, to any of its debt financing sources (including the PropCo Purchaser Financing Parties) for purposes of creating a security interest herein or therein or otherwise assigning as collateral in respect of the PropCo Purchaser Debt Financing and any such Financing Party may exercise all of the rights and remedies of OpCo Purchaser hereunder and thereunder, as applicable, in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the applicable debt financing documentation. No assignment shall relieve the assigning party of any of its obligations hereunder.
d.Successors and Assigns. The respective rights and obligations of Seller and the Purchasers herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
e.Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Seller Disclosure Letter, the OpCo Purchaser Disclosure Letter, the PropCo Purchaser Disclosure Letter, the Real Estate Purchase Agreement, the Ancillary Agreements, OpCo Confidentiality Agreement, the PropCo Confidentiality Agreement and the documents, schedules, certificates and instruments referred to herein and therein, constitute the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and therein and supersedes all prior agreements, arrangements and understandings, written or oral, of the parties with respect to such transactions.
f.Amendment; Waiver of Compliance. Subject to Section 35, no amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by each of the parties hereto or, in the case of a waiver, the party or parties against whom enforcement of any waiver, is sought. Any waiver or failure to insist (or delay in insisting) upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary contained herein, no amendments or waivers to the provisions of which any source of financing (including any Financing Party) is expressly made a third party beneficiary pursuant to Section 24(a) shall be permitted in any manner adverse to any source of financing (including any Financing Party) without the prior written consent of such source of financing.
g.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
h.Headings. The table of contents, article and section headings contained in this Agreement or any Exhibit, Annex or Schedule annexed hereto are for convenience only and shall not control, limit or affect in any way the scope, meaning or interpretation of the provisions of this Agreement, or in any way affect this Agreement.
i.Governing Law. This Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the Delaware as aforesaid. Notwithstanding the foregoing, each of the parties further agree that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the PropCo Purchaser Financing Parties in any way relating to this Agreement, the PropCo Purchaser Debt Financing, any document relating to the PropCo Purchaser Debt Financing, the transactions contemplated hereby or thereby, or the performance of services thereunder or related thereto shall be construed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving regard to conflicts or choice of law principles that would result in the application of the Laws of any jurisdiction other than the State of New York.
j.Jurisdiction and Service of Process; Dispute Resolution. Except as set forth in the Real Estate Purchase Agreement, with respect to any Action (i) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party or its successors or assigns or (ii) involving the PropCo Purchaser Financing Parties or arising out of, or relating to this Agreement or any of the transactions contemplated hereby, the PropCo Purchaser Debt Financing, as applicable, any document relating to the PropCo Purchaser Debt Financing, as applicable, the transactions contemplated hereby or thereby, or the performance of services thereunder or related thereto each of the parties hereto irrevocably and unconditionally submits and consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (all such courts, collectively, the “Designated Courts”). In any such Action, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the Designated Courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, (v) that such Action should be transferred or removed to any court other than one of the Designated Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Designated Courts, or (vi) that this Agreement or the subject matter hereof may not be enforced in or by the Designated Courts. Each party hereby agrees not to commence any such Action other than before one of the Designated Courts. Each party also hereby agrees that any final and unappealable judgment against a party in connection with any such Action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this

Section 24(j), each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 25 of this Agreement. Nothing in this Section 24(j) shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (x) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby or (y) be deemed to confer rights on any Person other than the respective parties to this Agreement. For the avoidance of doubt, any claims subject to Section 4(d) shall be finally and conclusively determined in accordance with such Section. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree (A) that any Action of any kind or description, whether in law or in equity, whether in contract or tort or otherwise, involving the PropCo Purchaser Financing Parties or arising out of, or relating to the PropCo Purchaser Debt Financing or the performance of services thereunder or related thereto, as applicable, will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (B) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such Action in any other court, (C) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses, if any, provided in any PropCo Purchaser Debt Commitment Letter will be effective service of process against them for any such Action brought in any such court, (D) to waive and hereby irrevocably waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court and (E) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
k.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT, THE REAL ESTATE PURCHASE AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR INVOLVING THE PROPCO PURCHASER DEBT FINANCING PARTIES OR ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE PROPCO PURCHASER DEBT FINANCING, ANY DOCUMENT RELATING TO THE PROPCO PURCHASER DEBT FINANCING, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES THEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE REAL ESTATE PURCHASE AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR INVOLVING THE PROPCO PURCHASER

DEBT FINANCING PARTIES OR ARISING OUT OF, OR RELATING TO THE PROPCO PURCHASER DEBT FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24(k).
l.Construction. The parties acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and that neither this Agreement nor any of the terms and provisions hereof shall be subject to the principle of construing its or their meaning against the party which drafted the same. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.
m.Partial Invalidity. If any term, covenant or condition of this Agreement is held to be illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision, and this Agreement shall be legal, valid and enforceable as so modified so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such illegal, invalid or unenforceable term or provision with a legal, valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable term or provision so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.
25.Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if sent by electronic mail to the parties at the following addresses:
a.If to Seller or any other Selling Entity:
Las Vegas Sands Corp.
3355 Las Vegas Blvd South

Las Vegas, NV 89109
Attention:     Randy Hyzak
Robert Cilento
Zac Hudson
Christine Sommella
Email:         Randy.Hyzak@sands.com
Robert.Cilento@Sands.com
Zac.Hudson@Sands.com
Christine.Sommella@Sands.com
With copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin, Esq.
Kenneth M. Wolff, Esq.
Audrey L. Sokoloff, Esq.
Email:        Howard.Ellin@skadden.com
Kenneth.Wolff@skadden.com
Audrey.Sokoloff@skadden.com
b.If to OpCo Purchaser to:
Pioneer OpCo, LLC
c/o Apollo Management Holdings, L.P.
9 West 57th Street, 43rd Floor
New York, New York, 10019
Attention:    David Sambur
Alex van Hoek
Email:        sambur@apollo.com
avanhoek@apollo.com
With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:    Ross A. Fieldston, Esq.
Peter E. Fisch, Esq.
Brian C. Lavin, Esq.
Email:        rfieldston@paulweiss.com
pfisch@paulweiss.com
blavin@paulweiss.com

c.If to PropCo Purchaser to:
VICI Properties L.P.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
Email: corplaw@viciproperties.com
With a copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:     James P. Godman, Esq.
Todd E. Lenson, Esq.
Jordan M. Rosenbaum, Esq.
Email:         jgodman@kramerlevin.com
tlenson@kramerlevin.com
jrosenbaum@kramerlevin.com
or to such other address as the person to whom notice is to be given may have previously furnished to the other parties hereto in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt. Any notice delivered in the manner required above shall be deemed to have been delivered on the date actually received if delivery is made on a Business Day before 5:00 p.m. or, if delivered later, on the next Business Day. Respective counsel to each Purchaser may give any notices or other communications hereunder on behalf of such Purchaser, and counsel to Seller may give any notices or other communications hereunder on behalf of Seller. All notices, requests, claims, demands, waivers and other communications hereunder to be delivered to the PropCo Acquired Companies shall be delivered (i) to Seller, if before the PropCo Closing and (ii) to PropCo Purchaser, if after the PropCo Closing. All notices, requests, claims, demands, waivers and other communications hereunder to be delivered to the OpCo Acquired Companies shall be delivered (x) to Seller, if before the OpCo Closing and (y) to OpCo Purchaser, if after the OpCo Closing. The terms and provisions of this Section 25 shall survive the Closing and/or any termination of this Agreement.
26.Access and Information.
a.Access to Real Property. During the Contract Period, Seller agrees to afford each Purchaser and a reasonable number of its employees, agents, consultants, contractors, financing sources (including the Financing Parties), potential financing sources and advisors with reasonable access to the Real Property (including personnel, properties, Contracts, Books and Records (whether in paper or electronic form)) for the purposes of inspecting the Real Property, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as such Purchaser may reasonably require to assess the condition and suitability of the Real Property (in all cases subject to the terms hereof, including this Section 26), in each case, at reasonable times during normal business hours and upon reasonable advance notice (which notice may be by email to Christine Sommella at Christine.Sommella@Sands.com), provided that, except with Seller’s consent, neither Purchaser nor any of their respective employees, agents, consultants, contractors, financing sources, potential financing sources or advisors shall enter any portion of the Real Property unless accompanied by a representative of Seller (and Seller agrees to make such representatives reasonably available at the times requested by such Purchaser in accordance with this Section 26), and Seller shall not be required to incur any unreimbursed cost or expense or commence any action to afford any Purchaser with such access. Any entry to the Real Property shall not materially interfere with the activities on or about the Real Property or the tenants, subtenants, occupants and invitees thereof without the prior consent of Seller. Each Purchaser shall:
i.pay for or repair any physical damage to the Real Property or any other property resulting from any such investigations of the Real Property;
ii.comply with all Laws applicable to the investigations and all other activities undertaken by such Purchaser in connection therewith;
iii.take all reasonable actions and implement all reasonable protections necessary to reasonably ensure that the investigations and the equipment, materials, and substances generated, used or brought into the Real Property in connection with the investigations, pose no unreasonable threat to the safety or health of persons or the environment, and cause no damage to the Real Property or other property of Seller or other persons;
iv.upon request of Seller after being notified by Purchasers of an issue identified therein, furnish to Seller, at no cost or expense to Seller, copies of all surveys, engineering, asbestos, environmental and other studies and reports relating to the applicable investigations which any Purchaser shall obtain with respect to the Real Property;
v.indemnify, defend and hold Seller and Seller’s officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all Losses (excluding special, consequential or punitive damages) resulting from or arising out of the entry upon the Real Property by such Purchaser and its employees, agents, consultants, contractors and advisors;
vi.as a condition precedent to entering the Real Property to perform investigation and testing, maintain or cause to be maintained, at such Purchaser’s expense, a policy of comprehensive general public liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $3,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $3,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring such Purchaser and each of Seller and the Acquired Companies as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) such Purchaser’s and/or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, with respect to each Purchaser, “Purchaser’s Representatives”) entry to the Real Property, and/or (ii) any investigations or other activities conducted thereon by or on behalf of such Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms and with a nationally recognized insurance company, and deliver a copy of such insurance policy to Seller prior to the first entry to the Real Property;
vii.not permit the investigations or any other activities undertaken by such Purchaser or such Purchaser’s Representatives to result in any Liens being filed or recorded against the Real Property, and such Purchaser shall, at its sole cost and expense, promptly discharge of record any such Liens that are so filed or recorded (including liens for services, labor or materials furnished); and
viii.other than in accordance with Section 5(d), not contact, or permit any such Purchaser’s Representatives to contact, any federal, state, county, municipal or other department or Governmental Authority regarding the Real Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed (and, if Seller grants such consent, Seller shall be entitled to receive reasonable prior written notice of the intended contact and shall be entitled to have a representative present when such Purchaser has any such contact with any governmental official or representative); provided, however, that (i) such Purchaser and any such Purchaser’s Representatives may respond to any inquiries from such governmental officials or representatives and provide copies of documents to, and otherwise fully cooperate with, such governmental officials and representatives; provided, further, that to the extent permitted by applicable Law, such Purchaser shall as promptly as practicable notify Seller of any such inquiry and consult with Seller and keep Seller informed with respect to the status of, and any discussion, proposal or submission with respect to, such inquiry, and (ii) such Purchaser shall have the right to make, or to cause or permit to be made, inquiries with federal, state, county, municipal and other department and Governmental Authorities and providers of public and private utility services in connection with its review of the status of Permits, compliance of the Real Property with Law and the status of title to the Real Property as well as lien, bankruptcy, litigation and other similar searches with respect to Seller, the Real Estate Sellers, the Acquired Companies and any other applicable Affiliate of Seller.
ix.Without limiting the foregoing, in no event shall such Purchaser undertake any intrusive physical testing (environmental, structural or otherwise) at the Real Property (such as soil borings, water samplings or the like) prior to the Closing without the explicit prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
x.Notwithstanding anything to the contrary contained in this Agreement, (i) Purchasers shall not have any liability or repair obligations in connection with, and the defense, indemnity and hold harmless provision contained in this Section 26 shall not apply to the extent such Losses arise in connection with the fraud, gross negligence or willful misconduct of the Selling Entities or its Affiliates, or either of their respective employees, agents, contractors, licensees or invitees and (ii) the Purchasers shall have no liability or repair obligations by reason of, nor shall any Purchaser have any duty to indemnify, defend or hold the Selling Entities or any other party harmless from or against, any Losses, including any claim for diminution in value of the Real Property or for environmental remediation or clean-up costs, resulting from any Purchaser or any Purchaser’s Representative having merely discovered and/or reported (to the extent required by applicable Law) any environmental or other condition or defect with respect to the Real Property.
b.Access to Information and Employees. During the Contract Period, Seller agrees to (i) afford each Purchaser and a reasonable number of its Representatives with reasonable access, during normal business hours and without undue interruption of Seller’s or any of its Affiliates’ normal operations of their respective business, including the Business, to all of the employees, properties, books, Contracts, data and records relating to the Business (provided, that any physical access to the Real Property shall be governed by the provisions set forth in Section 26(a)), (ii) in connection with the transition of the Business, use commercially reasonable efforts to facilitate, if reasonably requested by OpCo Purchaser, periodic meetings between OpCo Purchaser and its Representatives and senior management of the Business (during normal business hours and without undue interruption of Seller’s or any of its Affiliates’ normal operations) to review monthly financial performance, capital expenditures and other operating metrics of the Business and to discuss transition planning for the Business and (iii) instruct the Business Employees to cooperate with Purchasers in its investigation of the Business and to furnish, or cause to be furnished to the Purchasers information related to the Business or the OpCo Acquired Assets reasonably requested by a Purchaser from time to time (without undue interruption of Seller’s or any of its Affiliates’ normal operations of their respective business, including the Business); provided, however, that in no event shall this Section 26(b) require Seller to provide a Purchaser or any of its Representatives with access to any document, communication or information (x) related to the transactions contemplated by this Agreement or the Real Estate Purchase Agreement, the sale process with respect to the Business or the Real Property or the possible sale of the Business or the Real Property, (y) that Seller believes in good faith to be covered by any attorney-client work product or similar privilege or the subject of a confidentiality agreement, or (z) the disclosure of which is prohibited by applicable Law; provided, that in the case of the foregoing clauses (y) and (z), Seller shall, and shall cause its Affiliates to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not cause the loss or waiver of such privilege or violate any confidentiality obligations or Law, as applicable.
c.Access and Communications Generally. Subject to, and without limitation of Section 26(b), (i) each Purchaser agrees that neither it nor any of its employees, agents, consultants, contractors, financing sources, potential financing sources or advisors shall communicate directly with any employees, customers, tenants, vendors or suppliers of Seller or any of its Affiliates (including, any of the Acquired Companies or Real Estate Sellers) or the Business (other than communications unrelated to the transactions contemplated hereby) unless such communication shall have been approved by a representative of Seller, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Seller shall be entitled to have a representative present during any meetings between any Purchaser, on the one hand, and any such employee, agent, consultant, contractor or advisor, on the other hand, and Seller shall use reasonable efforts to make the same available as promptly as practicable upon request therefor by a Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements, (A) the OpCo Purchaser shall, and shall cause its representatives to, abide by the terms of the OpCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 26 and (B) the PropCo Purchaser shall, and shall cause its representatives to, abide by the terms of the PropCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 26.
d.Retention of Business Records and Post-Closing Access. After the Closing, Seller agrees to hold, or cause its Affiliates to hold, in accessible form, all corporate, accounting, legal, auditing or other books and records relating to the conduct of the Business, the Acquired Assets, the OpCo Assumed Liabilities, the Acquired Interests, the OpCo Acquired Companies or the PropCo Acquired Companies prior to the Closing Date in its possession (the “Retained Books and Records”) and not to destroy or dispose of such copies for a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law or Order, and, at Purchaser’s written request, allow such Purchaser to take possession (at such Purchaser’s sole cost and expense) of such Retained Books and Records prior to destroying or disposing any such Retained Books and Records. For a period of five (5) years after the Closing, Seller agrees to (A) afford each Purchaser and a reasonable number of its Representatives with access to the Retained Books and Records and (B) cause the employees, counsel, auditors and other Representatives of Seller and its Affiliates to cooperate with the Purchasers and their respective Representatives, in each case, at such Purchaser’s cost, during normal business hours and upon reasonable prior notice, to the extent reasonably requested a Purchaser (I) to comply with reporting, disclosure or other requirements imposed on such Purchaser or any of its Affiliates (including under applicable securities Laws) or by any Governmental Authority, (II) to prepare such Purchaser’s financial statements or Tax Returns, or in order to satisfy audit, accounting or other similar requirements, (III) to defend any Action or (IV) in connection with similar legitimate business needs provided, that in no event shall this Section 26(d) require Seller to provide a Purchaser or any of its Representatives with access to any document, communication or information (x) that Seller believes in good faith to be covered by any attorney-client work product or similar privilege or the subject of a confidentiality agreement or (y) the disclosure of which is prohibited by applicable Law; provided that, in the case of the foregoing clauses (x) and (y), Seller shall, and shall cause its Affiliates to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not cause the loss or waiver of such privilege or violate any confidentiality obligations or Law, as applicable.
e.Financial Statement Cooperation. From and after the Closing, Seller and its Affiliates shall use their commercially reasonable efforts, at OpCo Purchaser’s sole cost and expense and as promptly as reasonably practicable upon OpCo Purchaser’s reasonable request, to cooperate with and provide assistance and support to OpCo Purchaser in OpCo Purchaser’s preparation of any financial statements or any other financial reporting (including, in each case, with respect to pre-Closing Date periods) of the Business, including using its commercially reasonable efforts to cause its independent accountants to provide reasonable assistance to OpCo Purchaser.
27.Confidentiality. OpCo Purchaser acknowledges that the information being provided to it in connection with this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby is subject to the terms of the OpCo Confidentiality Agreement. PropCo Purchaser acknowledges that the information being provided to it in connection with this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby is subject to the terms of the PropCo Confidentiality Agreement. Effective upon, and only upon, the Closing, the OpCo Confidentiality Agreement and the PropCo Confidentiality Agreement shall terminate with respect to information related to the Business; provided, however, that the Purchasers acknowledge that their respective obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller or any of its Affiliates or Representatives, concerning Seller and its Affiliates not related to the Business shall continue to remain subject to the terms and conditions of the OpCo Confidentiality Agreement or the PropCo Confidentiality Agreement, as applicable. For a period of five (5) years following the Closing, Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its or their respective Representatives to, keep confidential all information to the extent related to the Business or the Acquired Companies, except to the extent (i) legally permissible, in connection with any Action to enforce this Agreement, (ii) such information is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, (iii) such information is subsequently received on a non-confidential basis from an unaffiliated person without an obligation of confidentiality or a breach of an obligation of confidentiality, (iv) such information is independently developed by employees of the Seller, its Affiliate or their respective Representative, as applicable, or (v) such information is requested or required by applicable Law, legal process, or judicial or governmental order or by any Governmental Authority to be disclosed, in which case Seller shall (A) provide the Purchasers with prompt written notice of such requirement or request (to the extent legally permissible and reasonably practicable) so that the Purchasers may seek an appropriate protective order or other appropriate remedy (at the Purchasers’ sole costs and expense) or waive compliance with the provisions of this Section 27, and (B) if no such protective order, remedy or waiver is obtained, disclose only that portion of the information which counsel to Seller advises Seller is legally required to be disclosed and, in such an event, take commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the information being disclosed; provided that, notwithstanding the foregoing, no notice or further action shall be required in respect of a required disclosure of information to applicable regulatory authorities or self-regulatory organizations having authority over Seller in connection with routine regulatory examinations that are not targeted at such information, either Purchaser, this Agreement, the Real Estate Purchase Agreement or the transactions contemplated hereby or thereby.
28.Publicity. Seller and the Purchasers shall agree on the form and content of any initial press releases or other public statements regarding the transactions contemplated by this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements and thereafter shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to any of the transactions contemplated hereby and thereby, and shall not issue directly or indirectly any such press release or make directly or indirectly any such public statement without the prior written consent of the other parties hereto following such opportunity to review and comment, which consent shall not be unreasonably withheld, conditioned or delayed, except that no such consent shall be necessary to the extent disclosure may be required by applicable Law (including any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 28 without such consultation and without such consent. Notwithstanding the foregoing, each party will be allowed to disclose the terms of this Agreement, the Real Estate Purchase Agreement and the Ancillary Agreements, without the prior written consent of any Person to (a) a Representative of the party or its Affiliates and (b) its Affiliates and their respective auditors, financing sources, creditors, existing or potential investors, general partners, limited partners, equity holders, members, managers or other agents to whom OpCo Purchaser or PropCo Purchaser or any of their respective Affiliates’ discloses such information in the ordinary course of business.
29.Limitation of Liabilities.
a.Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, in the event that (x) OpCo Purchaser fails to effect the Closing as and when required pursuant to the terms of this Agreement for any or no reason or (y) prior to the Closing, OpCo Purchaser otherwise breaches or fails to perform any representation, warranty, covenant, agreement or other provision of this Agreement, except for (A) the right of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) (Specific Performance), (B) the rights of Seller to specific performance to enforce the OpCo Purchaser Equity Commitment Letter in accordance with, and subject to, the terms and conditions thereof, (C) the rights of Seller to reimbursement and indemnification pursuant to Section 5(i)(v) (Financing Cooperation) and (D) the rights of Seller under the OpCo Confidentiality Agreement, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of Seller and its Related Parties and the Seller Releasing Parties against OpCo Purchaser and its Related Parties, its Equity Financing Sources and any other OpCo Purchaser Released Party for any breach, loss or damage with respect to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby shall be (x) for Seller to terminate this Agreement pursuant to Section 14(a)(ii), 14(a)(iii), 14(a)(v) or 14(a)(viii) and to seek damages in respect of any Losses of the Seller or any of its Related Parties against OpCo Purchaser (or the OpCo Purchaser Equity Investors pursuant to and in accordance with the terms of the OpCo Purchaser Limited Guarantee) to the extent OpCo Purchaser shall have committed fraud or a willful and material breach or (y) under circumstances where OpCo Purchaser has terminated this Agreement pursuant to Section 14(a)(ii) or 14(a)(iii) in circumstances in which Seller has the right to terminate this Agreement pursuant to Section 14(a)(iii) or 14(a)(v), for Seller to seek damages in respect of any Losses of the Seller or any of its Related Parties against OpCo Purchaser (or the OpCo Purchaser Equity Investors

pursuant to and in accordance with the terms of the OpCo Purchaser Limited Guarantee) to the extent OpCo Purchaser shall have committed fraud or a willful and material breach (in either of clause (x) or (y), a “OpCo Pre-Closing Damages Proceeding”); provided, that the monetary damages sought by Seller, and monetary damages payable by OpCo Purchaser (or the OpCo Purchaser Equity Investors pursuant to and in accordance with the terms of the OpCo Purchaser Limited Guarantee), under all OpCo Pre-Closing Damages Proceedings shall not exceed, in the aggregate, one hundred and fifty million dollars ($150,000,000) (together with any interest on the OpCo Regulatory Termination Fee payable pursuant to Section 14(c)(iv), any Enforcement Costs and reimbursement and indemnification pursuant to Section 5(i)(v) (Financing Cooperation), the “Maximum Liability Amount”); provided, further, that in the event Seller recovers the OpCo Regulatory Termination Fee from OpCo Purchaser, Seller shall be prohibited from seeking or recovering any money damages from OpCo Purchaser (or the OpCo Purchaser Equity Investors) other than any interest thereon pursuant to Section 14(c)(iv), Enforcement Costs and reimbursement and indemnification pursuant to Section 5(i)(v) (Financing Cooperation). Notwithstanding anything to the contrary in this Agreement and to the fullest extent permitted under applicable Law, except for (1) the right of Seller to seek and recover either (A) monetary damages from OpCo Purchaser (or the OpCo Purchaser Equity Investors pursuant to and in accordance with the terms of the OpCo Purchaser Limited Guarantee) in respect of any Losses of the Seller or any of its Related Parties up to the amount of the Maximum Liability Amount in the aggregate pursuant to the terms and conditions of this Section 29(a) (Limitation of Liabilities), (B) (i) the OpCo Regulatory Termination Fee (plus any interest thereon) and (ii) the Enforcement Costs, if when and as due, pursuant to Section 14(c)(iv), or (C) the reimbursement and indemnification obligations, if, when and as due pursuant to Section 5(i)(iv) (Financing Cooperation); provided that in no event shall amounts recoverable pursuant to (x) the foregoing clauses (A) or (C) be in excess of the Maximum Liability Amount and (y) the foregoing clause (B) be in excess of the Maximum Liability Amount, and in no event shall Seller or any of its Related Parties be entitled to recover any amounts pursuant to both of the foregoing clauses (A) and (B), (2) the rights of Seller under the OpCo Confidentiality Agreement, (3) the rights of Seller to specific performance to cause OpCo Purchaser to enforce the OpCo Purchaser Equity Commitment Letter in accordance with, and subject to, the terms and conditions thereof, (4) the rights of Seller against each OpCo Purchaser Equity Investor under, if, as and when permitted pursuant to the terms and conditions of the OpCo Purchaser Limited Guarantee, (5) the rights of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) (Specific Performance), (6) from and after Closing, the rights of the Indemnified Parties relating to indemnification pursuant to Section 20 (Survival; Indemnification; Limitation on Liability; Exclusive Remedies) and the rights of Seller to reimbursement and indemnification pursuant to Section 5(u) (Litigation Support) or Section 10 (Mixed-Use Contracts) or (7) from and after Closing, the rights of Seller as expressly set forth under this Agreement or in any Ancillary Agreement (the matters addressed by clauses (1) through (7), each, an “OpCo Permitted Claim”), to the fullest extent permitted under applicable Law, none of OpCo Purchaser or any of its Related Parties will have any liability to Seller or any of its Related Parties, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any breach by OpCo Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that Seller or any of its Affiliates may have relating to this Agreement (including a failure to effect the Closing as and when required pursuant to the terms of this Agreement) and, to the fullest extent permitted by Law, none of Seller or any of its Related Parties will have any rights or claims against OpCo Purchaser or any of its Related Parties relating to any such matters. In no event shall Seller or any of its Subsidiaries, and Seller shall not cause any of its Related Parties to, seek or cause, authorize or encourage to be sought on behalf of any such person any damages from, or otherwise bring any claim or proceeding against, any OpCo Purchaser or any of its Related Parties arising from or in connection with any breach of this Agreement, except with respect any right of Seller and the Seller Related Parties to enforce against the applicable parties with respect to, and seek the remedies available against the applicable parties in connection with, a OpCo Permitted Claim. Nothing in this Section 29(a) (Limitation of Liabilities) shall in any way expand or be deemed or construed to expand the circumstances in which the PropCo Purchaser Group or any of its Related Parties may be liable under this Agreement, the Real Estate Purchase Agreement or in any Ancillary Agreement or in connection with any of the transactions contemplated hereby or thereby.
b.Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, in the event that (x) PropCo Purchaser fails to effect the Closing as and when required pursuant to the terms of this Agreement for any or no reason or (y) prior to the Closing, PropCo Purchaser otherwise breaches or fails to perform any representation, warranty, covenant, agreement or other provision of this Agreement, except for (A) the right of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) (Specific Performance), (B) the rights of Seller to reimbursement and indemnification pursuant to Section 5(g)(ii)(4) (Financial Statements and Reports) or Section 5(i)(iii) (Financing Cooperation), (C) the rights of Seller under the PropCo Confidentiality Agreement and (D) the rights of Seller to payment of the PropCo Financing Termination Fee (including any interest thereon, plus any Enforcement Costs, contemplated by Section 14(c)(iv)) pursuant to Section 14(c) of this Agreement, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of Seller and its Related Parties and the Seller Releasing Parties against PropCo Purchaser and its Related Parties, the PropCo Purchaser Financing Parties and any other PropCo Purchaser Released Party for any breach, loss or damage with respect to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby shall be (x) for Seller to terminate this Agreement pursuant to Section 14(a)(ii), 14(a)(iii), 14(a)(v) or 14(a)(viii) and seek (1) payment of the PropCo Financing Termination Fee (including any interest thereon and any Enforcement Costs) in accordance with Section 14(c) or (2) damages in respect of any Losses of the Seller or any of its Related Parties against PropCo Purchaser to the extent PropCo Purchaser shall have committed fraud or a willful and material breach or (y) under circumstances where PropCo Purchaser has terminated this Agreement pursuant to Section 14(a)(ii) or 14(a)(iii) in circumstances in which Seller has the right to terminate this Agreement pursuant to Section 14(a)(iii) or 14(a)(v), for Seller to seek (1) payment of the PropCo Financing Termination Fee (including any interest thereon and any Enforcement Costs) in accordance with Section 14(c) or (2) damages in respect of any Losses of the Seller or any of its Related Parties against PropCo Purchaser to the extent PropCo Purchaser shall have committed fraud or a willful and material breach (in either of clause (x) or (y), a “PropCo Pre-Closing Damages Proceeding”); provided, that the monetary damages sought by Seller, and monetary damages payable by PropCo Purchaser, under all PropCo Pre-Closing Damages

Proceedings shall not exceed, in the aggregate, one hundred and fifty million dollars ($150,000,000) (together with any interest on either the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee payable pursuant to Section 14(c)(iv), any Enforcement Costs and reimbursement and indemnification pursuant to Section 5(g)(ii)(4) (Financial Statements and Reports) or Section 5(i)(iii) (Financing Cooperation), the “PropCo Purchaser Liability Limitation”); provided, further, that in the event Seller recovers either the PropCo Financing Termination Fee or the PropCo Regulatory Termination Fee from PropCo Purchaser, Seller shall be prohibited from seeking or recovering any money damages from PropCo Purchaser other than any interest payable thereon pursuant to Section 14(c)(iv), Enforcement Costs and reimbursement for costs and expenses and indemnification under Section 5(g)(ii)(4) (Financial Statements and Reports) or Section 5(i)(iii) (Financing Cooperation). Notwithstanding anything to the contrary in this Agreement and to the fullest extent permitted under applicable Law, except for (1) the right of Seller to seek and recover either (A) monetary damages from PropCo Purchaser in respect of any Losses of the Seller or any of its Related Parties up to the amount of the PropCo Purchaser Liability Limitation in the aggregate pursuant to the terms and conditions of this Section 29(b) (Limitation of Liabilities), (B) (i) the PropCo Financing Termination Fee and the PropCo Regulatory Termination Fee and (ii) the Enforcement Costs, if when and as due, pursuant to Section 14(c)(iv), or (C) the reimbursement and indemnification obligations, if, when and as due pursuant to Section 5(i)(iv) (Financing Cooperation) or Section 5(i)(iv) (Financing Cooperation); provided that in no event shall amounts recoverable pursuant to (x) the foregoing clauses (A) or (C) be in excess of the PropCo Purchaser Liability Limitation and (y) the foregoing clause (B) be in excess of the PropCo Purchaser Liability Limitation, and in no event shall Seller or any of its Related Parties be entitled to recover any amounts pursuant to both of the foregoing clauses (A) and (B), (2) the rights of Seller under the PropCo Confidentiality Agreement, (3) the rights of Seller to an injunction, specific performance or other equitable relief in accordance with Section 14(d) (Specific Performance), (4) from and after Closing, the rights of the Indemnified Parties relating to indemnification pursuant to Section 20 (Survival; Indemnification; Limitation on Liability; Exclusive Remedies) and the rights of Seller to reimbursement and indemnification pursuant to Section 5(g)(ii)(4) (Financial Statements and Reports) or Section 5(u) (Litigation Support) or (5) from and after Closing, the rights of Seller as expressly set forth under this Agreement or in any Ancillary Agreement (the matters addressed by clauses (1) through (5), each, a “PropCo Permitted Claim”), to the fullest extent permitted under applicable Law, none of PropCo Purchaser or any of its Related Parties will have any liability to Seller or any of its Related Parties, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any breach by PropCo Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that Seller or any of its Affiliates may have relating to this Agreement (including a failure to effect the Closing as and when required pursuant to the terms of this Agreement) and, to the fullest extent permitted by Law, none of Seller or any of its Related Parties will have any rights or claims against PropCo Purchaser or any of its Related Parties relating to any such matters. In no event shall Seller or any of its Subsidiaries, and Seller shall not cause any of its Related Parties to, seek or cause, authorize or encourage to be sought on behalf of any such person any damages from, or otherwise bring any claim or proceeding against, any PropCo Purchaser or any of its Related Parties arising from or in connection with any breach of this Agreement, except with respect any right of Seller and the Seller Related Parties to enforce against the applicable parties with respect to, and seek the remedies available against the applicable parties in connection with, a PropCo Permitted Claim. Nothing in this Section 29(b) (Limitation of Liabilities) shall in any way expand or be deemed or construed to expand the circumstances in which the PropCo Purchaser Group or any of its Related Parties may be liable under this Agreement, the Real Estate Purchase Agreement or in any Ancillary Agreement or in connection with any of the transactions contemplated hereby or thereby.
30.No Recourse; Release.
a.Each party hereto agrees, on behalf of itself and its Affiliates (and, in the case of Seller, its Related Parties), that all Actions, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (i) this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, (ii) the negotiation, execution or performance of this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or such other agreement), (iii) any breach or violation of this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein, and (iv) any failure of the transactions contemplated hereunder or under the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, as applicable, or any of their respective successors or permitted assigns (in each case, solely in their capacity as such, “Contracting Parties”) and in accordance with, and subject to, the terms and conditions hereof and thereof (subject, with respect to PropCo Purchaser, to the PropCo Purchaser Liability Limitation, and with respect to OpCo Purchaser, the Maximum Liability Amount); provided, however, that in the event that a Contracting Party (i) consolidates with or merges with any other Person and is not continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, in each case, the applicable party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving or Person as if such Person were the Contracting Party. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any Person who is not a Contracting Party, including any Financing Party and director, manager, officer, employee, incorporator, member, limited or general partner, unitholder, stockholder, affiliate, agent, attorney or Representative of, and any financial advisor or lender to, any Contracting Party (including, in the case of PropCo Purchaser, the PropCo Purchaser Group and its Related Parties that are not Contracting Parties) (each, a “Nonparty Affiliate”), and no such Nonparty Affiliate shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv) (and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such claims, causes of action and liabilities against any such Nonparty Affiliates), in each case, except for claims that Seller, OpCo Purchaser or PropCo Purchaser, as applicable, may assert: (x) against any Person that is party to, and solely pursuant to the terms and conditions of, the OpCo Confidentiality Agreement or the PropCo Confidentiality Agreement, as applicable, or (y) solely in accordance with, and pursuant to the terms and conditions of, and against the Persons that are party to, this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned (other than the Contracting Parties), as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv).
b.Effective as of the PropCo Closing, except for any rights or obligations under this Agreement or the Real Estate Purchase Agreement, Seller, on behalf of itself and each of its Affiliates (including the Real Estate Sellers) and each of its and their respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, in such capacities, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the PropCo Acquired Companies, each of their past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “PropCo Purchaser Released Parties”) of and from any and all Actions, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Seller Releasing Parties may have against each of the PropCo Purchaser Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the PropCo Closing and, in each case, to the extent related to its ownership of equity interests in the PropCo Acquired Companies or to the extent related to its capacity as an Affiliate of the PropCo Acquired Companies or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of the PropCo Acquired Companies or an Affiliate of the PropCo Acquired Companies; provided, that the release given under this Section 30(b) shall not apply to any claims arising under this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
c.Effective as of the OpCo Closing, except for any rights or obligations under this Agreement, Seller, on behalf of itself and each of its Affiliates and each other Seller Releasing Party, hereby irrevocably and unconditionally releases and forever discharges the OpCo Acquired Companies, each of their past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “OpCo Purchaser Released Parties”) of and from any and all Actions, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Seller Releasing Parties may have against each of the OpCo Purchaser Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the OpCo Closing and, in each case, to the extent related to its ownership of equity interests in the OpCo Acquired Companies or ownership of the OpCo Acquired Assets or to the extent related to its capacity as an Affiliate of the OpCo Acquired Companies or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of the OpCo Acquired Companies or an Affiliate of the OpCo Acquired Companies; provided, that the release given under this Section 30(c) shall not apply to any claims arising under or in connection with (i) this Agreement, the Real Estate Purchase Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, (ii) any claims arising from any Seller Releasing Party’s employment with the Seller or any of its Subsidiaries solely to the extent that they may not be released under applicable Law or (iii) rights to indemnification under any employment or indemnification agreement or under the Governing Documents of the OpCo Acquired Companies.
31.Expenses. Except as otherwise provided in this Agreement, the Real Estate Purchase Agreement or the Ancillary Agreements, and whether or not the transactions contemplated hereby or thereby are consummated, all costs and expenses (including fees, costs and expenses of counsel, accountants and financial advisors, if any) incurred in connection with this Agreement, the Real Estate Purchase Agreement, the Ancillary Agreements, and the transactions contemplated hereby or thereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, Seller and its Affiliates shall be liable for all costs and expenses of the Business or any of the Acquired Companies (including fees, costs and expenses of counsel, accountants and financial advisors, if any) incurred in connection with this Agreement, the Real Estate Purchase Agreement, the Ancillary Agreements, and the transactions contemplated hereby or thereby.
32.Several Liability. Notwithstanding anything contained in this Agreement, the Real Estate Purchase Agreement or in any Ancillary Agreement, any and all agreements, covenants, warranties, representations and obligations of the Purchasers under this Agreement or in any Ancillary Agreement shall be deemed to be the agreements, covenants, warranties, representations and obligations, as applicable, of (a) OpCo Purchaser, on the one hand, and (b)

PropCo Purchaser, on the other hand, which agreements, covenants, warranties, representations and obligations (and, in each case, any Liability relating thereto) shall be several, and not joint.
33.Binding Effect. This Agreement shall not become a binding obligation upon Seller, OpCo Purchaser or PropCo Purchaser unless and until the same has been fully executed by, and delivered to, each party hereto.
34.Interpretation.
a.the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
b.the Exhibits and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement, and any references herein to a particular Section, Article, Exhibit, Annex or Schedule means a Section or Article of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise expressly stated herein;
c.all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings, and any pronoun or pronouns set forth herein will be deemed to cover all genders;
d.a defined term has its defined meaning throughout this Agreement and each Exhibit, Schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;
e.the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
f.the word “or” shall be disjunctive but not exclusive;
g.any reference to (i) any Contract (including this Agreement) or Law are to such Contract or Law, in each case, as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority includes any successor to such Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, includes any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law includes any successor to such section;
h.the words “ordinary course of business” will mean “ordinary course of business consistent with past practice,” unless otherwise specified; provided that any deviations from the ordinary course of business of any Person or any action or conduct by any Person, in each case, relating to COVID-19 Measures shall be deemed not to be a deviation of the “ordinary course of business”;
i.all references to prices, values or monetary amounts refer to United States dollars;
j.unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
k.all references to days mean calendar days unless otherwise provided; and
l.all references to time mean Pacific Standard Time or Pacific Daylight Time, as applicable in Las Vegas, Nevada.
35.OpCo Reorganization Matters.
a.OpCo Asset Companies Formation. Seller shall cause each OpCo Asset Company to be duly formed within twenty (20) Business Days after the date hereof in Nevada pursuant to certificates of formation in the form of Exhibit G and the operating agreements in the form of Exhibit H and shall cause each to be qualified to do business in the State of Nevada.
b.OpCo Reorganization. As promptly as practicable following the satisfaction (or waiver) of the conditions set forth in Section 12 (other than those conditions to be satisfied or waived at, upon or immediately prior to the Closing, but subject to such conditions being capable of being satisfied (or waived), but in any event prior to the Closing Date), Seller shall, and shall cause (i) each of its applicable Affiliates, to contribute, as applicable, the OpCo Acquired Assets owned and/or leased, as applicable, by Seller or such Affiliate thereof, wherever located, whether tangible or intangible, free and clear of all Liens (other than Permitted Liens) to the applicable OpCo Asset Company and (ii) each of the applicable OpCo Asset Companies to assume, pay, honor, perform and discharge when due the applicable OpCo Assumed Liabilities (the “OpCo Reorganization”) pursuant to the OpCo Reorganization Documents. For the avoidance of doubt, (A) no OpCo Reorganization Documents will provide any rights, obligations or Liabilities of Seller or any of its Affiliates (excluding the OpCo Acquired Companies), on the one hand, and any OpCo Acquired Company, on the other hand, that are inconsistent with the terms of this Agreement or, unless expressly contemplated by this Agreement, result in any Liability to OpCo Purchaser or any of its Affiliates (including the OpCo Acquired Companies) following the Closing unless OpCo Purchaser has provided its prior written consent with respect to such steps or actions contemplated by such OpCo Reorganization Documents, (B) OpCo Purchaser shall not assume or in any way be responsible for any OpCo Excluded Liabilities, (C) PropCo Purchaser shall not assume or in any way be responsible for any OpCo Assumed Liabilities or OpCo Excluded Liabilities and (D) Seller shall not in any way be responsible for any OpCo Assumed Liabilities following Closing. Without limiting the foregoing, from and after the date hereof, prior to finalizing, entering into, executing or delivering any OpCo Reorganization Document, Seller shall, or shall cause its applicable Affiliates to, provide such OpCo Reorganization Document to OpCo Purchaser in draft form and give OpCo Purchaser and its Representatives a reasonable opportunity to review and comment on such OpCo Reorganization Document, and Seller shall consider in good faith any such comments of OpCo Purchaser or its Representatives. Subject to the other terms and conditions of this Agreement, each party shall, and shall cause its Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to assist the other parties (and such other party’s Subsidiaries and Affiliates) as applicable, and as reasonably requested, in connection with the performance and completion of the OpCo Reorganization. For purposes of Section 14(a)(ii), Section 14(a)(viii), Section 14(c)(ii), Section 14(c)(iii) and Section 14(d) of this Agreement, so long as the Seller is ready, willing and able (subject to the Closing occurring) to satisfy the condition set forth in Section 12(a)(iv) and effect the OpCo Reorganization and the condition set forth in Section 9(b)(ii) of the Real Estate Purchase Agreement and effect the Reorganization Closing (as defined in the Real Estate Purchase Agreement), Section 12(a)(iv) and Section 9(b)(ii) of the Real Estate Purchase Agreement shall be deemed satisfied for purposes of the determinations required under such sections.
c.OpCo Reorganization Cost. Each of Seller and OpCo Purchaser hereby agrees that the cost of all filings with Gaming Authorities under applicable Gaming Laws and applicable recordation fees necessary to consummate the OpCo Reorganization (which, for the avoidance of doubt, shall not include attorneys’ and other professional fees and expenses) shall be borne fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by OpCo Purchaser, on the other hand.
36.MSG Sphere Lease Matters. Seller hereby agrees that notwithstanding anything contained in the MSG Sphere Lease, without the prior written consent of the Purchasers, Seller shall not, and shall cause its Affiliates (including Sands Arena Landlord LLC and VCR) not to, terminate the MSG Sphere Lease (a) in accordance with Section 19.1 thereof if, after the occurrence of a total Casualty (as defined in the MSG Sphere Lease), MSG Las Vegas, LLC elects not to rebuild, repair or replace damaged improvements, or (b) in accordance with Section 20.2 thereof after a Total Taking (as defined in the MSG Sphere Lease). In addition, Seller shall not, and shall cause its Affiliates (including Sands Arena Landlord LLC and VCR) not to, modify the MSG Sphere Lease or the MSG Cross-Marketing Agreement without the prior written consent of the Purchasers (not to be unreasonably withheld, delayed or conditioned (except that the Purchasers shall not be required to be reasonable with respect to any modification of the term or the rent or other economic terms of the MSG Sphere Lease or the MSG Cross-Marketing Agreement or as otherwise set forth in the Real Estate Purchase Agreement)). Seller shall and shall cause its Affiliates to consult with the Purchasers with respect to any discussions with the lessee relating to modification of the MSG Sphere Lease or the MSG Cross-Marketing Agreement and to facilitate the participation of the Purchasers in any such discussions.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.
SELLER:
Las Vegas Sands Corp., a Nevada Corporation
By:     /s/ Patrick S. Dumont
Name:    Patrick S. Dumont
Title:    President & COO
[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

OPCO PURCHASER:
Pioneer OpCo, LLC, a Delaware limited liability company
By:     /s/ Alex Van Hoek
Name:    Alex Van Hoek
Title:    Vice President, Treasurer and Secretary
[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

PROPCO PURCHASER:
VICI Properties L.P., a Delaware limited partnership
By:     /s/ David A. Kieske
Name:    David A. Kieske
Title:    Treasurer
[Signature Page to Purchase and Sale Agreement]